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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As Filed with the Securities and Exchange Commission on March 13, 2017.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

YEXT, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	20-8059722 (I.R.S. Employer Identification Number)

Yext, Inc.
1 Madison Ave, 5th Floor
New York, NY 10010
(212) 994-3900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Howard Lerman
Chief Executive Officer
Yext, Inc.
1 Madison Ave, 5th Floor
New York, NY 10010
(212) 994-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq.
Robert D. Sanchez, Esq.
Michael C. Labriola, Esq.
Megan J. Baier, Esq.
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
1301 Avenue of the Americas
New York, NY 10019
(212) 999-5800	Ho Shin, Esq. EVP & General Counsel Yext, Inc. 1 Madison Ave, 5th Floor New York, NY 10010 (212) 994-3900	Brent B. Siler, Esq. Brian F. Leaf, Esq. Nicole C. Brookshire, Esq. Cooley LLP 1299 Pennsylvania Avenue, NW Suite 700 Washington, DC 20004 (202) 842-7800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	$100,000,000	$11,590.00

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the aggregate offering price of shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to completion)
Issued                    , 2017

               Shares

COMMON STOCK

Yext, Inc. is offering                   shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price of the common stock will be between $               and $               per share.

We have applied to list our common stock on the New York Stock Exchange under the symbol "YEXT."

We are an "emerging growth company" as defined under the federal securities laws. Investing in our common stock involves risks. See "Risk Factors" beginning on page 13.

PRICE $     A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Yext

Per Share	$	$	$
Total	$	$	$

(1)  See "Underwriting" for a description of compensation payable to the underwriters.

We have granted the underwriters an option to purchase up to an additional              shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on            , 2017.

MORGAN STANLEY	J.P. MORGAN	RBC CAPITAL MARKETS

PACIFIC CREST SECURITIES a division of KeyBanc Capital Markets	PIPER JAFFRAY

                           , 2017

Where to?

WE MAKE SEARCH MORE INTELLIGENT.

Search is no longer about 10 blue links on a page. It is about intelligent answers powered by knowledge. Yext supplies the world with authoritative, precise, and up-to-date knowledge about our customers' people, products, and places so consumers find the right answers.

WE PUT COMPANIES IN CONTROL.

We believe that companies are the authority on their own business information.

We engineered the PowerListings® Network to put companies in direct control of their own details across 100+ third-party maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories, and AI agents.

yext

WE PUT
BUSINESS
ON THE MAP.™

The **Yext Knowledge Engine** lets businesses manage their digital knowledge in the cloud and automatically sync it to over 100 services including Apple Maps, Bing, Cortana, Facebook, Google, Google Maps, Instagram, Siri, and Yelp — all from one platform.

Today, Yext puts nearly 1M business locations and over 16M attributes on the map.

Yext is a trademark of Yext, Inc., registered in the United States and other countries.

yext

        You should rely only on the information contained in this prospectus and in any free writing prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

        Through and including                    , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. Therefore, you should read this entire prospectus carefully, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to purchase shares of our common stock. Unless the context requires otherwise, the words "we," "us," "our" and "Yext" refer to Yext, Inc. and its wholly owned subsidiaries.

 YEXT, INC.

Overview

        Yext is a knowledge engine. Our platform lets businesses manage their digital knowledge in the cloud and sync it to over 100 services, including Apple Maps, Bing, Cortana, Facebook, Google, Google Maps, Instagram, Siri and Yelp. Digital knowledge is the structured information that a business wants to make publicly accessible. For example, in food service, the address, phone number or menu details of a restaurant; in healthcare, the health insurances accepted by a physician or the precise drop-off point of the emergency room at a hospital campus; or in finance, the ATM locations, retail bank holiday hours or insurance agent biographies. We believe a business is the ultimate authority on its own digital knowledge, and it is our mission to put that business in control of it everywhere.

        Intelligent search, which are searches of digital knowledge that combine context and intent, has grown significantly in recent years. In particular, searches that return maps in the results have grown significantly with the proliferation of mobile devices and now make up 30% of all mobile searches. For example, searches for categories, such as "restaurants", "wine", "insurance", "wealth advisor" or "doctor", or for specific brands, such as "Marriott", "McDonald's" or "Home Depot", return maps directly in the search results. The source of the results for each of these searches is not a web page—it is structured data. Businesses and service providers want their information to be accurate, compelling and more prominent than that of their competitors when consumers look for them on search platforms, applications, social media, connected devices and other digital sources. Our solution drives commerce by providing real-time digital knowledge that allows consumers to find the businesses and service providers that are most relevant to them.

        The vast majority of digital knowledge provided by searches currently comes from third-party sources such as data aggregators, governmental agencies and consumers. The net result of this third-party sourcing has been to produce "best guess" data that can often miss or misstate the true digital knowledge about businesses worldwide. We have built our business on the fundamental premise that the best source of accurate and timely digital knowledge about a business is the business itself. We have established direct data integrations between our software and the over 100 members of our PowerListings Network that end consumers around the globe use to discover new businesses, read reviews and find accurate answers to their queries. These integrations include Apple Maps, Bing, Facebook, Google, Google Maps, Instagram, Yelp and many others. Our platform uses our patented Match & Lock process to ensure that our customers' digital knowledge is in sync across our PowerListings Network. Businesses can directly control their own digital knowledge rather than leaving it in the hands of third parties, thereby making our platform the system of record for such vital knowledge.

        We offer our cloud-based digital knowledge platform, the Yext Knowledge Engine, to customers on a subscription basis in several packages. Each package provides varying levels of access to our key Listings, Pages, Reviews and other features. Our Listings feature provides customers with control over their digital presence, including their location and other related attributes published on the most widely used third-party applications. Our Pages feature allows customers to establish landing pages on their own websites and to manage rich and compelling digital content on those sites, including calls to action. Our Reviews

1

feature enables customers to encourage and facilitate reviews from end consumers, thereby increasing the quantity and quality of the reviews available to potential consumers and improving the search relevance for businesses on our PowerListings Network.

        Our customers use our platform to manage their digital knowledge covering over 17 million attributes and nearly one million locations. These customers include leading businesses in a diverse set of industries, such as healthcare and pharmaceuticals, retail, financial services, manufacturing and technology. Our customers include AutoZone, Ben & Jerry's, Best Buy, Citi, Denny's, Farmers Insurance Group, H&R Block, HCA, Infiniti, Marriott, Michael's, McDonald's, Rite Aid, Steward Health Care and many others.

        We believe that the market for digital knowledge management is a large and mostly untapped market. As a subset of digital knowledge, we estimate that there are currently over 100 million potential business locations and points of interest in the world that could benefit from our platform, representing an estimated addressable market, solely with respect to locations, of approximately $10 billion annually for our existing platform in 2016.

        We have experienced rapid growth in recent periods. For our fiscal years ended January 31, 2015 and 2016, our revenues were $60.0 million and $89.7 million, respectively, our net loss was $17.3 million and $26.5 million, respectively, and our non-GAAP net loss1 was $14.4 million and $22.0 million, respectively. For the nine months ended October 31, 2015 and 2016, our revenues were $64.0 million and $88.6 million and our net loss was $18.2 million and $28.6 million, respectively, and our non-GAAP net loss was $15.2 million and $22.3 million, respectively.

Industry Background

        Consumer Discovery Has Changed.    Intelligent search has grown significantly in recent years. Businesses are now able to leverage intelligent search to help individuals discover what they need without having to necessarily visit the business's own website and return digital knowledge, such as location and other related data, for nearly any search.

        Knowledge Is Fundamental.    Businesses spend significant sums on developing their brands and creating product and market awareness. When potential consumers reached through those efforts want to make a purchase, businesses need their digital knowledge to be widely available and correct so that they can be found efficiently. Inaccurate or incomplete information results in lost sales opportunities, negative brand experiences and organizational inefficiencies.

        Intelligent Search Drives Commerce.    According to the U.S. Census Bureau, approximately 92% of U.S. retail sales occurred at physical locations during 2016. When searching for a business, consumers need to know many relevant attributes such as the address, phone number, menu options of a restaurant or operating hours. According to Think with Google, 76% of location searches in the United States in May 2016 resulted in visits to a business within one day of the search and 28% of those searches resulted in a purchase.

        Managing Digital Knowledge Is Challenging.    Many businesses lack the capabilities to effectively control, structure and manage digital knowledge across the digital ecosystem where consumers discover businesses. This lack of management capability is due to several factors:

  •
  Lack of Control of Digital Knowledge.  The vast majority of digital knowledge currently comes from third-party sources such as data aggregators, governmental agencies and consumers. The net result

Non-GAAP net loss is a financial measure not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP-based measure along with a summary of the definition and material limitations of this measure are included under "Selected Consolidated Financial Data—Non-GAAP Net Loss."

    of this third-party sourcing has been to produce "best guess" data that can often miss or misstate the true digital knowledge for businesses worldwide.

  •
  Attributes that Comprise Digital Knowledge Are Expanding.  Businesses need to be able to define their digital knowledge using detailed, category-specific attributes about their business, ranging from name, address and phone number to more detailed items such as whether a hotel accepts pets, a restaurant has a gluten-free menu or a doctor accepts certain insurance plans.

  •
  Digital Knowledge Is Dynamic.  Digital knowledge increasingly includes dynamic attributes that change frequently, such as opening hours, holiday hours, menus and promotions.

  •
  Digital Knowledge Exists in Many Places.  The number of applications that leverage digital knowledge continues to increase, both from the proliferation of vertical search applications and intelligent search using mobile, voice-based and in-app search. Businesses need an efficient way to manage their digital knowledge across a multitude of services, such as Google, Facebook and Yelp.

        Businesses Need to Provide Customers with Relevant and Actionable Information.    When consumers search for businesses, they expect to be able to quickly find all of the relevant information they need about those organizations, such as a description, the nearest store if it is a chain, the actual location on a map, the ability to make an appointment if it is a professional service provider, such as an insurance agent, or the ability to search for a menu item if it is a restaurant.

        Existing Alternatives Are Inadequate.    Traditional methods for managing digital knowledge about location include paper or legacy software-based solutions, such as word processors or spreadsheets. Simply managing and updating the few core search engines, such as Google and Bing, through these traditional methods is already very challenging, and becomes even more so when implementing updates on newer services such as Instagram, Snapchat and Uber.

Our Solution—the Yext Knowledge Engine

        We offer our Yext Knowledge Engine, a cloud-based global platform that enables businesses to control and manage their digital knowledge and make it available through our PowerListings Network of over 100 third-party maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks in a complete, up to date and accurate manner. Our platform serves as the system of record for the vital information used internally to execute operations and distributed externally across the web, mobile listings, search platforms, applications, social media and connected devices that leverage intelligent search. The core of our platform is our global Knowledge Engine, which powers our Listings, Pages and Reviews features. We currently offer subscription packages that include some or all of these and other features based on the edition purchased. The key features of our platform are as follows:

  •
  Our Listings feature allows customers to manage their location-related data across our PowerListings Network on the most widely used maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks from a single source.

  •
  Our Pages feature allows customers to establish landing pages for their business on their own websites, including for individual locations or for individual professional service providers that vary by location, and to manage rich and compelling digital content on those sites, including calls to action.

  •
  Our Reviews feature enables customers to encourage and facilitate reviews from their end consumers, thereby increasing the quantity and quality of the reviews available to potential consumers, the tools to manage their reviews from multiple sources from a single location and the ability to help strengthen their reviews across our PowerListings Network.

Key Benefits of Our Platform

        Our global Knowledge Engine provides the following benefits depending on a customer's subscription level and enabled solutions and features:

  •
  Control over Digital Knowledge.  Our platform is the system of record that enables our customers to control their digital knowledge and be the single source of truth for their information everywhere. Our customers quickly gain control of their digital knowledge, such as their location data, listings and related attributes, resulting in the elimination of inaccurate and duplicate data and the ability to seamlessly and simultaneously update data across our PowerListings Network.

  •
  Flexibility for Optimized Management of Digital Knowledge Attributes.  Our technology enables businesses to develop structured digital knowledge using standardized best practices that suit their business needs and is optimized for search and discovery. Our solution gives businesses the ability to organize, edit and update digital knowledge based on numerous standard attribute fields, such as address or operating hours, and increase the depth of their digital knowledge using our extensible custom fields, such as menu options or accepted insurance plans.

  •
  Direct Integrations with the Most Relevant Services.  Our platform, coupled with our PowerListings Network of over 100 maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks, provides our customers with the ability to update their digital knowledge and content across this network with a single click.

  •
  Ability to Create Compelling Local Pages for Consumers.  Our Pages feature enables businesses to create a compelling online consumer experience utilizing rich content that accurately represents their brands and establishes a consumer call to action. With Pages, our platform automatically creates and publishes individual pages that a business can manage, such as separate pages for each store, insurance agent or doctor's office. Our content customization technology allows customers to publish information that is easily crawled by search engines, rich in content and optimized for any device. Customer pages built with our Pages feature can also include calls to action, which allow customers to embed applications that permit end consumers to book an appointment with a financial advisor or order a meal. Our software allows those calls to action to be integrated with existing enterprise systems used by the business.

  •
  Ability to Drive More Reviews and Increase Consumer Engagement.  Our Reviews feature helps our customers gather additional genuine consumer reviews, which typically raises their published overall consumer satisfaction score by encouraging satisfied consumers who may not otherwise write reviews to do so. This increased review activity helps improve our customers' prominence in intelligent search results on providers in our PowerListings Network and can help drive incremental sales.

  •
  Analytics.  Our platform's advanced analytics informs businesses as to their digital public presence.

  •
  Global Reach and Local Expertise.  Our platform integrates with both global and country-specific search engines and applications, accepts international address and phone number data, and allows local employees to contribute individual expertise, providing a consumer experience that respects local languages, address formats and customs.

Our Competitive Strengths

        We believe our competitive strengths include:

  •
  Leading Technology Platform.  Our solution was built from the ground up as a cloud application. As a result, our total cost of ownership for a customer is low, our deployment times are short, and we can easily deploy the latest updates and upgrades to all of our customers via our cloud-based platform.

    Our platform currently supports over 17 million digital knowledge attributes such as address, business hours, menus and professional credentials.

  •
  Extensive PowerListings Network.  We have deep technology integrations with over 100 maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks, such as Apple Maps, Bing, Facebook, Google, Google Maps, Instagram and Yelp. We have established strong, long-term relationships with many of our PowerListings Network services. Direct integrations and custom application program interfaces, or APIs, between our Knowledge Engine and our PowerListings Network services position us to deliver control and value to our customers.

  •
  Authoritative and Growing Data Set.  We provide integrated application providers and their end consumers with digital knowledge on over 17 million attributes and nearly one million locations as of January 31, 2017. Many of these attributes change frequently, such as holiday hours or menus, and our platform allows our customers to ensure that their digital knowledge data is maintained accurately and is complete. This high-quality data set is valuable to apps that want to provide their users with accurate and complete information.

  •
  Focus on Product Innovation.  We have a history of adding innovative new features to our platform. For example, we initially created Listings in 2011, Pages in 2014 and Reviews in 2016. We also have expanded our platform to work with new application types as they have emerged, such as Snapchat and Uber.

  •
  Global Footprint.  We have integrated with global search engines and map providers such as TomTom, thereby allowing our customers to control their digital knowledge data worldwide and make it available to consumers around the globe. Our platform enables our customers to publish digital knowledge in over 160 countries and in over 90 languages and dialects. For example, an individual searching for a restaurant in Quebec would be provided with results in French as well as in English. Our platform is also able to distinguish between differing address formats across countries.

  •
  Strong Brand and Thought Leadership.  We believe we are a recognized brand and thought leader in the field of digital knowledge management.

Growth Strategy

        The key elements of our strategy include:

  •
  Grow Our Customer Base.  We believe that there is a substantial opportunity to continue to increase the size of our customer base across a broad range of industries and companies and to include more professional service providers, such as individual doctors, insurance agents and financial services professionals, in addition to businesses. We also plan to continue to invest in our direct sales force to grow our customer base, both domestically and internationally.

  •
  Continue to Enter Attractive Industry Verticals.  We have addressed specific industry segments, such as financial services and healthcare, and plan to continue this go-to-market strategy.

  •
  Expand Existing Customer Relationships.  We plan to expand our relationships with existing customers. For example, some businesses may initially purchase our solution only for their stores in a particular country. We also plan to up-sell additional features such as Pages and Reviews to existing customers, who generally start with our entry-level Listings feature.

  •
  Expand Internationally.  We believe that we have a significant opportunity to expand the use of our software outside the United States. We derived more than 6% of our revenues from non-U.S. sales in the nine months ended October 31, 2016, and we believe there are substantial opportunities to increase sales to customers outside of the United States as well as to help our existing U.S.-based customers manage data for more of their international business. We have an established presence in the United Kingdom and we intend to further expand our footprint in Europe and other regions.

  •
  Develop and Market New Products and Features.  We are committed to developing and marketing innovative capabilities for our customers to meet their digital knowledge management needs. We will continue to invest in platform and features development to help our customers better manage their digital knowledge.

  •
  Extend the PowerListings Network.  We plan to continue to expand our PowerListings Network. We are increasing our focus on adding more industry vertical-specific and international services to our PowerListings Network as well as including new services that may become more commonly used in the future.

  •
  Expand Our Developer Platform.  We have recently opened up our Knowledge Engine to developers with the introduction of our Yext/Developer platform. Yext/Developer offers our customers the ability to integrate into other systems to give our customers programmatic control of their organization's digital knowledge. We believe that the introduction of our Yext/Developer platform will further expand the ways that our Knowledge Engine can be utilized and increase customer retention.

Risks Related to Our Business

        Investing in our common stock involves risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. These risks are discussed more fully in the section entitled "Risk Factors" immediately following this prospectus summary. These risks and uncertainties include, but are not limited to, the following:

  •
  we have a history of losses and may not achieve profitability in the future;

  •
  we have a limited operating history as a digital knowledge software company, which makes it difficult to predict our future operating results;

  •
  we have recently experienced rapid growth and significant changes to our organization and structure and may not be able to effectively manage such growth;

  •
  failure to adequately expand our sales force will impede our growth;

  •
  we are in the process of expanding our international operations, which exposes us to significant risks;

  •
  our growth depends in part on the success of our strategic relationships with existing and prospective PowerListings Network application providers;

  •
  we do not have a long history with our subscription or pricing models and changes could adversely affect our operating results;

  •
  our success depends on a fragmented internet environment for finding information about physical business locations;

  •
  our platform faces intense competition in the marketplace;

  •
  business and professional service providers may not widely adopt our platform to manage the important aspects of their digital knowledge, which would limit our ability to grow our business; and

  •
  because we recognize revenue from subscriptions for our platform over the term of the subscription, downturns or upturns in new business may not be immediately reflected in our operating results.

Ownership of Capital Stock

        Upon the completion of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock, together with their respective affiliates, will beneficially own, in the

aggregate, approximately            shares of our common stock, or approximately        % of our outstanding common stock, assuming no exercise of the underwriters' option to purchase additional shares of our common stock in this offering.

Company Information

        We were incorporated in 2006 as a Delaware corporation. Our headquarters are located at 1 Madison Avenue, 5th Floor, New York, NY 10010 and our telephone number is (212) 994-3900. You can access our website at www.yext.com. The information contained on, or that can be accessed through, our website is not part of this prospectus or the registration statement of which it forms a part and is not incorporated by reference in this prospectus or the registration statement of which it forms a part.

        "Yext" and "PowerListings" as well as the Yext logo are registered trademarks in the United States and, in some cases, in certain other countries. Our other unregistered trademarks and service marks in the United States include, but are not limited to, "LocationWorld" and "We put business on the map." This prospectus also contains trademarks of other persons and entities.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure and other requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

  •
  an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting;

  •
  an exemption from implementation of new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

  •
  reduced disclosure obligations regarding executive compensation; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions.

        We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies, which may make comparison of our financials to those of other public companies more difficult. Additionally, because we have taken advantage of certain reduced reporting requirements, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

THE OFFERING

Common stock offered by us	shares
Common stock outstanding after this offering	shares
Over-allotment option	shares
Use of proceeds

We estimate that the net proceeds from our sale of shares of common stock in this offering will be approximately $      million (or approximately $      million if the underwriters exercise their over-allotment option in full), based upon an assumed initial public offering price of $      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes. We may also use a portion of our net proceeds to fund potential acquisitions of, or investments in, technologies or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or make any such investments. See "Use of Proceeds."

New York Stock Exchange symbol	"YEXT"
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

        The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding as of October 31, 2016. This number excludes:

  •
  24,187,836 shares of common stock issuable upon exercise of options that were outstanding as of October 31, 2016 at a weighted-average exercise price of $3.75 per share;

  •
  270,000 shares of common stock issuable upon the vesting and settlement of restricted stock units that were outstanding as of October 31, 2016;

  •
  195,937 shares of common stock issuable upon exercise of warrants that were outstanding as of October 31, 2016 at a weighted-average exercise price of $1.65 per share;

  •
  1,289,817 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan;

  •
  10,000,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, which became effective in December 2016, plus any shares returned to our 2008 Equity Incentive Plan as the result of expiration or termination of options or other awards; and

  •
              shares of common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan.

        We refer to our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock herein as our "convertible preferred stock." Except as otherwise indicated, all information in this prospectus assumes:

  •
  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 43,594,753 shares of common stock, which will occur automatically upon the closing of this offering;

  •
  the automatic conversion of outstanding warrants exercisable for shares of our convertible preferred stock into warrants exercisable for 110,937 shares of our common stock upon the closing of this offering;

  •
  the effectiveness of our amended and restated certificate of incorporation, which we will file immediately prior to the closing of this offering;

  •
  no exercise of outstanding options and warrants and no settlement of outstanding restricted stock units; and

  •
  no exercise of the underwriters' over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

        In the following tables, we provide our summary consolidated financial data. You should read the summary historical financial data set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our fiscal year ends on January 31. References to fiscal year 2016, for example, refer to the fiscal year ended January 31, 2016.

        The historical financial data for the fiscal years ended January 31, 2015 and 2016 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended October 31, 2015 and 2016, and the consolidated balance sheet data as of October 31, 2016, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements.

        Our historical results are not necessarily indicative of our future results, and the results of operations for the nine months ended October 31, 2016 are not necessarily indicative of the results to be expected for the full fiscal year ending January 31, 2017 or any other period. The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal year ended January 31,			Nine months ended October 31,
	2015	2016		2015	2016
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues	$60,002		$89,724	$64,040		$88,590
Cost of revenues(1)	24,832		31,033	22,172		27,226

Gross profit	35,170		58,691	41,868		61,364
Operating expenses:
Sales and marketing(1)	31,588		49,822	35,375		55,368
Research and development(1)	11,945		16,201	11,633		14,208
General and administrative(1)	8,988		18,806	12,748		20,222

Total operating expenses	52,521		84,829	59,756		89,798

Loss from operations	(17,351)		(26,138)	(17,888)		(28,434)
Other income (expense), net	78		(412)	(390)		(139)

Loss from operations before income taxes	(17,273)		(26,550)	(18,278)		(28,573)
Benefit from (provision for) income taxes	—		55	46		(4)

Net loss	$(17,273)		$(26,495)	$(18,232)		$(28,577)

Net loss per share attributable to common stockholders, basic and diluted(2)	$(0.61)		$(0.89)	$(0.62)		$(0.92)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted(2)	28,519,917		29,917,814	29,645,377		31,031,276

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(2)		$			$

Weighted-average number of shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(2)

(1)
Includes stock-based compensation expense as follows:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
	(in thousands)
Cost of revenues	$399	$533	$388	$454
Sales and marketing	920	1,559	1,013	2,710
Research and development	1,104	1,300	920	1,397
General and administrative	480	1,115	760	1,755

Total stock-based compensation	$2,903	$4,507	$3,081	$6,316

(2)
See Note 11, "Net Loss Per Share Attributable to Common Stockholders," to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per common share attributable to common stockholders.

        The following table presents our consolidated balance sheet data as of October 31, 2016:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to (i) the conversion of all then outstanding shares of our convertible preferred stock into an aggregate of 43,594,753 shares of our common stock, which will occur automatically upon the closing of this offering; and (ii) the automatic conversion of outstanding warrants exercisable for shares of our convertible preferred stock into warrants exercisable for 110,937 shares of our common stock immediately prior to the completion of this offering and the reclassification of the related warrant liability to additional paid-in-capital; and

  •
  on a pro forma as adjusted basis to give further effect to the receipt by us of the net proceeds from the sale of                shares of common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of October 31, 2016
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$20,728
Total current assets	45,211
Total assets	66,900
Total liabilities	63,491
Convertible preferred stock	120,615
Total stockholders' (deficit) equity	(117,206)

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease pro forma as adjusted cash and cash equivalents, total current assets, total assets and total stockholders' equity by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease pro forma as adjusted cash and cash equivalents, total current assets, total assets and total stockholders' equity by $             million, assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

        The pro forma as adjusted balance sheet data is presented for informational purposes only and does not purport to represent what our consolidated financial position actually would have been had the transactions reflected occurred on the date indicated or to project our financial condition as of any future date.

Non-GAAP Net Loss

        In addition to our financial results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe that non-GAAP net loss is useful in evaluating our operating performance. Non-GAAP net loss is a financial measure not calculated in accordance with GAAP. We define non-GAAP net loss as our GAAP net loss as adjusted to exclude the effects of stock-based compensation expenses. We regularly review non-GAAP net loss as we evaluate our business.

        A reconciliation of this non-GAAP measure to the most directly comparable GAAP-based measure, along with a summary of the material limitations of this measure, are included under "Selected Consolidated Financial Data—Non-GAAP Net Loss".

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
	(in thousands)
Non-GAAP net loss	$(14,370)	$(21,988)	$(15,151)	$(22,261)

RISK FACTORS

        An investment in our common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock. The occurrence of any of the following risks could materially adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment.

Risks Related to Our Business and Industry

         We have a history of losses and may not achieve profitability in the future.

        We generated a net loss of $17.3 million and $26.5 million in fiscal year 2015 and 2016, respectively. As of October 31, 2016, we had an accumulated deficit of $152.3 million, reflecting our losses recognized historically on a GAAP basis. We will need to generate and sustain increased revenue levels in future periods to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability. As a result, we may continue to experience operating losses for the indefinite future. Further, we expect our operating expenses to increase over the next several years as we hire additional personnel, expand our distribution channels, develop our technology and new features and face increased compliance costs associated with growth and entry into new markets and geographies and operations as a public company. If our revenue does not increase to offset these and other potential increases in operating expenses, we may not be profitable in future periods. If we are unable to achieve and sustain profitability, the market price of our common stock may significantly decrease.

         We have a limited operating history as a digital knowledge software company, which makes it difficult to predict our future operating results.

        We were incorporated in 2006 and originally operated as an advertising services company. Our business has evolved several times since then. For example, we sold our advertising business to IAC/InterActiveCorp in 2012 to focus our operations on becoming a leading digital knowledge software company. Many of the most popular features of our platform have only been launched in the past few years. Our Listings feature was launched in 2011, our Pages feature was launched in 2014, and our Reviews feature was launched in 2016.

        As a result of our limited operating history and recent changes to our platform and our sales model, our ability to forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for and model our future growth. The dynamic nature of our business and our industry may make it difficult to evaluate our current business and future prospects, and as a result our historical performance should not be considered indicative of our future performance. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described in this prospectus. If our assumptions regarding these risks and uncertainties are incorrect or change due to changes in our industry, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

         We have recently experienced rapid growth and significant changes to our organization and structure and may not be able to effectively manage such growth.

        Our headcount and operations have grown substantially in recent years. We increased the number of our full-time employees from over 450 as of January 31, 2016 to over 630 as of January 31, 2017 and have hired several members of our senior management team in recent years.

        We believe that our corporate culture has been a critical component of our success. We have invested substantial time and resources in building our team and nurturing our culture. As we expand our business and operate as a public company, we may find it difficult to maintain our corporate culture while managing our personnel growth. Any failure to manage our anticipated growth and organizational changes in a manner that preserves the key aspects of our culture could hurt our chance for future success, including our ability to recruit and retain personnel, and effectively focus on and pursue our corporate objectives.

        In addition, to manage the expected growth of our headcount and operations, we will need to continue to improve our information technology infrastructure and our operational, financial and management systems and procedures. We have implemented many of these systems and procedures only recently, and they may not work as we expect or at all. Our anticipated additional headcount and capital investments will increase our costs, which will make it more difficult for us to address any future revenue shortfalls by reducing expenses in the short term.

        Finally, in order to successfully manage our rapid growth, our organizational structure has become more complex. We have added personnel and may need to continue to scale and adapt our operational, financial and management controls, as well as our reporting systems and procedures. The expansion of our systems and infrastructure may require us to commit additional financial, operational and management resources before our revenue increases and without any assurances that our revenue will increase. If we fail to successfully manage our growth, we likely will be unable to successfully execute our business strategy, which could have a negative impact on our business, operating results and financial condition.

         Failure to adequately expand our sales force will impede our growth.

        Our revenue growth is substantially reliant on our sales force. Our sales process is relationship-driven, which requires a significant sales force. While we plan to continue to expand our direct sales force, both domestically and internationally, we have historically had difficulty recruiting a sufficient number of sales personnel. If we are unable to adequately scale our sales force, we will not be able to reach our market potential and execute our business plan.

        Identifying and recruiting qualified sales personnel and training them on our products requires significant time, expense and attention. Our financial results will suffer if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenue. In particular, if we are unable to hire, develop and retain talented sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the expected benefits of this investment or increase our revenue.

         We are in the process of expanding our international operations, which exposes us to significant risks.

        In 2014, we opened our first office outside the United States, and we intend to continue to expand our operations abroad. Our revenues from non-U.S. operations has grown from an immaterial amount of our total revenues in fiscal year 2015 to more than 6% of our total revenues in the nine months ended October 31, 2016. Our international expansion has created and will create significant challenges for our management, administrative, operational and financial infrastructure. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we already face in the United States. Because of our limited experience with international operations and developing and managing sales in international markets, our international expansion efforts may not be successful.

        Some of the specific risks we will face in conducting business internationally that could adversely affect our business include:

  •
  the difficulty of recruiting and managing international operations and the increased operations, travel, infrastructure and legal compliance costs associated with numerous international locations;

  •
  our ability to effectively price our multi-tiered subscriptions in competitive international markets;

  •
  our ability to identify and manage sales partners;

  •
  new and different sources of competition in each country or region;

  •
  potentially greater difficulty collecting accounts receivable and longer payment cycles;

  •
  the need to adapt and localize our products for specific countries, including differences in the location attributes and formats used in each country;

  •
  the need to offer customer support in various languages;

  •
  difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

  •
  expanded demands on, and distraction of, senior management;

  •
  difficulties with differing technical and environmental standards, data privacy and telecommunications regulations and certification requirements outside the United States;

  •
  varying levels of internet technology adoption and infrastructure;

  •
  tariffs and other non-tariff barriers, such as quotas and local content rules;

  •
  more limited protection for intellectual property rights in some countries;

  •
  adverse tax consequences;

  •
  fluctuations in currency exchange rates, which could increase the price of our products outside of the United States, increase the expenses of our international operations and expose us to foreign currency exchange rate risk;

  •
  currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;

  •
  restrictions on the transfer of funds;

  •
  deterioration of political relations between the United States and other countries; and

  •
  political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

        Also, our network service provider fees outside of the United States are generally higher than domestic rates, and our gross margin may be affected and fluctuate as we expand our operations and customer base worldwide.

        Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our overall business, operating results and financial condition.

        Some of our resellers and PowerListings Network application providers also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if these resellers and application providers are not able to successfully manage these risks.

         Our growth depends in part on the success of our strategic relationships with existing and prospective PowerListings Network application providers.

        We have established strategic relationships with over 100 third-party application providers, including Apple Maps, Bing, Facebook, Google, Google Maps, Instagram, Yelp and many others, which comprise our PowerListings Network. These application providers provide us with direct access to update content on their websites and applications. This direct access enables us to control our customers' business listings on the PowerListings Network application providers' websites and applications and to push real-time or nearly real-time updates to those business listings. If we were to lose access to these applications, either in whole or in part, our PowerListings Network would not be as efficient, accurate or competitive.

        In order to grow our business, we anticipate that we will need to continue to maintain and potentially expand these relationships. We may be unsuccessful in renegotiating our agreements with these third-party application providers or third-party application providers may insist on fees to access their applications. Additionally, our contracts with these third-party application providers are generally cancellable upon 30 days' notice. We believe we will also need to establish new relationships with third-party application providers, including third-party application providers in new geographic markets that we enter, and third-party application providers that may emerge in the future as leading sources of digital knowledge for end consumers. Identifying potential third-party application providers, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be more effective than us in providing incentives to application providers to favor their products or services or to prevent or reduce subscriptions to our products. In addition, the acquisition of a competitor by one of our third-party application providers could result in the termination of our relationship with that third-party application provider, which, in turn, could lead to decreased customer subscriptions. If we are unsuccessful in establishing or maintaining our relationships with third-party application providers, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results could suffer.

         We do not have a long history with our subscription or pricing models and changes could adversely affect our operating results.

        We have limited experience with respect to determining the optimal prices and contract length for our platform. As the markets for our features grow, as new competitors introduce new products or services that compete with ours or reduce their prices, or as we enter into new international markets, we may be unable to attract new customers or retain existing customers at the same price or continue to migrate customers to our multi-tiered subscription model. Moreover, large customers, which have historically been the focus of our direct sales efforts, may demand greater price discounts.

        As we expand internationally, we also must determine the appropriate price to enable us to compete effectively internationally. In addition, if the mix of features we sell changes, then we may need to, or choose to, revise our pricing. As a result, in the future we may be required to reduce our prices or offer shorter contract durations, which could adversely affect our revenue, gross margin, profitability, financial condition and cash flow.

         Our success depends on a fragmented internet environment for finding digital knowledge, particularly information about physical business locations.

        We believe that our Knowledge Engine offers value to our customers in part because of the difficulty for a customer to update digital knowledge, particularly about its physical business locations and other attributes across many websites and apps, many of which are owned or controlled by different entities and receive information from a variety of sources. Industry consolidation or technological advancements could result in a small number of websites or applications emerging as the predominant sources of digital knowledge, including information about physical business locations, thereby creating a less fragmented internet environment for purposes of end consumer searches about physical business locations or digital knowledge generally. Additionally, we may enter new geographies with less fragmented internet environments. If most end consumers relied on a few websites or applications for this information, or if reliably accurate information across the most used websites and applications were generated from a single source, the need for digital business listing synchronization and our platform could decline significantly. In particular, if larger providers of internet services were able to consolidate or control key websites and apps from which end consumers seek digital knowledge, including regarding physical locations, our platform may become less necessary or attractive to our customers, and our revenue would suffer accordingly.

         Our platform faces competition in the marketplace. If we are unable to compete effectively, our operating results could be adversely affected.

        The market for our features is competitive, rapidly evolving and fragmented, and is subject to changing technology and shifting customer needs. Many vendors develop and market products and services that compete to varying extents with our features, and we expect competition in our market to intensify. Moreover, industry consolidation may increase competition. Additionally, new entrants, specifically application providers, that enter our industry through acquisitions or otherwise, would increase competition in our industry significantly.

        We currently face many competitors with a variety of product offerings. These companies have developed, or are developing, products that currently, or in the future are likely to, compete with some or all of our features. Also, a number of potential new competitors may have longer operating histories, greater name recognition, more established customer bases or significantly greater financial, technical, marketing and other resources than we do. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. We could lose customers if our competitors introduce new competitive products, add new features to existing competitive products, acquire competitive products, reduce prices, form strategic alliances with other companies or are acquired by third parties with greater available resources. If our competitors' products, services or technologies become more accepted than our features, if they are successful in bringing their products or services to market earlier than we bring our features to market, or if their products or services are more technologically capable than our features, then our revenue growth could be adversely affected. In addition, some of our competitors offer their products and services at a lower price. If we are unable to achieve our target pricing levels, our margins and operating results could be negatively affected.

         Business and professional service providers may not widely adopt our platform to manage the important aspects of their digital knowledge, which would limit our ability to grow our business.

        Our ability to grow our business and increase revenue depends on our success in educating businesses and professional service providers about the potential benefits of our cloud-based platform. Cloud applications for organizing and managing digital knowledge, particularly for location and location-related data, have not previously been widely adopted. Concerns about cost, security, reliability and other issues may cause businesses and professional service providers not to adopt our platform. Moreover, businesses and professional service providers who have already invested substantial resources in other digital knowledge and location data management systems or methods may be reluctant to adopt a new approach like ours to supplement or replace existing systems or methods. If businesses and professional service providers do not widely adopt software such as ours, our ability to grow our business will be limited.

         Because we recognize revenue from subscriptions for our platform over the term of the subscription, downturns or upturns in new business may not be immediately reflected in our operating results.

        We generally recognize revenue from customers ratably over the terms of their agreements, which are typically one year in length but may be up to three years or longer in length. As a result, most of the revenue we report in each quarter is the result of subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter may not be reflected in our revenue results for that quarter. Any such decline, however, will negatively affect our revenue in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our products, and potential changes in our attrition rate, may not be fully reflected in our results of operations until future periods. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

         If customers do not renew their subscriptions for our platform or reduce their subscriptions at the time of renewal, our revenue will decline and our business will suffer.

        Our customers have no obligation to renew their subscriptions for our platform after the expiration of their subscription periods. In the normal course of business, some customers have elected not to renew their subscriptions with us. However, because our recent growth has resulted in the rapid expansion of our business and we have changed our subscription model in recent years, we do not have a long history upon which to base forecasts of renewal rates with customers or future operating revenue. Our customers may seek to renew their subscriptions for fewer features, at renegotiated rates, or for shorter contract lengths, all of which could reduce the amount of the subscription. Our renewal rates may decline or fluctuate as a result of a number of factors, including limited customer resources, pricing changes, customer satisfaction with our platform, the acquisition of our customers by other companies and deteriorating general economic conditions. If our customers do not renew their subscriptions for our platform or decrease the amounts they spend with us, our revenue will decline and our business will suffer. If our renewal rates fall significantly below the expectations of the public market, equity research analysts or investors, the price of our common stock could also be harmed.

         If we are unable to attract new customers, our revenue growth could be slower than we expect and our business may be harmed.

        To increase our revenue, we must add new customers. If competitors introduce lower cost or differentiated products or services that are perceived to compete with our features, our ability to sell our features based on factors such as pricing, technology and functionality could be impaired. As a result, we may be unable to attract new customers at rates or on terms that would be favorable or comparable to prior periods, which could negatively affect the growth of our revenue.

         If we fail to integrate our platform with a variety of third-party technologies, our platform may become less marketable and less competitive or obsolete and our operating results would be harmed.

        Our platform must integrate with a variety of third-party technologies, and we need to continuously modify and enhance our platform to adapt to changes in cloud-enabled hardware, software, networking, mobile, browser and database technologies. Any failure of our platform to operate effectively with future technologies could reduce the demand for our platform, resulting in customer dissatisfaction and harm to our business. If we are unable to respond to these changes in a cost-effective manner, our platform may become less marketable and less competitive or obsolete and our operating results may be negatively affected. In addition, an increasing number of customers are utilizing mobile devices to access the internet and conduct business. If we cannot continue to effectively make our platform available on these mobile devices and offer the information, services and functionality required by enterprises that widely use mobile devices, we may experience difficulty attracting and retaining customers.

         If we are unable to successfully develop and market new features, make enhancements to our existing features, or expand our offerings into new market segments, our business, results of operations and competitive position may suffer.

        The software industry is subject to rapid technological change, evolving standards and practices, as well as changing customer needs, requirements and preferences. Our ability to attract new customers and increase revenue from existing customers depends, in part, on our ability to enhance and improve our existing features, increase adoption and usage of our platform and introduce new features. We expend significant resources on research and development to enhance our platform and to incorporate additional features, improve functionality or add other enhancements in order to meet our customers' rapidly evolving demands. The success of any enhancements or new features depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels and overall market acceptance. We may not be successful in these efforts, which could result in significant expenditures that could impact our revenue or distract management's attention from current offerings.

        Increased emphasis on the sale of new features could distract us from sales of our core platform, negatively affecting our overall sales. We have invested and expect to continue to invest in new businesses, products, features, services, and technologies. Such endeavors may involve significant risks and uncertainties, including insufficient revenue from such investments to offset any new liabilities assumed and expenses associated with these new investments, inadequate return of capital on our investments, distraction of management from current operations, and unidentified issues not discovered in our due diligence of such strategies and offerings that could cause us to fail to realize the anticipated benefits of such investments and incur unanticipated liabilities. Because these new strategies and offerings are inherently risky, no assurance can be given that they will be successful.

        Even if we are successful in these endeavors, diversifying our platform offerings will bring us more directly into competition with other providers that may be better established or have greater resources than we have. Our new features or enhancements could fail to attain sufficient market acceptance for many reasons, including:

  •
  delays in introducing new, enhanced or modified features;

  •
  failure to accurately predict market demand or end consumer preferences;

  •
  defects, errors or failures in any of our features or our platform;

  •
  introduction of competing product performance or effectiveness;

  •
  poor business conditions for our customers or poor general macroeconomic conditions;

  •
  changes in the legal or regulatory requirements, or increased legal or regulatory scrutiny, adversely affecting our platform;

  •
  failure of our brand promotion activities or negative publicity about the performance or effectiveness of our existing features; and

  •
  disruptions or delays in the availability and delivery of our platform.

        There is no assurance that we will successfully identify new opportunities or develop and bring new features to market on a timely basis, or that products and technologies developed by others will not render our platform obsolete or noncompetitive, any of which could materially and adversely affect our business and operating results and compromise our ability to generate revenues. If our new features or enhancements do not achieve adequate acceptance in the market, or if our new features do not result in increased sales or subscriptions, our brand and competitive position will be impaired, our anticipated revenue growth may not be achieved and the negative impact on our operating results may be particularly acute because of the upfront technology and development, marketing, advertising and other expenses we may incur in connection with the new feature or enhancement.

         If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements, our platform may become less competitive.

        Our future success depends on our ability to adapt and innovate our platform. To attract new customers and increase revenue from existing customers, we need to continue to enhance and improve our offerings to meet customer needs at prices that our customers are willing to pay. Such efforts will require adding new functionality and responding to technological advancements, which will increase our research and development costs. If we are unable to develop new features that address our customers' needs, or to enhance and improve our platform in a timely manner, we may not be able to maintain or increase market acceptance of our platform. Our ability to grow is also subject to the risk of future disruptive technologies. Access and use of our platform is provided via the cloud, which, itself, was disruptive to the previous enterprise software model. If new technologies emerge that are able to deliver software and related applications at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely affect our ability to compete.

         If customers do not expand their use of our platform beyond their current subscriptions, our ability to grow our business and operating results may be adversely affected.

        Most of our customers currently subscribe to packages that do not include all of our features. Our ability to grow our business depends in part on our ability to encourage current and future customers to subscribe to our higher priced packages with more extensive features. If we fail to achieve market acceptance of new features, or if a competitor establishes a more widely adopted platform, our revenue and operating results will be harmed.

         Because our platform is sold to enterprises that often have complex operating environments, we may encounter long and unpredictable sales cycles, which could adversely affect our operating results in a given period.

        Our ability to increase revenue and achieve profitability depends, in large part, on widespread acceptance of our platform by enterprises. As we target our sales efforts at these customers, we face greater costs, longer sales cycles and less predictability in completing some of our sales. As a result of the variability and length of the sales cycle, we have only a limited ability to forecast the timing of sales. A delay in or failure to complete sales could harm our business and financial results, and could cause our financial results to vary significantly from period to period. Our sales cycle varies widely, reflecting differences in potential customers' decision-making processes, procurement requirements and budget cycles, and is subject to significant risks over which we have little or no control, including:

  •
  customers' budgetary constraints and priorities;

  •
  the timing of customers' budget cycles;

  •
  the need by some customers for lengthy evaluations prior to purchasing products; and

  •
  the length and timing of customers' approval processes.

        Our typical direct sales cycles for more substantial enterprise customers can often be long, and we expect that this lengthy sales cycle may continue or could even increase. Longer sales cycles could cause our operating results and financial condition to suffer in a given period. If we cannot adequately scale our direct sales force, we will experience further delays in signing new customers, which could slow our revenue growth.

         A portion of our revenue is dependent on a few customers.

        In fiscal year 2016, our top five customers, which included third-party resellers, accounted for approximately 22% of our revenues. We anticipate that sales of our platform to a relatively small number of customers will continue to account for a significant portion of our revenue in future periods. If we were to lose any of our significant customers, our revenue could decline and our business and results of operations could be materially and adversely affected. These negative effects could be exacerbated by customer consolidation, changes in technologies or solutions used by customers, changes in demand for our features, selection of suppliers other than us, customer bankruptcies or customer departures from their respective industries, pricing competition or deviation from marketing and sales methods away from physical location retailing, any one of which may result in even fewer customers accounting for a high percentage of our revenue and reduced demand from any single significant customer.

        In addition, some of our customers have used, and may in the future use, the size and relative importance of their purchases to our business to require that we enter into agreements with more favorable terms than we would otherwise agree to, to obtain price concessions, or to otherwise restrict our business.

         A significant portion of our revenue is dependent on third-party resellers, the efforts of which we do not control.

        We are dependent on the efforts of third parties who resell our packages for a significant portion of our revenue. We currently work with more than 3,500 resellers. In fiscal years 2015 and 2016, one reseller, Dex Media, accounted for 12% and 10% of our revenues, respectively. We do not control the efforts of these resellers. If they fail to market or sell our platform successfully, merge or consolidate with other businesses, declare bankruptcy or depart from their respective industries, our business could be harmed. Also, we may expend significant resources managing these reseller relationships. Further, in some international markets, we grant resellers the exclusive right to sell our features. If resellers to whom we have granted exclusive rights fail to successfully market and sell our platform in their assigned territories, then we may be unable to adequately address sales opportunities in that territory. If we are unable to maintain or replace our contractual relationships with resellers, efficiently manage our relationships with them or establish new contractual relationships with other third parties, we may fail to retain subscribers or acquire potential new subscribers and may experience delays and increased costs in adding or replacing subscribers that were lost, any of which could materially affect our business, operating results and financial condition.

         Our revenue growth rate in recent periods may not be indicative of our future performance.

        We experienced revenue growth rates of 50% from fiscal year 2015 to fiscal year 2016 and 38% from the nine months ended October 31, 2015 to the nine months ended October 31, 2016. Our historical revenue growth rates are not indicative of future growth, and we may not achieve similar revenue growth rates in future periods. You should not rely on our revenue for any prior quarterly or annual periods as an indication of our future revenue or revenue growth. Our operating results may vary as a result of a number of factors, including our ability to execute on our business strategy and compete effectively for customers and business partners and other factors that are outside of our control. If we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it could be difficult to achieve or maintain profitability.

         A security breach, network attack or information security incident could delay or interrupt service to our customers, result in the unauthorized access to, or use, modification or publishing of customer content or other information, harm our reputation or subject us to significant liability.

        We are vulnerable to computer viruses, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our computer systems. Any such attack, or any information security incident from any other source affecting us or our services providers, including through employee error or misconduct, could lead to interruptions, delays, website or application shutdowns, loss of data or unauthorized access to, or use or acquisition of, personal information, confidential information or other data that we or our services providers process or maintain.

        For example, in December 2015, we suffered a denial-of-service attack, which resulted in the inability for some of our customers to access our platform for several hours. If we experience additional compromises to our security that result in performance or availability problems, the complete shutdown of our platform or the loss of, or unauthorized access to, personal information or other types of confidential information, our customers or application providers may assert claims against us for credits, refunds or other damages, and may lose trust and confidence in our platform. Additionally, security breaches or other unauthorized access to, or use or acquisition of, personal information or other types of confidential information that we or our services providers maintain, could result in claims against us for identity theft or other similar fraud claims, governmental enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our customers and partners to lose trust in us, any of which could have an adverse effect on our business, reputation, operating results and financial condition. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently, often are not recognized until launched against a target and may originate from less regulated countries, we may be unable to proactively address these techniques or to implement adequate preventative measures.

        In addition, customers' and application providers' accounts and listing pages hosted on our platform could be accessed by unauthorized persons for the purpose of placing illegal, abusive or otherwise unauthorized content on their respective websites and applications. If an unauthorized person obtained access to a customer's account, such person could update the customer's business information with abusive content. This type of unauthorized activity could negatively affect our ability to attract new customers and application providers, deter current customers and application providers from using our platform, subject us to third-party lawsuits, regulatory fines, indemnification requests or additional liability under customer contracts, or other action or liability, any of which could materially harm our business, operating results and financial condition.

         In connection with the preparation of our consolidated financial statements as of and for the fiscal year ended January 31, 2016, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. If we are not able to remediate the material weaknesses and otherwise to maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our common stock could be materially and adversely affected.

        As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our second annual report following this offering, which will cover our fiscal year ending January 31, 2019, provide a management report on internal control over financial reporting. Under standards established by the United States Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

        In connection with the audit of our fiscal year 2016 financial statements, we and our independent registered public accounting firm identified two material weaknesses in our controls. The first material weakness pertained to controls over the revenue recognition process resulting from a lack of logical access controls over our revenue system and the lack of review controls with regard to manual revenue adjustments. Specifically, we did not have adequate:

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  policies and controls to restrict access to customer accounts and accounting records;

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  policies to amend customer agreements; and

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  controls around determining service start dates.

We also identified a significant reliance on manual processes in our customer order entry procedures. We are working to remediate the material weakness and have taken steps to improve our internal control environment, including implementing procedures and controls designed to improve our revenue recognition process. Specifically, we are:

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  implementing IT controls to prevent unauthorized access or changes to our business applications;

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  implementing additional preventative controls around the contracting and provisioning processes;

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  implementing additional detective controls around the revenue recognition process, including analytical reviews to assess completeness and accuracy of revenue; and

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  documenting, assessing and testing our internal control over financial reporting as part of our efforts to comply with Section 404.

        In connection with our audit of the fiscal year 2016 consolidated financial statements, we and our independent registered public accounting firm identified a second material weakness, primarily related to the lack of review and oversight over financial reporting. We determined that we had insufficient financial statement close processes and procedures, including the classification and presentation of expenses. We are taking steps to remediate this weakness, including hiring of senior accounting personnel in our internal audit group and controller's group with a focus on SEC reporting and technical accounting.

        We cannot at this time estimate how long it will take to remediate these material weaknesses, and we may not ever be able to remediate the material weaknesses. If we are unable to successfully remediate the material weaknesses and otherwise to establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our common stock could be materially and adversely affected. Additionally, the process of designing and implementing internal control over financial reporting required to comply with Section 404 will be time consuming, costly and complicated. In addition, we may discover other control deficiencies in the future, and we cannot assure you that we will not have a material weakness in future periods.

        Effective internal control over financial reporting is necessary for us to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. For as long as we are an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an "emerging growth company" for up to five years. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management's assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation. Deficiencies in our internal control over financial reporting that are identified in such assessments may be deemed to be material weaknesses or may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement.

         We may acquire other companies or technologies, which could divert our management's attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

        We have in the past acquired and may in the future seek to acquire or invest in businesses, features or technologies that we believe could complement or expand our platform, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

        Although we have previously acquired businesses, we have limited acquisition experience. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

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  unanticipated liabilities associated with the acquisition;

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  difficulty incorporating acquired technology and rights into our platform and of maintaining quality and security standards consistent with our brand;

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  inability to generate sufficient revenue to offset acquisition or investment costs;

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  incurrence of acquisition-related costs;

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  difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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  difficulty converting the customers of the acquired business into our customers;

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  diversion of management's attention from other business concerns;

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  adverse effects to our existing business relationships as a result of the acquisition;

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  potential loss of key employees;

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  use of resources that are needed in other parts of our business; and

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  use of substantial portions of our available cash to consummate the acquisition.

        In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

        Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. If an acquired business fails to meet our expectations, our business, operating results and financial condition may suffer.

         Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and harm our business and operating results.

        Patent and other intellectual property disputes are common in our industry. Some companies, including some of our competitors, own large numbers of patents, copyrights and trademarks, which they may use to assert claims against us. In addition, because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more of our features.

        Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. If asserted, we cannot assure you that an infringement claim will be successfully defended. Certain third parties have substantially greater resources than we have and may be able to sustain the costs of intellectual property litigation for longer periods of time than we can. A successful claim against us could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our platform, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

         We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.

        Our success depends, in part, on our ability to protect our proprietary methods and technologies. There can be no assurance that the particular forms of intellectual property protection that we seek, including business decisions about when to file trademark applications and patent applications, will be adequate to protect our business. We intend to continue to file and prosecute patent applications when appropriate to attempt to protect our rights in our proprietary technologies. However, there can be no assurance that our patent applications will be approved, that any patents issued will adequately protect our intellectual property, that the scope of the claims in our issued patents will be sufficient or have the coverage originally sought, that our issued patents will provide us with any competitive advantages, or that such patents will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable.

        We could be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation may fail, and even if successful, could be costly, time-consuming and distracting to management and could result in a diversion of significant resources. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant's own intellectual property. An adverse determination of any litigation or defense proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not being issued. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. During the course of litigation there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

        Any of our patents, copyrights, trademarks or other intellectual property rights could be challenged by others or invalidated through administrative process or litigation. Furthermore, there can be no guarantee that others will not independently develop similar products, duplicate any of our products or design around our patents.

        We also rely, in part, on confidentiality agreements with our employees, consultants, advisors, customers and others in our efforts to protect our proprietary technology, processes and methods. These agreements may not effectively prevent disclosure of our confidential information, and it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently without our having an adequate remedy for unauthorized use or disclosure of our confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

        In addition, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our proprietary technology or information may increase. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

        We cannot be certain that our means of protecting our intellectual property and proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, operating results and financial condition could be adversely affected.

         Our platform utilizes open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

        Our platform utilizes software governed by open source licenses. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a specified manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, or to re-engineer all or a portion of software, each of which could reduce or eliminate the value of our platform. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open source software cannot be eliminated and could negatively affect our business.

         We employ third-party licensed software for use in or with our platform, and the inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which could adversely affect our business.

        Our platform incorporates certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and development tools in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of the software used in our platform with new third-party software may require significant work and require substantial investment of our time and resources. Also, to the extent that our platform depends upon the successful operation of third-party software in conjunction with our software, any undetected errors or defects in this third-party software could prevent the deployment or impair the functionality of our platform, delay new feature introductions, result in a failure of our platform and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties.

         We are subject to general litigation that may materially adversely affect us.

        From time to time, we may be involved in disputes or regulatory inquiries that arise in the ordinary course of business. We expect that the number and significance of potential disputes may increase as our business expands and our company grows larger. While our agreements with customers limit our liability for damages arising from our platform, we cannot assure you that these contractual provisions will protect us from liability for damages in the event we are sued. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any claims against us, whether meritorious or not, could be time-consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, operating results or financial condition.

        We are currently a party to a putative class action lawsuit alleging deceptive sales practices by us as further described in "Business—Legal Proceedings." While we believe that the claims are without merit, we cannot assure you that we will be successful in our defense.

         We are subject to governmental regulation and other legal obligations, including those related to privacy, data protection and information security, and our actual or perceived failure to comply with such obligations could harm our business. Compliance with such laws could also impair our efforts to maintain and expand our customer base, and thereby decrease our revenue.

        We receive, store and process personal information and other data from and about customers, including resellers, partners and, in limited instances, end users of our services, in addition to our employees and services providers. Also, in connection with future feature offerings, we may receive, store and process additional types of data, including personally identifiable information, related to end consumers. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission, or FTC, and various state, local and foreign agencies. Our data handling also is subject to contractual obligations and industry standards.

        The U.S. federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of data relating to individuals, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. In the United States, various laws and regulations apply to the collection, processing, disclosure, and security of certain types of data. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination and security of data. The laws and regulations relating to privacy and data security are evolving, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

        In addition, several foreign countries and governmental bodies, including the European Union, have laws and regulations dealing with the handling and processing of personal information obtained from their residents, which in certain cases are more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of various types of data, including data that identifies or may be used to identify an individual, such as names, email addresses and in some jurisdictions, Internet Protocol, or IP, addresses. Such laws and regulations may be modified or subject to new or different interpretations, and new laws and regulations may be enacted in the future. Within the European Union, legislators recently adopted the General Data Protection Regulation, or GDPR, which, when effective in 2018, will replace the 1995 European Union Data Protection Directive and supersede applicable EU member state legislation. The GDPR includes more stringent operational requirements for processors and controllers of personal data and imposes significant penalties for non-compliance. We have certified under the U.S.-European Union Privacy Shield with respect to our transfer of certain personal data from the European Union to the United States.

        We also handle credit card and other personal information. Due to the sensitive nature of such information, we have implemented policies and procedures to preserve and protect our data and our customers' data against loss, misuse, corruption, misappropriation caused by systems failures, unauthorized access or misuse. Notwithstanding these policies, we could be subject to liability claims by individuals and customers whose data resides in our databases for the misuse of that information. If we fail to meet appropriate compliance levels, this could negatively impact our ability to collect and store credit card information, which could disrupt our business.

        Any failure or perceived failure by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our customers and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new features and maintain and grow our customer base and increase revenue. Future restrictions on the collection, use, sharing or disclosure of data or additional requirements for express or implied consent of our customers, partners or end consumers for the use and disclosure of such information could require us to incur additional costs or modify our platform, possibly in a material manner, and could limit our ability to develop new features. If our policies, procedures, or measures relating to privacy, data protection, marketing, or customer communications fail to comply with laws, regulations, policies, legal obligations or industry standards, we may be subject to governmental enforcement actions, litigation, regulatory investigations, fines, penalties and negative publicity and could cause our application providers, customers and partners to lose trust in us, which could materially affect our business, operating results and financial condition.

         The reliability of our network and support infrastructure will be critical to our success. Sustained failures or outages could lead to significant costs and service disruptions, which could negatively affect our business, financial results and reputation.

        Our reputation and ability to attract, retain, and serve our customers and application providers are dependent upon the reliable performance of our platform and our underlying technical and network infrastructure. Our customers access our platform through our website and related technologies. We rely on internal systems and third-party vendors, including data center, bandwidth and telecommunications equipment providers, to maintain the availability of our platform. Our primary data center is in New Jersey, and our backup data center is in Texas. If these data centers become unavailable to us without sufficient advance notice, we would likely experience delays in delivering our platform until we could migrate to an alternate data center provider. Our disaster recovery program contemplates transitioning our platform to our backup center in the event of a catastrophe, but we have not yet fully tested the procedure, and our platform may be unavailable, in whole or in part, during any transition procedure.

        We have experienced, and will in the future experience, interruptions, outages and other performance problems. Such disruptions may be due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of customers and partners accessing our platform simultaneously and inadequate design. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our existing customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could materially affect our business, operating results and financial condition.

         Natural disasters and other events beyond our control could adversely affect us.

        Natural disasters or other catastrophic events may cause damage or disruption to our operations and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to continue operations, and could decrease demand for our platform. Our data centers are located in New Jersey and Texas, making our business particularly susceptible to natural disasters in those areas. Any natural disaster affecting our data centers could have an adverse effect on our financial condition and operating results.

         Real or perceived errors, failures or bugs in our software, or in the software or systems of our third-party applications providers and partners, could materially and adversely affect our operating results and growth prospects.

        Our features are highly technical and complex. Our software has previously contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in our software may only be discovered after the software has been deployed. Any errors, bugs, or vulnerabilities discovered in our software after it has been deployed could result in damage to our reputation, loss of customers, partners or application providers, loss of revenue or liability for damages.

        In addition, the proper functioning of our platform is dependent on the ability of our PowerListings Network application providers and partners to maintain the availability and proper functioning of their software integrations with our systems and also is dependent on the ability of our third-party applications providers to maintain the availability and proper functioning of their websites and applications on which business listing information is published for customers. For example, a number of our PowerListings Network application providers provide us with an Application Program Interface, or API, on which our ability to interface with that provider is based. If our PowerListings Network application providers do not maintain the availability and proper functioning of their software, APIs, websites and applications, our business, operating results and financial condition could be materially affected.

         We depend on our senior management team and the loss of our chief executive officer, president or one or more key employees could adversely affect our business.

        Our success depends largely upon the continued services of our key executive officers. In particular, two of our co-founders, Howard Lerman and Brian Distelburger, who serve as our Chief Executive Officer and President, respectively, are critical to our vision, strategic direction, feature innovation, culture and overall business success. We also rely on our leadership team in the areas of research and development, marketing, sales, services and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business.

         The failure to attract and retain additional qualified personnel could prevent us from executing our business strategy.

        To execute our business strategy, we must attract and retain highly qualified personnel. In particular, we compete with many other companies for software developers with high levels of experience in designing, developing and managing cloud-based software, as well as for skilled information technology, sales, marketing, legal and accounting professionals, and we may not be successful in attracting and retaining the professionals we need. In the future, we may experience difficulty in hiring and difficulty in retaining highly skilled employees with appropriate qualifications. We face intense competition for qualified individuals from numerous software and other technology companies. Competition for qualified personnel is particularly intense in the New York area. We may incur significant costs to attract and retain qualified personnel, and we may lose new employees to our competitors or other technology companies before we capitalize the benefit of our investment in recruiting and training them.

        In addition, in making employment decisions, particularly in the software industry, job candidates often consider the value of the stock options or other equity incentives they are to receive in connection with their employment. If the price of our stock declines, or experiences significant volatility, our ability to attract or retain key employees will be adversely affected. Also, as employee options vest and lock-ups expire, we may have difficulty retaining key employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our growth prospects could be severely harmed.

         If we fail to offer high-quality customer support, our business and reputation may suffer.

        High-quality education, training and customer support is important for the successful retention of existing customers. Providing this education, training and support requires that our support personnel have specific knowledge and expertise of our platform, making it more difficult for us to hire qualified personnel and to scale up our support operations. The importance of high-quality customer support will increase as we expand our business and pursue new customers. If we do not provide effective and timely ongoing support, our ability to sell additional features to, or to retain, existing customers may suffer, and our reputation with existing or potential customers may be harmed.

         If we fail to continue to develop our brand, our business may suffer.

        We believe that continuing to develop and maintain awareness of our brand is critical to achieving widespread acceptance of our platform and is an important element in attracting and retaining customers. Efforts to build our brand may involve significant expense and may not generate customer awareness or increase revenue at all, or in an amount sufficient to offset expenses we incur in building our brand. In addition, we sell our features to companies in a number of industries, including healthcare, financial and retail. If we are not successful in building our brand, we may become identified with a single industry, which could make it more difficult for us to penetrate other industries.

        Promotion and enhancement of our brand will depend largely on our success in being able to provide high quality, reliable and cost-effective features. If customers do not perceive our platform as meeting their needs, or if we fail to market our platform effectively, we will likely be unsuccessful in creating the brand awareness that is critical for broad customer adoption of our platform.

         Adverse economic conditions or reduced technology spending may adversely impact our business.

        Our business depends on the overall demand for technology and on the economic performance of our current and prospective customers. In general, worldwide economic conditions may remain unstable, and these conditions would make it difficult for our customers, prospective customers and us to forecast and plan future business activities accurately, and they could cause our customers or prospective customers to reevaluate their decision to purchase our features. Weak global economic conditions, or a reduction in technology spending even if economic conditions stabilize, could adversely impact our business and results of operations in a number of ways, including longer sales cycles, lower prices for our platform, fewer subscriptions and lower or no growth.

         Unanticipated changes in our effective tax rate may impact our financial results.

        We are subject to income taxes in the United States and various jurisdictions outside of the United States, and we are in the process of expanding our international operations. Our effective tax rate could fluctuate due to changes in the mix of earnings and losses in countries with differing statutory tax rates. Our tax expense could also be impacted by changes in non-deductible expenses, changes in accounting principles, expiration or non-utilization of net operating losses, changes in excess tax benefits related to exercises and vesting of stock-based expense, changes in the valuation of deferred tax assets and liabilities and our ability to utilize them and the applicability of withholding taxes. While we regularly evaluate new information that may change our judgment resulting in recognition, derecognition or change in measurement of a tax position taken, there can be no assurance that the final determination of any examinations will not have an adverse effect on our business, operating results or financial condition.

         We may have additional tax liabilities, which could harm our business, results of operations or financial condition.

        Significant judgments and estimates are required in determining the provision for income taxes and other tax liabilities. We generally conduct our international operations through wholly-owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. The amount of taxes we pay may depend on the application of the tax laws of various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. Our tax expense may be impacted if our intercompany transactions, which are required to be computed on an arm's-length basis, are challenged and successfully disputed by the tax authorities. In determining the adequacy of income taxes, we assess the likelihood of adverse outcomes that could result if our tax positions were challenged by the Internal Revenue Service, or IRS, and other tax authorities. The tax authorities in the United States and other countries where we do business regularly examine our income and other tax returns. The ultimate outcome of these examinations cannot be predicted with certainty. Should the IRS or other tax authorities assess additional taxes as a result of examinations, we may be required to record charges that would adversely affect our results of operations and financial condition.

         Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could increase our costs and adversely affect our business.

        The application of federal, state, local and international tax laws to services provided electronically is evolving. New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, possibly with retroactive effect, and could be applied solely or disproportionately to services provided over the internet. These enactments could adversely affect our sales activity due to the inherent cost increase the taxes would represent and ultimately result in a negative impact on our operating results and cash flows.

        In addition, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, possibly with retroactive effect, which could require us or our customers to pay additional tax amounts, as well as require us or our customers to pay fines or penalties and interest for past amounts. If we are unsuccessful in collecting such taxes from our customers, we could be held liable for such costs.

        Certain jurisdictions in which we do not collect sales and use, value added or similar taxes may assert that such taxes are applicable, which has resulted or could result in tax assessments, penalties and interest, to us or our customers for past amounts, and we may be required to collect such taxes in the future. Such tax assessments, penalties and interest, or future requirements may adversely affect our operating results and financial condition.

         Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

        As of January 31, 2016, we had federal and tax-effected state net operating loss carryforwards, or NOLs, of $84.0 million and $3.8 million, respectively, due to prior period losses. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an ownership change, which is generally defined as a greater than 50-percentage-point cumulative change by value in the equity ownership of certain stockholders over a rolling three-year period, is subject to limitations on its ability to utilize its pre-change NOLs to offset post-change taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which may be outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, even if we attain profitability.

         Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

        Generally accepted accounting principles in the United States, or U.S. GAAP, are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.

        In particular, in May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. As an "emerging growth company" the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act, including with respect to ASU 2014-09. As a result, we will not be required to apply ASU 2014-09 until February 1, 2019.

         The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

        Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see "Industry Data."

         Our management team has limited experience managing a public company.

        Our chief executive officer does not have experience managing a public company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. While our chief financial officer and certain other executives have such experience, our management team, as a whole, may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management, particularly from our chief executive officer, and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results and financial condition.

         We are subject to anti-corruption, anti-bribery, anti-money laundering and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

        We are subject to anti-corruption and anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act 2010, the Proceeds of Crime Act 2002 and possibly other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and prohibit companies and their employees and agents from promising, authorizing, making, offering, soliciting or accepting improper payments or other benefits to or from government officials and others in the private sector. As we increase our international sales and business, particularly in countries with a low score on the Corruptions Perceptions Index by Transparency International, and increase our use of third-party business partners such as sales agents, distributors, resellers, or consultants, our risks under these laws may increase. We can be held liable for the corrupt or other illegal activities of our employees, representatives, contractors, business partners and agents, even if we do not explicitly authorize or have actual knowledge of such activities. While we have policies and procedures in this area, we cannot guarantee that improprieties committed by our employees or third parties will not occur. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, whistleblower complaints, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management's attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even require us to appoint an independent compliance monitor, which can result in added costs and administrative burdens. Any investigations, actions or sanctions or other previously mentioned harm could have a material negative effect on our business, operating results and financial condition.

         We are subject to governmental export and import controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.

        Our business activities are subject to various restrictions under U.S. export and import controls and trade and economic sanctions laws, including U.S. customs regulations, the U.S. Commerce Department's Export Administration Regulations and economic and trade sanctions regulations maintained by the U.S. Treasury Department's Office of Foreign Assets Control. The U.S. export control laws and U.S. economic sanctions laws include prohibitions on the sale or supply of certain products and services to U.S. embargoed or sanctioned countries, governments, persons and entities and also require authorization for the export of certain encryption items. In addition, various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our services or could limit our customers' ability to implement our services in those countries. Although we take precautions to prevent our platform from being provided in violation of such laws, our platform may have been in the past, and could in the future be, provided inadvertently in violation of such laws, despite the precautions we take. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to civil or criminal penalties, including the possible loss of export or import privileges, monetary penalties, and, in extreme cases, imprisonment of responsible employees for knowing and willful violations of these laws. Obtaining the necessary authorizations, including any required license, for a particular transaction may be time-consuming, is not guaranteed, and may result in the delay or loss of sales opportunities. In addition, changes in our platform or changes in applicable export or import regulations may create delays in the introduction and sale of our products in international markets, prevent our customers with international operations from deploying our products or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether. Any change in export or import regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could also result in decreased use of our products or in our decreased ability to export or sell our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business. Although we take precautions to prevent transactions with U.S. sanction targets, we could inadvertently provide our platform to persons prohibited by U.S. sanctions. Violations of export and import regulations and economic sanctions could result in negative consequences to us, including government investigations, penalties and reputational harm.

         Changes in laws and regulations related to the internet or changes in internet infrastructure itself may diminish the demand for our platform and could adversely affect our business and results of operations.

        The future success of our business depends upon the continued use of the internet. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the internet, generally. These laws or charges could limit the use of the internet or decrease the demand for internet-based solutions. In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by "viruses", "worms" and similar malicious programs. If the use of the internet is reduced as a result of these or other issues, then demand for our platform could decline, which could adversely affect our business, operating results and financial condition.

         We are exposed to fluctuations in currency exchange rates.

        We face exposure to movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. Our operating results could be negatively affected depending on the amount of expense denominated in foreign currencies. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when re-measured, may differ materially from expectations. In addition, our operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. Although we may apply certain strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications. Additionally, as we anticipate growing our business further outside of the United States, the effects of movements in currency exchange rates will increase as our transaction volume outside of the United States increases.

         Our credit facility contains restrictive covenants that may limit our operating flexibility.

        Our credit facility contains restrictive covenants that limit our ability to transfer or dispose of assets, merge with other companies or consummate certain changes of control, acquire other companies, open new offices that contain a material amount of assets, pay dividends, incur additional indebtedness and liens and enter into new businesses. We therefore may not be able to engage in any of the foregoing transactions unless we obtain the consent of the lender or terminate the credit facility, which may limit our operating flexibility. In addition, our credit facility is secured by all of our assets, other than our intellectual property, and requires us to satisfy certain financial covenants. There is no guarantee that we will be able to generate sufficient cash flow or sales to meet these financial covenants or pay the principal and interest on any such debt. Furthermore, there is no guarantee that future working capital, borrowings or equity financing will be available to repay or refinance any such debt. Any inability to make scheduled payments or meet the financial covenants on our credit facility would adversely affect our business.

         We may require additional capital to support our business, and this capital might not be available on acceptable terms, if at all.

        We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new features and enhance our existing features, expand our operations, including our sales and marketing organizations and our presence outside of the United States, improve our infrastructure or acquire complementary businesses, technologies, services, features and other assets. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop feature enhancements and to respond to business challenges could be significantly impaired, and our business, operating results and financial condition may be adversely affected.

Risks Related to this Offering, Ownership of Our Common Stock and Our Status as a Public Company

         Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

        Our quarterly results of operations, including the levels of our revenues, gross margin and profitability, as well as our cash flows and deferred revenue balances, may vary significantly in the future, and period-to-period comparisons of our operating results and key metrics may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Although we have not historically experienced meaningful seasonality, our quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of our control and, as a result, may not fully reflect the underlying performance of our business. These fluctuations may negatively affect the value of our common stock. Factors that may cause fluctuations in our quarterly results include:

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  our ability to attract new customers;

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  our ability to execute on our business strategy;

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  the addition or loss of large customers, including resellers, including through acquisitions or consolidations;

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  the timing of recognition of revenues;

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  the amount and timing of operating expenses;

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  network outages and security breaches;

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  general economic, industry and market conditions;

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  customer renewal rates;

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  pricing changes upon any renewals of customer agreements;

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  changes in our pricing policies or those of our competitors;

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  the timing and success of new feature introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or application providers;

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  the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies; and

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  unforeseen litigation.

         If securities or industry analysts do not initiate, publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, or if our actual results differ significantly from our guidance, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

        In addition, from time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management's estimates as of the date of release. Some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts' expectations could have a material adverse effect on the trading price or trading volume of our common stock.

         Our share price may be volatile, and you may be unable to sell your shares at or above the offering price, if at all. Market volatility may affect the value of an investment in our common stock and could subject us to litigation.

        Technology stocks have historically experienced high levels of volatility. There has been no public market for our common stock prior to this offering. The initial public offering price for the shares of our common stock is determined by negotiations between us and representatives of the underwriters and may vary from the market price of our common stock following this offering. The market price of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

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  actual or anticipated fluctuations in our financial condition and operating results;

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  changes in projected operational and financial results;

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  addition or loss of significant customers;

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  changes in laws or regulations applicable to our platform;

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  actual or anticipated changes in our growth rate relative to our competitors;

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  announcements of technological innovations or new offerings by us or our competitors;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

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  additions or departures of key personnel;

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  changes in our financial guidance or securities analysts' estimates of our financial performance;

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  discussion of us or our stock price by the financial press and in online investor communities;

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  reaction to our press releases and filings with the SEC;

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  changes in accounting principles;

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  announcements related to litigation;

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  fluctuations in the valuation of companies perceived by investors to be comparable to us;

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  sales of our common stock by us or our stockholders;

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  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

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  the expiration of any contractual lock-up periods; and

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  general economic and market conditions.

        Furthermore, in recent years, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, and technology companies in particular. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could also harm our business.

         There has been no prior market for our common stock and an active market may not develop or be sustained and investors may not be able to resell their shares at or above the initial public offering price.

        There has been no public market for our common stock prior to this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price, if at all. An active or liquid market in our common stock may not develop upon the closing of this offering or, if it does develop, it may not be sustainable.

         If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

        The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, you will experience immediate dilution of $            per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering as described elsewhere in this prospectus.

         Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

        We may issue additional securities following the completion of this offering. Our certificate of incorporation authorizes us to issue up to                 shares of common stock. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, the ownership of existing stockholders will be diluted, possibly materially. New investors in subsequent transactions could also gain rights, preferences and privileges senior to those of existing holders of our common stock.

         We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

        The net proceeds from the sale of our shares of our common stock by us in this offering may be used for general corporate purposes, including working capital, capital expenses and other general corporate purposes. We may also use a portion of the net proceeds to fund potential acquisitions, or investments in, technologies or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

         We do not intend to pay dividends for the foreseeable future.

        We may not declare or pay cash dividends on our capital stock in the near future. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment.

         Substantial blocks of our total outstanding shares may be sold into the market when the lock-up period ends. If there are substantial sales of shares of our common stock, or the market perception that such sales may occur, the price of our common stock could decline.

        The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale and the market perceives that sales will occur. After this offering, we will have                 shares of our common stock outstanding. All of the shares of common stock sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. All shares held by our directors and officers and substantially all of our stockholders and holders of options and warrants, other than shares of common stock issued in this offering, are currently restricted from resale as a result of a contractual "lock-up" restriction. These shares will become available to be sold 181 days after the date of this prospectus, with earlier sales permitted at the discretion of the representatives of the underwriters. The lock-up restrictions are more fully described in the "Shares Eligible for Future Sale" and "Underwriting" sections of this prospectus. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act.

        In addition, we intend to file one or more registration statements to register the shares of common stock subject to outstanding options under our equity incentive plans and the shares reserved for future issuance under our equity incentive plans. Shares registered on these registration statements would be eligible for sale to the public, subject to certain legal and contractual limitations. The market price of the shares of our common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

        Additionally, after this offering, certain existing holders of our common stock and outstanding warrants, or their transferees, will have rights, subject to specified conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. If we were to register the resale of these shares, they could be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could be adversely affected.

         The concentration of our stock ownership will likely limit your ability to influence corporate matters, including the ability to influence the outcome of director elections and other matters requiring stockholder approval.

        Following this offering, our executive officers, directors and the holders of more than 5% of our outstanding common stock in the aggregate will beneficially own approximately        % of our common stock, assuming no exercise by the underwriters of their over-allotment option, no exercise of outstanding options or warrants, and after giving effect to the issuance of shares in this offering. As a result, these stockholders, acting together, will have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

         Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect at the closing of this offering could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

        Following the closing of this offering, our status as a Delaware corporation may discourage, delay or prevent a change in control, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect at the closing of this offering will contain provisions that may make the acquisition of our company more difficult, including the following:

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  a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our Board of Directors;

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  a prohibition on cumulative voting in the election of our directors;

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  the requirement that our directors may only be removed for cause;

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  the ability of our Board of Directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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  the right of our Board of Directors to elect a director to fill a vacancy created by the expansion of our Board of Directors or the resignation, death or removal of a director;

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  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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  the requirement that a special meeting of stockholders may be called only by a majority vote of our entire Board of Directors, the chairman of our Board of Directors or our chief executive officer, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

  •
  the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, to amend the provisions of our amended and restated certificate of incorporation relating to the management of our business or our amended and restated bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt; and

  •
  advance notice procedures with which stockholders must comply to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders' meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

        In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for three years after achieving that ownership threshold. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision.

        These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our Board of Directors or initiate actions that are opposed by our then-current Board of Directors, including delaying or impeding a merger, tender offer, or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

        For additional information regarding these and other provisions, see "Description of Capital Stock."

         We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the New York Stock Exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company, as defined by the JOBS Act. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

         We are an emerging growth company, and we cannot be certain if the reduced disclosure and governance requirements applicable to emerging growth companies will make our common stock less attractive to investors.

        For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

        We will remain an emerging growth company and may take advantage of these reporting exemptions until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the preceding July 31, which is the end of our second fiscal quarter, (ii) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year that is five years from the date of this prospectus.

         We are an emerging growth company, and we have elected to use the extended transition period for complying with new or revised accounting standards otherwise applicable to public companies, which may make our common stock less attractive to investors.

        As an emerging growth company, the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, capital expenditures, use of proceeds from this offering, introduction of new products and enhancements to our current platform, regulatory compliance, plans for growth and future operations, the size of our addressable market and market trends, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under "Risk Factors." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," "might," "would," "continue" or the negative of these terms or other comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse. The forward-looking statements are contained principally in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and "Business."

        We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section captioned "Risk Factors" and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

        You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

 INDUSTRY DATA

        This prospectus contains estimates and other information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications, surveys and forecasts, including those generated by Google, the U.S. Census Bureau and BIA/Kelsey. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause actual results to differ from those expressed in these publications, surveys and forecasts.

 USE OF PROCEEDS

        We estimate that the net proceeds from our sale of                shares of common stock in this offering will be approximately $             million, or $             million if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The principal purposes of this offering are to create a public market for our common stock and to facilitate our future access to the public equity markets, as well as to obtain additional capital.

        Except as discussed below, we currently have no specific plans for the use of a significant portion of the net proceeds of this offering. However, we anticipate that we will use the net proceeds from this offering for working capital, capital expenditures and other general corporate expenses. We may also use a portion of our net proceeds to fund potential acquisitions, or investments in, technologies or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or make any such investments. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending these uses, we intend to invest the net proceeds of this offering primarily in short-term, investment-grade, interest-bearing instruments.

        A $1.00 increase or decrease in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease the net proceeds that we receive from this offering by $             million, assuming that the assumed initial public offering price remains the same.

DIVIDEND POLICY

        We have never declared or paid any dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Accordingly, we do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, our revolving credit facility agreement contains customary covenants restricting our ability to pay dividends.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of October 31, 2016:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to (i) the conversion of all then outstanding shares of our convertible preferred stock into an aggregate of 43,594,753 shares of our common stock, which will occur automatically upon the closing of this offering; and (ii) the automatic conversion of outstanding warrants exercisable for shares of our convertible preferred stock into warrants exercisable for 110,937 shares of our common stock immediately prior to the completion of this offering and the reclassification of the related warrant liability to additional paid-in-capital; and

  •
  on a pro forma as adjusted basis to give further effect to (i) our sale of                shares of common stock in this offering and our receipt of the net proceeds therefrom at an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware, which will occur immediately prior to the completion of this offering.

        The following information is illustrative only of our cash and cash equivalents and capitalization following the completion of this offering and will change based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of October 31, 2016
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$20,728	$	$

Preferred stock warrant liability	$(797)	$	$
Convertible preferred stock, $0.001 par value per share; 43,705,690 shares authorized; 43,594,753 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	120,615
Stockholders' (deficit) equity:
Preferred stock, $0.001 par value per share; no shares authorized, issued or outstanding, actual or pro forma; shares authorized, no shares issued or outstanding, pro forma as adjusted	—
Common stock, $0.001 par value per share; 200,000,000 shares authorized, actual and pro forma; shares authorized, pro forma as adjusted; 37,615,547 shares issued, actual; shares issued, pro forma; shares issued, pro forma as adjusted; 31,110,213 shares outstanding, actual; shares outstanding, pro forma; shares outstanding, pro forma as adjusted	38
Additional paid-in capital	48,796
Accumulated other comprehensive loss	(1,823)
Accumulated deficit	(152,312)
Treasury stock, at cost	(11,905)

Total stockholders' (deficit) equity	(117,206)

Total capitalization	$2,612	$	$

        Each $1.00 increase or decrease in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by $             million, assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

        The preceding data is based on the number of shares of our common stock outstanding as of October 31, 2016. This number excludes:

  •
  24,187,836 shares of common stock issuable upon exercise of options that were outstanding as of October 31, 2016 at a weighted-average exercise price of $3.75 per share;

  •
  270,000 shares of common stock issuable upon the vesting and settlement of restricted stock units that were outstanding as of October 31, 2016;

  •
  195,937 shares of common stock issuable upon exercise of warrants that were outstanding as of October 31, 2016 at a weighted-average exercise price of $1.65 per share;

  •
  1,289,817 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan;

  •
  10,000,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, which became effective in December 2016, plus any shares returned to our 2008 Equity Incentive Plan as the result of expiration or termination of options or other awards; and

  •
                  shares of common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of October 31, 2016 was $         million, or $        per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming (i) the conversion of all then outstanding shares of our convertible preferred stock into an aggregate of 43,594,753 shares of our common stock, which will occur automatically upon the closing of this offering; and (ii) the automatic conversion of outstanding warrants exercisable for shares of our convertible preferred stock into warrants exercisable for 110,937 shares of our common stock immediately prior to the completion of this offering and the reclassification of the related warrant liability to additional paid-in-capital. After giving effect to the sale by us of          shares of our common stock in this offering at the assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of October 31, 2016 would have been $         million, or $        per share. This represents an immediate increase in pro forma net tangible book value of $        per share to our existing stockholders and an immediate dilution of $        per share to our new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of October 31, 2016	$
Increase in pro forma net tangible book value per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

        This pro forma as adjusted dilution information is illustrative only and will change based on the actual initial public offering price, number of shares sold and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease our pro forma as adjusted net tangible book value by $         million, or $        per share, and the dilution per share to investors participating in this offering by $        per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of 1.0 million shares in the number of shares we are offering would increase or decrease the pro forma as adjusted net tangible book value by $            and $            per share, respectively, and the dilution per share to investors participating in this offering by $            and $            per share, respectively, assuming an initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

        If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share after the offering would be $        per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $        per share and the dilution to new investors purchasing common stock in this offering would be $        per share.

        The following table illustrates, on the pro forma as adjusted basis described in the preceding paragraphs as of October 31, 2016, the differences between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and new investors purchasing shares of our common stock in this offering based on an assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Total Consideration
Shares Purchased
Average Price Per Share
	Number	Percent		Dollars	Percent
Existing Investors			%	$		%	$
New Investors

Total			%	$		%

        Each $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease the total consideration paid by new investors by $             million, assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

        If the underwriters exercise their over-allotment option in full, the percentage of shares of common stock held by existing stockholders will decrease to        % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will be increased to            , or        % of the total number of shares of our common stock outstanding after this offering.

        The data in the preceding table and paragraphs exclude, as of October 31, 2016:

  •
  24,187,836 shares of common stock issuable upon exercise of options that were outstanding as of October 31, 2016 at a weighted-average exercise price of $3.75 per share;

  •
  270,000 shares of common stock issuable upon the vesting and settlement of restricted stock units that were outstanding as of October 31, 2016;

  •
  195,937 shares of common stock issuable upon exercise of warrants that were outstanding as of October 31, 2016 at a weighted-average exercise price of $1.65 per share;

  •
  1,289,817 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan;

  •
  10,000,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, which became effective in December 2016, plus the shares returned to our 2008 Equity Incentive Plan as the result of expiration or termination of options or other awards; and

  •
              shares of common stock reserved for future issuance under our 2017 Employee Stock Purchase Plan.

        The shares of our common stock reserved for future issuance under our 2016 Equity Incentive Plan will be subject to automatic annual increases in accordance with the terms of the Plan. To the extent that options or warrants are exercised, new options are issued under our 2016 Equity Incentive Plan, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included within this prospectus. Our fiscal year ends on January 31. References to fiscal year 2016, for example, refer to the fiscal year ended January 31, 2016.

        The consolidated statement of operations data for the fiscal years ended January 31, 2015 and 2016, and the consolidated balance sheet data as of January 31, 2015 and 2016, are derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended October 31, 2015 and 2016, and the consolidated balance sheet data as of October 31, 2016, are derived from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements.

        Our historical results are not necessarily indicative of our future results, and the results of operations for the nine months ended October 31, 2016 are not necessarily indicative of the results to be expected for the full fiscal year ending January 31, 2017 or any other period. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Fiscal year ended January 31,			Nine months ended October 31,
	2015	2016		2015	2016
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues	$60,002		$89,724	$64,040		$88,590
Cost of revenues(1)	24,832		31,033	22,172		27,226

Gross profit	35,170		58,691	41,868		61,364
Operating expenses:
Sales and marketing(1)	31,588		49,822	35,375		55,368
Research and development(1)	11,945		16,201	11,633		14,208
General and administrative(1)	8,988		18,806	12,748		20,222

Total operating expenses	52,521		84,829	59,756		89,798

Loss from operations	(17,351)		(26,138)	(17,888)		(28,434)
Other income (expense), net	78		(412)	(390)		(139)

Loss from operations before income taxes	(17,273)		(26,550)	(18,278)		(28,573)
Benefit from (provision for) income taxes	—		55	46		(4)

Net loss	$(17,273)		$(26,495)	$(18,232)		$(28,577)

Net loss per share attributable to common stockholders, basic and diluted(2)	$(0.61)		$(0.89)	$(0.62)		$(0.92)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted(2)	28,519,917		29,917,814	29,645,377		31,031,276

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(2)		$			$

Weighted-average number of shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited) (2)

(1)
Includes stock-based compensation expense as follows:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
	(in thousands)
Cost of revenues	$399	$533	$388	$454
Sales and marketing	920	1,559	1,013	2,710
Research and development	1,104	1,300	920	1,397
General and administrative	480	1,115	760	1,755

Total stock-based compensation	$2,903	$4,507	$3,081	$6,316

(2)
See Note 11, "Net Loss Per Share Attributable to Common Stockholders," to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic, diluted and pro forma net loss per common share attributable to common stockholders.

	January 31,
			October 31, 2016
	2015	2016
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$48,952	$30,028	$20,728
Total current assets	64,132	58,156	45,211
Total assets	83,091	85,497	66,900
Current deferred revenue	23,471	35,954	39,725
Total liabilities	36,911	60,118	63,491
Convertible preferred stock	120,615	120,615	120,615
Total stockholders' deficit	(74,435)	(95,236)	(117,206)

Non-GAAP Net Loss

        In addition to our financial results determined in accordance with GAAP, we believe that non-GAAP net loss is useful in evaluating our operating performance. We regularly review non-GAAP net loss as we evaluate our business.

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
	(in thousands)
Non-GAAP net loss	$(14,370)	$(21,988)	$(15,151)	$(22,261)

        Non-GAAP net loss is a financial measure that is not calculated in accordance with GAAP. We define non-GAAP net loss as our GAAP net loss as adjusted to exclude the effects of stock-based compensation expenses. We believe non-GAAP net loss provides investors and other users of our financial information consistency and comparability with our past financial performance and facilitates period-to-period comparisons of our results of operations. We also believe non-GAAP net loss is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric eliminates the effects of stock-based compensation, which may vary for reasons unrelated to overall operating performance.

        We use non-GAAP net loss in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our Board of Directors concerning our financial performance. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our non-GAAP net loss should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.

        Non-GAAP net loss may be limited in its usefulness because it does not present the full economic effect of our use of stock-based compensation. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of non-GAAP net loss to net loss, the most closely related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net loss in conjunction with net loss.

        The following table provides a reconciliation of net loss to non-GAAP net loss:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
	(in thousands)
Net loss	$(17,273)	$(26,495)	$(18,232)	$(28,577)
Stock-based compensation	2,903	4,507	3,081	6,316

Non-GAAP net loss	$(14,370)	$(21,988)	$(15,151)	$(22,261)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this prospectus. See "Cautionary Note Regarding Forward-Looking Statements."

        Our fiscal year ends on January 31. References to fiscal year 2016, for example, refer to the fiscal year ended January 31, 2016.

Overview

        Yext is a knowledge engine. Our platform lets businesses manage their digital knowledge in the cloud and sync it to over 100 services including Apple Maps, Bing, Cortana, Facebook, Google, Google Maps, Instagram, Siri and Yelp. We have established direct data integrations between our software and the members of our PowerListings Network, which consumers around the globe use to discover new businesses, read reviews and find accurate answers to their queries.

        Our cloud-based software platform, the Yext Knowledge Engine, powers all of our key features including our Listings, Pages and Reviews features along with our other features and capabilities. We offer annual and multi-year subscriptions to our platform. We had historically priced our subscriptions based on custom combinations of the features that the customer wished to access and the number of locations that the customer managed with our platform. Beginning in October 2015, we began pricing new subscriptions in a more discrete range of packages, with pricing based on specified feature sets and the number of locations managed by the customer with our platform.

        We sell our solution globally to customers of all sizes, from one location to thousands of locations, through direct sales efforts to our customers, including third-party resellers, and through a self-service purchase process. Our direct sales force has grown to 106 full-time employees as of January 31, 2017. Most of our resellers serve small business customers or non-U.S. customers, while we serve the significant majority of enterprise and mid-size business customers through our direct sales force. In transactions with resellers, we are only party to the transaction with the reseller and are not a party to the reseller's transaction with its customer.

        Although our business has predominantly focused on the U.S. market, we have been growing internationally in recent years. We offer the same services internationally as we do in the United States, and we intend to continue to pursue a strategy of expanding our international operations. Our revenues from non-U.S operations has grown from an immaterial amount of our total revenues in fiscal year 2015 to more than 6% of total revenues in the nine months ended October 31, 2016. Our non-U.S. revenues are defined as revenues derived from contracts that are originally entered into with our non-U.S. offices, regardless of the location of the customer. We generally direct non-U.S. customer sales to our non-U.S. offices.

        Our business has evolved in recent years. For example:

  •
  in 2014, we added our Pages feature to our platform, raised $50 million from investors to expand our business, began our operations in the United Kingdom and accelerated our operations in continental Europe;

  •
  in 2015, we continued to expand our PowerListings Network to include over 100 global applications; and

  •
  in 2016, we launched specialized integrations to our platform with applications like Uber and Snapchat, added our new Reviews feature to our platform and held our inaugural LocationWorld industry and customer event in New York City.

        We have experienced rapid growth in recent periods, nearly all of which has been organic growth as we have not historically conducted many acquisitions. Evidencing our strengthening market position in recent years, we have grown the number of locations listed in our Knowledge Engine platform from approximately 345,000 as of January 31, 2015 to nearly one million as of January 31, 2017. For our fiscal years ended January 31, 2015 and 2016, our revenues were $60.0 million and $89.7 million, respectively, our net loss was $17.3 million and $26.5 million, respectively, and our non-GAAP net loss was $14.4 million and $22.0 million, respectively. For the nine months ended October 31, 2015 and 2016, our revenues were $64.0 million and $88.6 million, respectively, our net loss was $18.2 million and $28.6 million, respectively, and our non-GAAP net loss was $15.2 million and $22.3 million, respectively.

Key Factors Affecting Our Performance

        We believe that our future performance will depend on many factors, including the following:

        Adding New Customers.    Growth of our customer base is important to our continued revenue growth. We believe that we are positioned to grow significantly. There are currently over 100 million potential business locations and points of interest in the world as identified by Google Maps, and we believe this is the potential market that could benefit from some or all of the features of our platform. The number of locations managed by our customers on our platform has grown from approximately 345,000 as of January 31, 2015 to approximately 564,000 as of January 31, 2016 and approximately 925,000 as of January 31, 2017. We believe that we have a substantial opportunity to expand our number of customers in the coming years.

        Market Adoption of Cloud-Based Digital Knowledge Software.    A key focus of our sales and marketing efforts is creating market awareness about the benefits of our Knowledge Engine platform. The market for digital knowledge management software is largely undeveloped, and potential customers may not yet fully appreciate the potential benefit of the flexibility and power of our platform. As digital knowledge becomes increasingly critical, including as customers need to manage more locations or as their digital knowledge evolves to include more complex and dynamic data, such as events, people and products, we believe that the need for digital knowledge management solutions will increase and our customer use opportunities will correspondingly expand.

        Retention of and Expansion within Our Existing Customer Base.    Our pricing strategy generally varies based on the number of locations managed by a customer and the level of service and features that a customer requires. Until October 2015, we generally offered various customized levels of access to some or all of our features in our platform on a subscription basis with pricing based on the number of locations and features used. In October 2015, we changed our pricing model for new subscriptions to offer a multi-tiered approach that starts with basic access to the Knowledge Engine and successively includes access to additional packages of key features as summarized as follows. We categorize our current packages as Base,

Starter, Professional and Ultimate. Each package can then include or exclude our Pages feature. The current features of the packages are as follows:

Packages Without Pages

Packages With Pages

        Many of our customers initially deploy a Starter or Professional subscription to control and manage their digital knowledge using the Listings feature. Some customers start with the Base subscription if they only need internal location management. As customers realize the benefits of our platform, many have increased or expanded their existing subscription levels to obtain greater access to our key features, such as Reviews and Pages, as they need them.

        We believe that our ability to retain our customers and expand the revenue they generate for us over time is an important component of our growth strategy and reflects the long-term value of our customer relationships. We assess our performance in this respect using a metric we refer to as our dollar-based net retention rate. Our dollar-based net retention rate was 113%, 121%, and 118% for fiscal years 2015 and

2016 and the nine months ended October 31, 2016, respectively. We calculate this metric for a particular period by first establishing a cohort of the enterprise, mid-size and reseller customers who had active contracts at the end of each month of the same period in the prior year. We divide the single month revenue from each of those customer cohorts for the applicable month in the current year by the single month revenue of that same customer cohort for the corresponding month in the prior year. We then determine the dollar-based weighted average of each of the monthly rates, and this average represents the dollar-based net retention rate for the period. We only consider revenue from enterprise and mid-size customers and reseller customers when calculating this metric since small businesses that have limited locations experience inherently high turnover. Our revenue from direct sales to small businesses represented less than 20% of our total revenue in the fiscal year ended January 31, 2016 and the nine months ended October 31, 2016, and we expect it to decline further as a percentage of total revenues as our other channels increase, although not in absolute dollars.

        We have experienced significant revenue growth by attracting new customers and growing their annual spend with us over time through increased subscription levels and new product offerings. The chart below shows the total revenue from each cohort over the periods presented. Each cohort represents the period in which revenue was first recognized from a customer making their initial purchase. For example, the fiscal year 2015 cohort represents revenue recognized from customers whose initial subscription commenced between February 1, 2014 and January 31, 2015. The fiscal year 2015 cohort increased their revenue from $9.2 million in fiscal year 2015 to $21.3 million in fiscal year 2016, growing by 131% over that period. We only consider revenue from enterprise and mid-size customers and reseller customers in this analysis since small businesses have limited locations and inherently high turnover.

        We believe that we will be able to generate additional revenue as our customers increase their subscription levels and as we introduce new products into the marketplace.

        Investment in Growth.    We plan to continue to invest in our business so that we can capitalize on our market opportunity and focus on long-term growth. We believe that our market opportunity is large and mostly untapped, and we will continue to invest significantly in sales and marketing to acquire new customers and to increase sales to existing customers. We also intend to increase our sales and marketing efforts on certain specific industry verticals such as healthcare and financial services, where a specialized approach may be beneficial, and to pursue new verticals. We have increased our sales and marketing headcount from 98 as of February 1, 2014 to 372 as of January 31, 2017, and we expect to continue to increase our sales and marketing headcount in the future. Along with growing our direct sales force, we are continuing to develop and expand our network of resellers including professional marketers, digital agencies, search engine optimization providers, web developers and social media managers to supplement our direct sales resources and increase our reach in our target markets. We also intend to continue to grow our research and development team to extend the range of our Knowledge Engine platform to bring additional products and features to our customer base. However, we expect our sales and marketing expenses and research and development expenses as a percentage of revenues to decrease over time as we grow our revenues and gain economies of scale by increasing our customer base and increasing sales to our existing customer base. We believe that these investments will contribute to our long-term growth, although they may compromise our ability to achieve and maintain profitability in the near term. To support our expected growth and our transition to being a public company, we plan to invest in other operational and administrative functions. We expect to use the proceeds from this offering to fund these growth strategies. We do not expect to be profitable in the near future.

Components of Our Operating Results

Revenues

        We derive our revenues primarily from subscription services. We sell subscriptions to our cloud platform through contracts that are typically one year in length, but may be up to three years or longer in length. Revenues are a function of the number of customers, the number of locations at each customer, the edition, or for older contracts, number of features, to which each customer subscribes, the price of the edition or the feature set and renewal rates. Revenues are recognized ratably over the contract term beginning on the commencement date of each contract, at which time the customers are granted access to the platform, the appropriate edition or feature set and associated support. We typically invoice our customers in annual installments at the beginning of each year in the subscription period. Amounts that have been invoiced are initially recorded as deferred revenue and are recognized ratably over the subscription period.

Cost of Revenues

        Cost of revenues includes fees we pay for our PowerListings Network application integrations. Our arrangements with PowerListings Network providers follow one of three mechanisms, unpaid, fixed fee or variable fee based on locations served or revenues. The arrangements with many of our larger providers are unpaid. As the value of our customers' digital knowledge increases over time to our PowerListings Network providers, we expect that we will be able to negotiate lower or no fees and, therefore, that our provider fees as a percentage of total revenues will generally decline. Cost of revenues also includes expenses related to hosting our service and providing support services. These expenses are primarily comprised of personnel and related costs directly associated with our cloud infrastructure and customer support, including salaries, benefits, stock-based compensation, data center capacity costs and other allocated overhead costs.

Operating Expenses

        Sales and marketing expenses.    Sales and marketing expenses are our largest cost and consist primarily of salaries and related expenses, including stock-based compensation and commissions, as well as costs related to advertising, marketing, brand awareness activities and lead generation.

        Research and development expenses.    Research and development expenses consist primarily of salaries and related expenses, including stock-based compensation, upfront costs to integrate new PowerListings Network applications with our platform and costs to develop new products and features.

        General and administrative expenses.    General and administrative expenses consist of salaries and related expenses, including stock-based compensation, for our finance and accounting, human resources, information technology and legal support departments, as well as professional and consulting fees in connection with these departments.

Other income (expense), net

        Other income (expense), net consists principally of the change in the fair value of outstanding warrants and interest income and expense. The fair value of our preferred stock warrant liability is re-measured at the end of each reporting period and any changes in fair value are recognized in other income or expense. Upon completion of this offering, the preferred stock warrants will automatically, in accordance with their terms, become warrants to purchase common stock, which will result in the reclassification of the preferred stock warrant liability to additional paid-in capital, and no further changes in fair value will be recognized in other income or expense for these warrants.

Benefit from (provision for) income taxes

        Benefit from (provision for) income taxes consists primarily of income taxes related to foreign jurisdictions in which we conduct business. For further information, see Note 9 of our consolidated financial statements included elsewhere in this prospectus.

Results of Operations

        The following table sets forth selected consolidated statement of operations data and such data expressed as a percentage of revenues for each of the periods indicated.

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
	(in thousands)
Revenues	$60,002	$89,724	$64,040	$88,590
Cost of revenues(1)	24,832	31,033	22,172	27,226

Gross profit	35,170	58,691	41,868	61,364
Operating expenses:
Sales and marketing(1)	31,588	49,822	35,375	55,368
Research and development(1)	11,945	16,201	11,633	14,208
General and administrative(1)	8,988	18,806	12,748	20,222

Total operating expenses	52,521	84,829	59,756	89,798

Loss from operations	(17,351)	(26,138)	(17,888)	(28,434)
Other income (expense), net	78	(412)	(390)	(139)

Loss from operations before income taxes	(17,273)	(26,550)	(18,278)	(28,573)
Benefit from (provision for) income taxes	0	55	46	(4)

Net loss	$(17,273)	$(26,495)	$(18,232)	$(28,577)

(1)
Includes stock-based compensation expense as follows:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
	(in thousands)
Cost of revenues	$399	$533	$388	$454
Sales and marketing	920	1,559	1,013	2,710
Research and development	1,104	1,300	920	1,397
General and administrative	480	1,115	760	1,755

Total stock-based compensation	$2,903	$4,507	$3,081	$6,316

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
Revenues	100%	100%	100%	100%
Cost of revenues	41	35	35	31

Gross margin	59	65	65	69
Operating expenses:
Sales and marketing	53	56	55	62
Research and development	20	18	18	16
General and administrative	15	21	20	23

Total operating expenses	88	95	93	101

Loss from operations	(29)	(29)	(28)	(32)
Other income (expense), net	0	(1)	(1)	(0)

Loss from operations before income taxes	(29)	(30)	(29)	(32)
Benefit from (provision for) income taxes	0	0	0	(0)

Net loss	(29)%	(30)%	(29)%	(32)%

Nine Months Ended October 31, 2015 Compared to Nine Months Ended October 31, 2016

  Revenues and Cost of Revenues

	Nine months ended October 31,		Variance
	2015	2016	Dollars	Percent
	(dollars in thousands)
Revenues	$64,040	$88,590	$24,550	38%
Cost of revenues	22,172	27,226	5,054	23
Gross margin	65%	69%

        Revenues increased primarily due to the continued growth of our customer base and expanded subscriptions sold to existing customers. Approximately $9.5 million of this increase was attributable to new customers during the period. Growth was even greater for revenue from our enterprise and mid-size business and reseller customers, which represent the substantial majority of our revenue, and not including direct sales to small business customers, which by their nature have limited locations and experience inherently high turnover. Our revenue from those enterprise and mid-size customers grew by 46% from $51.8 million to $75.5 million.

        Cost of revenues increased primarily due to an increase in PowerListings Network application provider fees of $2.9 million, which grew from $11.6 million to $14.5 million, as some of our PowerListings Network application provider costs are variable and increase with increased sales volume. Of the increase in provider costs in the nine months ended October 31, 2016, $1.3 million was attributable to increases in variable costs from certain PowerListings Network provider arrangements that required us to pay increased fees based on the number of active locations on our platform or as a percentage of our revenues. In addition, personnel-related costs, which mainly consisted of salaries and wages, increased $1.3 million from $6.3 million to $7.6 million, driven by increased headcount. Gross margin improved from 65% to 69%, as revenue growth outpaced the increase in cost of revenues.

  Operating Expenses

	Nine months ended October 31,		Variance
	2015	2016	Dollars	Percent
	(dollars in thousands)
Sales and marketing	$35,375	$55,368	$19,993	57%
Research and development	11,633	14,208	2,575	22
General and administrative	12,748	20,222	7,474	59

        The increase in sales and marketing expenses was primarily driven by personnel-related costs, which increased $14.0 million, from $18.8 million to $32.8 million, and consisted mainly of salaries and wages, commissions and bonuses. The increase in personnel-related costs was primarily due to an increased headcount, which grew from 220 to 340 employees in the sales and marketing function year over year, as we continued to expand our sales force to invest in our overall growth. Stock-based compensation expense increased $1.7 million from $1.0 million to $2.7 million, due to a combination of additional share-based awards to new hires and the increasing valuation of our underlying common stock.

        Research and development expenses increased primarily due to increases in personnel-related costs, which increased $2.0 million due to increased headcount and consisted mainly of salaries and wages. Stock-based compensation increased $0.5 million, from $0.9 million to $1.4 million, due to a combination of additional share-based awards to new hires and the increasing valuation of our underlying common stock. The overall increase reflects our continued investment in our overall growth.

        General and administrative expenses increased primarily due to increases in personnel-related costs, which increased $3.4 million and consisted mainly of salaries and wages, in line with our increase in headcount, which grew from 46 to 83 employees in general and administrative functions year over year. Recruiting and professional fees increased $1.3 million from $4.2 million to $5.5 million to support our overall growth and scale our operations. Stock-based compensation increased $1.0 million, from $0.8 million to $1.8 million, due to a combination of additional share-based awards to new hires and the increasing valuation of our underlying common stock.

Fiscal Year Ended January 31, 2015 Compared to Fiscal Year Ended January 31, 2016

  Revenues and Cost of Revenues

	Fiscal year ended January 31,		Variance
	2015	2016	Dollars	Percent
	(dollars in thousands)
Revenues	$60,002	$89,724	$29,722	50%
Cost of revenues	24,832	31,033	6,201	25
Gross margin	59%	65%

        Revenues increased primarily due to the continued growth of our customer base and expanded subscriptions sold to existing customers. Approximately $10.0 million of this increase was attributable to new customers during the period. Growth was even greater for revenue from our enterprise and mid-size business and reseller customers, which represent the substantial majority of our revenue, and not including direct sales to small business customers, which by their nature have limited locations and experience inherently high turnover. Our revenue from those enterprise and mid-size customers grew by 63% from $44.8 million to $73.1 million.

        Cost of revenues increased primarily due to an increase in PowerListings Network application provider fees of $4.9 million, which grew from $11.4 million to $16.3 million, as some of our PowerListings Network application provider costs are variable and increase with increased sales volume. Of the increase in provider costs in fiscal year 2016, $1.2 million was attributable to increases in variable costs from certain PowerListings Network provider arrangements that required us to pay increased fees based on the number of active locations on our platform or as a percentage of our revenues. In addition, personnel-related costs increased $1.4 million from $7.5 million to $8.9 million and consisted mainly of salaries and wages, driven by increased headcount. Gross margin improved from 59% to 65%, as revenue growth outpaced the increase in cost of revenues.

  Operating Expenses

	Fiscal year ended January 31,		Variance
	2015	2016	Dollars	Percent
	(dollars in thousands)
Sales and marketing	$31,588	$49,822	$18,234	58%
Research and development	11,945	16,201	4,256	36%
General and administrative	8,988	18,806	9,818	109%

        The increase in sales and marketing expenses was primarily driven by personnel-related costs, which increased $11.5 million, from $15.8 million to $27.3 million, and consisted mainly of salaries and wages, commissions and bonuses. The increase in personnel-related costs was primarily due to an increased headcount, which grew from 185 to 249 employees in the sales and marketing function year over year, as we continued to expand our sales force to invest in our overall growth. Stock-based compensation expense increased from $0.9 million to $1.6 million due to a combination of additional share-based awards to new hires and the increasing valuation of our underlying common stock.

        Research and development expenses increased primarily due to increases in personnel-related costs, which increased $2.4 million and consisted mainly of salaries and wages. Stock-based compensation increased from $1.1 million to $1.3 million due to a combination of additional share-based awards to new hires and the increasing valuation of our underlying common stock. The overall increase reflects our continued investment in our overall growth.

        General and administrative expenses increased primarily due to professional fees, which increased $4.2 million from $2.3 million to $6.5 million and were primarily driven by costs incurred to scale the business and accommodate international growth. Personnel-related costs increased $2.4 million from $3.3 million to $5.7 million and consisted mainly of salaries and wages, in line with our increase in headcount, which grew from 35 to 55 general and administrative employees year over year. Stock-based compensation increased $0.6 million, from $0.5 million to $1.1 million, due to a combination of additional share-based awards to new hires and the increasing valuation of our underlying common stock.

Quarterly Results of Operations

        The following tables set forth selected unaudited quarterly consolidated statement of operations data for each of the seven quarters through the quarter ended October 31, 2016, as well as the percentage of revenues that each line item represents for each quarter. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods in accordance with GAAP. This data should be read in conjunction with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	Quarter ended
	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016
	(in thousands)
Revenues	$18,930	$21,707	$23,403	$25,684	$27,125	$29,556	$31,909
Cost of revenues	6,592	7,435	8,145	8,861	8,835	9,067	9,324

Gross profit	12,338	14,272	15,258	16,823	18,290	20,489	22,585
Operating expenses:
Sales and marketing	10,699	11,382	13,294	14,447	16,843	18,132	20,393
Research and development	3,457	3,958	4,218	4,568	4,771	4,673	4,764
General and administrative	3,604	4,526	4,618	6,058	5,983	6,691	7,548

Total operating expenses	17,760	19,866	22,130	25,073	27,597	29,496	32,705

Loss from operations	(5,422)	(5,594)	(6,872)	(8,250)	(9,307)	(9,007)	(10,120)
Other expense	(94)	(129)	(167)	(22)	(35)	(5)	(99)

Loss from operations before income taxes	(5,516)	(5,723)	(7,039)	(8,272)	(9,342)	(9,012)	(10,219)
Benefit from (provision for) income taxes	66	41	(61)	9	(1)	—	(3)

Net loss	$(5,450)	$(5,682)	$(7,100)	$(8,263)	$(9,343)	$(9,012)	$(10,222)

	Quarter ended
	April 30, 2015	July 31, 2015	October 31, 2015	January 31, 2016	April 30, 2016	July 31, 2016	October 31, 2016
Revenues	100%	100%	100%	100%	100%	100%	100%
Cost of revenues	35	34	35	35	33	31	29

Gross margin	65	66	65	65	67	69	71
Operating expenses:
Sales and marketing	57	52	57	56	62	61	64
Research and development	18	18	18	18	18	16	15
General and administrative	19	21	20	24	22	23	24

Total operating expenses	94	92	95	98	102	100	102

Loss from operations	(29)	(26)	(29)	(32)	(34)	(30)	(32)
Other expense	(0)	(1)	(1)	(0)	(0)	(0)	(0)

Loss from operations before income taxes	(29)	(26)	(30)	(32)	(34)	(30)	(32)
Benefit from (provision for) income taxes	0	0	(0)	0	(0)	—	(0)

Net loss	(29)%	(26)%	(30)%	(32)%	(34)%	(30)%	(32)%

  Quarterly Trends

        Our quarterly revenues have increased sequentially for all periods presented, primarily due to an increasing number of customers. We expect both upselling to our existing customer base and new customer acquisitions to continue to be significant drivers of revenue growth. We have not historically experienced meaningful seasonality in our revenue, although the rate of our recent growth and the nature of our subscription agreements would likely have the effect of mitigating the effects of any potential seasonality in those periods.

        Total costs and expenses increased sequentially for all periods presented, primarily due to increased salary and related costs coinciding with an increase in the number of employees required to run our growing business.

        Gross margin has generally improved as we have increased our revenues faster than our PowerListings Network application provider costs and other costs of revenues have increased. In the long term, we expect gross margin to continue to increase as our PowerListings Network application provider costs decline as our data set becomes more important to those providers such that we are able to negotiate more favorable terms with them. However, in the short to medium term, our gross margin may decrease as we enter new international markets in which we have yet to achieve efficiencies of scale or introduce new features and products.

        Sales and marketing expenses grew sequentially over the periods primarily due to an expanding sales and marketing team and related expenses. While generally growing, research and development expenses have declined slightly as a percentage of revenues as our revenues have grown more rapidly. General and administrative expenses have generally grown due to increased costs required to support a growing business and will continue to increase as we prepare to be a public company as evidenced by the increased expenses in the three quarters of fiscal year 2017 as we prepared for this offering.

        Our quarterly results may fluctuate due to various factors affecting our performance. Because we recognize revenues from subscription and support fees ratably over the term of the contract, changes in our contracting activity in the near term may not be apparent as a change to our reported revenues until future periods. Most of our expenses are recorded as period costs and thus factors affecting our cost structure may be reflected in our financial results sooner than changes to our revenues.

Liquidity and Capital Resources

        Since our inception, we have financed our operations primarily through sales of convertible preferred stock. Between our inception in 2006 and October 31, 2016, we generated proceeds of $120.6 million from the sale of convertible preferred stock, net of issuance costs. At October 31, 2016, we had cash and cash equivalents totaling $20.7 million, which were held for working capital purposes. Our cash equivalents are comprised primarily of bank deposits and money market funds.

        We believe our existing cash and cash flow from operations, together with the proceeds from this offering and our undrawn balance under our credit facility will be sufficient to meet our working capital requirements for at least the next 12 months. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under "Risk Factors."

Credit Facility

        On March 16, 2016, we entered into a loan and security agreement with Silicon Valley Bank that provides for a $15 million revolving credit line and an additional $7 million in letters of credit. The facility with Silicon Valley Bank matures on March 16, 2018. We are obligated to pay ongoing commitment fees at a rate equal to 0.25% for the revolving line and 1.75% for any issued letters of credit. Subject to certain terms of the loan agreement, we may borrow, prepay and reborrow amounts under the revolving line at any time during the agreement. Interest rates on borrowings under the revolving line will be based on 0.50% above the prime rate (with such prime rate as set forth in the money rates section of The Wall Street

Journal). The loan and security agreement and letters of credit contain customary affirmative and negative covenants, including an adjusted quick ratio financial covenant, a minimum revenue financial covenant, a limit on our ability to incur additional indebtedness, dispose of assets, merge with or acquire other companies, pay dividends or distributions, and certain other restrictions on our activities. As of October 31, 2016, there were no outstanding borrowings under the revolving line. As of October 31, 2016, we allocated $5.3 million under the letter of credit facility as security in favor of certain landlords for office space. On November 18, 2016, we drew $5.0 million on our revolving line for strategic operating purposes.

Cash Flows

        The following table summarizes our cash flows:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
	(in thousands)
Cash flows used in operating activities	$(14,226)	$(10,525)	$(11,753)	$(6,838)
Cash flows (used in) provided by investing activities	(7,836)	(10,005)	(9,180)	(3,196)
Cash flows provided by financing activities	50,362	1,647	1,568	847

  Operating Activities

        Cash used in operating activities of $6.8 million for the nine months ended October 31, 2016 was primarily due to a net loss of $28.6 million, partially offset by stock-based compensation of $6.3 million, the release of $5.8 million of restricted cash previously held as collateral against our office leases, and depreciation and amortization of $3.0 million. The net change in operating assets and liabilities was primarily due to a change in the deferred revenue balance of $3.5 million and accounts receivable balance of $7.5 million, mainly due to timing of billing and cash collections during the period. The increase in accounts payable, accrued expenses and other current liabilities of $0.7 million was offset by increases in prepaid expenses and other current assets of $2.2 million and deferred commissions of $2.5 million. The increase in prepaid expenses and other current assets was related to increased spending on software to implement systems to support our growth. The increase in deferred commissions reflected the growth in headcount and sales resulting in increased compensation and sales commissions.

        Cash used in operating activities of $11.8 million for the nine months ended October 31, 2015 was primarily due to a net loss of $18.2 million, partially offset by stock-based compensation of $3.1 million and depreciation and amortization of $2.1 million. The net change in operating assets and liabilities was primarily due to a change in the deferred revenue balance of $1.4 million and accounts receivable balance of $0.3 million, mainly due to timing of billing and cash collections during the period. The increase in accounts payable, accrued expenses and other current liabilities of $3.1 million was attributable to an increase in compensation cost due to headcount growth, as well as an increase in future payments for sales tax due to customer billing. These increases were offset by changes in prepaid expenses and other current assets of $1.4 million. The change in prepaid expenses and other current assets was related to increased spending in software to implement systems to support our growth.

        Cash used in operating activities of $10.5 million for the fiscal year ended January 31, 2016 was primarily due to a net loss of $26.5 million, partially offset by stock-based compensation of $4.5 million and depreciation and amortization of $3.1 million. The net change in operating assets and liabilities was primarily due to a change in the deferred revenue balance of $12.9 million, partially offset by an increase in accounts receivable of $12.1 million, mainly due to timing of billing and cash collections during the period. The change in accounts payable, accrued expenses and other current liabilities of $8.3 million was attributable to an increase in compensation cost due to headcount growth, as well as future payments for sales tax due to customer billing. The change in deferred rent of $2.1 million was related to a tenant improvement allowance received for the leasehold improvements in our New York headquarters. These changes were offset by changes in prepaid expenses and other current assets of $0.2 million. The changes were attributable to increased spending related to operational growth of our business.

        Cash used in operating activities of $14.2 million for the fiscal year ended January 31, 2015 was primarily due to a net loss of $17.3 million, partially offset by stock-based compensation of $2.9 million and depreciation and amortization of $1.2 million. The net change in operating assets and liabilities was primarily due to a change in the deferred revenue balance of $6.9 million, partially offset by an increase in accounts receivable of $5.0 million, mainly due to timing of billing and cash collections during the period. The change in accounts payable, accrued expenses and other current liabilities of $1.1 million was attributable to an increase in compensation cost due to headcount growth, as well as future payments for sales tax due to customer billing. These changes were offset by changes in prepaid expenses and other current assets of $1.1 million. The changes were attributable to increased spending related to operational growth of our business.

  Investing Activities

        Cash used in investing activities for the nine months ended October 31, 2016 was $3.2 million and primarily related to capital expenditures of $2.9 million.

        Cash used in investing activities for the nine months ended October 31, 2015 was $9.2 million and primarily related to capital expenditures, largely associated with leasehold improvements in our New York headquarters.

        Cash used in investing activities for the fiscal year ended January 31, 2016 was $10.0 million and primarily related to capital expenditures, largely associated with leasehold improvements in our New York headquarters.

        Cash used in investing activities for the fiscal year ended January 31, 2015 was $7.8 million and primarily related to our acquisition of Inner Balloons Consulting B.V., a Dutch company, in December 2014 to facilitate our operations in Europe. Cash used in investing activities was also affected by capital expenditures, largely associated with leasehold improvements in our New York headquarters.

  Financing Activities

        Cash provided by financing activities for the nine months ended October 31, 2016 of $0.8 million reflected proceeds from the exercise of stock options.

        Cash provided by financing activities for the nine months ended October 31, 2015 and the fiscal year ended January 31, 2016 was $1.6 million, which consisted primarily of $28.3 million used for share repurchases pursuant to a tender offer and stock option settlements in connection with the tender offer, offset by $29.5 million in proceeds from the contemporaneous sale of common stock to existing investors and $0.4 million in proceeds from the exercise of stock options.

        Cash provided by financing activities for the fiscal year ended January 31, 2015 of $50.4 million consisted almost entirely of proceeds from the sale of our Series F preferred stock.

Contractual Obligations

        Our principal commitments and contractual obligations consist of obligations under operating leases for office facilities, the agreements for which expire at various dates between fiscal years 2017 and 2022, including a long-term operating lease for our primary facility in New York which expires in December 2020, and our various agreements with PowerListings Network application providers, which agreements expire at various dates between fiscal years 2017 and 2020.

        We typically enter into multiyear arrangements with our PowerListings Network application providers, many of which automatically renew at the end of the stated contractual term. With certain application providers, we operate under the application provider's standard terms and conditions and we do not pay a fee. For contracts involving a payment by us to the PowerListings Network application provider, there is typically either a fixed fee or variable fee structure. The variable fee structure differs across our contracts and may consist of an amount based on the number of listings provided or a percentage of our revenues. Because there is a variable fee aspect to our relationships with the PowerListings Network, the growth of our business, whether through an increase in our revenues, an increase in our customers, or an increase in the locations managed on our platform, will result in increased payments to certain PowerListings Network application providers. These contracts are typically terminable by either party only upon an uncured material breach.

        The following table summarizes our non-cancelable contractual obligations as of January 31, 2016 (in thousands):

Payments due by period	Operating Lease Obligations	Application Provider Obligations(1)	Total
Less than 1 Year	$5,994	$11,265	$17,259
1 - 2 Years	6,166	1,627	7,793
3 - 5 Years	18,706	2,371	21,077
More than 5 Years	22	—	22

Total obligations	$30,888	$15,263	$46,151

(1)
Includes the minimum commitment levels of any variable payments to PowerListings Network application providers. We have contractual minimum commitments with certain of our PowerListings Network application providers.

Off-Balance Sheet Arrangements

        We do not engage in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, as part of our ongoing business. Accordingly, our operating results, financial condition and cash flows are not subject to off-balance sheet risks.

Critical Accounting Policies and Estimates

        Our management's discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

Revenue Recognition

        We derive our revenue primarily from subscription services. We sell subscriptions to our platform through contracts that are typically one year in length, but may be up to three years or longer in length. The subscription contracts do not provide customers with the right to take possession of the software supporting the applications and, as a result, are accounted for as service contracts.

        We sell our products through our direct sales force to our customers, including third-party resellers. We recognize revenue when four basic criteria are met: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which the services will be provided;

(2) services have been provided or delivery has occurred; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Collectability is assessed based on a number of factors, including the creditworthiness of a customer and transaction history.

        We recognize revenue based on the amount billed to customers, including third-party resellers. Our revenue consists solely of contractual fees for subscription and support services charged to our customers on a per-location basis. In transactions with resellers, we contract only with the reseller, in which pricing, length of subscription and support services are agreed upon. The reseller negotiates the price charged and length of subscription and support service directly with its customers. We do not pay separate fees to third-party resellers and do not have direct interactions with the resellers' customers.

        Subscription Revenue.    Subscription revenue recognition commences on the date that our platform is made available to the customer, which is the subscription start date, provided all of the other criteria described in the preceding paragraphs are met. Revenue is recognized based on the terms of the customer contracts, which include a fixed fee based upon the actual or contractual number of locations, and is recognized on a straight-line basis over the contractual term of the arrangement.

        Multiple Deliverable Arrangements.    Certain of our arrangements include both a subscription to our platform and support services. We evaluate each element in an arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within our control. Our support services are not sold separately from the subscription and there is no alternative use for them. Further, no other vendor provides similar support services. Based on these factors, the support services do not have standalone value. Accordingly, subscription and support revenue is combined and recognized as a single unit of accounting.

        We generally recognize the fixed portion of subscription fees and support services fees ratably over the contract term. Recognition begins when the customer has access to our platform and the support services have commenced.

        Deferred Revenue.    Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services described above and is reduced as the revenue recognition criteria are met. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing and size.

        Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as current deferred revenue within current liabilities. Typically, invoices are issued for a period of 12 months or less. In those instances when invoicing is for a period greater than 12 months, the portion of the invoice that is for the period past 12 months is recorded as long-term deferred revenue within other long-term liabilities in our consolidated balance sheets.

Deferred Commissions

        We capitalize commission costs that are incremental and directly related to selling subscription contracts to customers and consist of sales commissions paid to our direct sales force. Our subscription contracts are predominantly non-cancelable in nature. Commissions are earned by sales personnel upon the execution of the sales contracts, and commission payments are made shortly after they are earned.

        Commission costs that are direct and incremental to selling revenue-generating customer contracts are deferred and amortized to sales and marketing expense over the terms of the related subscription contracts, which are typically one year in length but may be up to three years or longer in length. The deferred commission amounts are recoverable through the future revenue streams under the customer contracts.

        We recorded capitalized commission costs of $1.8 million, $3.8 million and $5.5 million as of January 31, 2015 and 2016 and October 31, 2016, respectively. Capitalized commission costs are included in deferred commissions and other long term assets on our consolidated balance sheets.

        Amortization of deferred commissions of $1.6 million, $2.3 million, $1.6 million and $3.0 million was included in sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss for the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016, respectively.

Stock-Based Compensation

        Compensation cost for all stock-based awards, including options to purchase stock and restricted stock units, or RSUs, is measured at fair value on the date of grant and recognized over the service period. The fair value of stock options is estimated on the date of grant using a Black-Scholes model. The fair value of RSUs awarded is estimated on the date of grant based on the fair value of our common stock. Compensation cost is recognized over the requisite service periods of awards, which is typically four years for options and one to three years for RSUs.

        Our use of the Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the fair value of our underlying common stock, expected term of the option, expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent management's best estimates. These estimates involve inherent uncertainties and the application of management's judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.

        These assumptions and estimates are as follows:

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  Fair Value of Common Stock.  As our stock is not publicly traded, we estimate the fair value of common stock as discussed in "Common Stock Valuations" below.

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  Expected Term.  The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. To determine the expected term, we generally apply the simplified approach in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award as we do not have sufficient historical exercise data to provide a reasonable basis for an estimate of expected term.

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  Risk-Free Interest Rate.  We base the risk-free interest rate on the yields of U.S. Treasury securities with maturities approximately equal to the term of employee stock option awards.

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  Expected Volatility.  As we do not have a trading history for our common stock, the expected volatility for our common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option awards. Industry peers consist of several public companies in our industry which are either similar in size, stage of life cycle or financial leverage.

        The estimated forfeiture rate applied is based on historical forfeiture rates. The estimated number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period during which the estimates are revised.

Common Stock Valuations

        We have historically granted stock options at exercise prices equal to the fair value as determined by our Board of Directors on the date of grant. In the absence of a public trading market, the Board of Directors, with input from management, exercised significant judgement and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each stock option and RSU grant, including:

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  our financial performance;

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  the rights, preferences and privileges of our convertible preferred stock relative to those of the common stock; and

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  general economic and financial conditions, and the trends specific to the markets in which we operate.

        In addition, our Board of Directors considered the independent valuations completed by a third-party valuation consultant. Valuations were generally performed as of a date immediately preceding the regularly scheduled Board of Directors meeting. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In performing these valuations, a variety of relevant factors were considered including, but not limited to:

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  our nature and history;

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  the financial and economic conditions affecting the general economy, our company and the industry;

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  our past results, current operations and future prospects;

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  our earnings capacity;

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  our economic benefit of both the tangible and intangible assets;

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  the market prices of actively traded interests in public entities engaged in the same or similar lines of business, as well as sales of ownership interests in similar entities; and

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  the prices, terms and conditions of past sales of our company's ownership interests.

        In valuing the common stock, our enterprise value was estimated by utilizing the Probability-Weighted Expected Return Method, or PWERM, allocation method and the market approach. The market-based approach considers multiples of financial metrics based on trading multiples of a selected peer group of companies in similar lines of business. For each of the possible events, a range of future equity values is estimated, based on the market approach discussed above and over a range of possible liquidity event dates, all plus or minus a standard deviation for value and timing. The timing of these events is based on our expectations. In each valuation approach, the firm value is allocated across the capital structure using an option pricing model, which recognizes the economic characteristics of each security and assigns value to each class based on those characteristics. A marketability discount was applied to the common stock in each valuation in order to recognize the inherent illiquidity in holding stock of a privately held company.

        Two possible events were considered for estimating firm value. The first possible event, which assumed that we would complete an initial public offering, or IPO, utilized a market-based approach. The second possible event, which assumed that we would remain a private company or experience a liquidation event other than an IPO, also utilized the market approach. In estimating the common stock value, a probability was assigned to each of the possible events based on an analysis of prevailing IPO market conditions, recent acquisitions and input from management.

        The following table summarizes all stock option and restricted stock unit grants from October 31, 2015 through October 31, 2016:

Grant Date	Type of Award	Number of Shares of Common Stock Underlying Grant	Grant Date Fair Value Per Share	Exercise Price Per Share (for Options Only)
November 5, 2015	Options	7,000	$5.00	$5.00
December 3, 2015	Options	1,396,000	6.05	6.05
January 11, 2016	Restricted stock units	20,000	6.08	—
January 15, 2016	Restricted stock units	20,000	6.08	—
March 10, 2016	Options	942,500	6.11	6.11
March 17, 2016	Restricted stock units	20,000	6.18	—
April 28, 2016	Options	2,230,000	6.11	6.11
June 9, 2016	Options	839,300	6.48	6.48
June 9, 2016	Restricted stock units	200,000	6.48	—
September 9, 2016	Options	1,482,500	6.58	6.58
September 9, 2016	Restricted stock units	10,000	6.58	—

        Once we are operating as a public company, we will rely on the closing price of our common stock as reported on the date of grant to determine the fair value of our common stock.

        Based on the assumed initial public offering price per share of $        , the midpoint of the estimated offering price range set forth on the cover page of this prospectus, the aggregate intrinsic value of our outstanding stock awards as of October 31, 2016 was $      , of which $      related to vested awards and $        related to unvested awards.

Emerging Growth Company Status

        Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies until required by private company accounting standards.

Recent Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-09, "Revenue from Contracts with Customers (Topic 606)", or ASU 2014-09. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. ASU 2014-09 is effective for public entities for annual reporting periods, and interim periods within those annual reporting periods, beginning after December 31, 2017. For all other entities, including emerging growth companies, the standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual reporting periods, beginning after December 15, 2019. Early adoption of this standard is permitted for all entities. The guidance allows for the amendment to be applied either retrospectively to each prior reporting period presented or retrospectively as a cumulative-effect adjustment as of the date of adoption. We plan to adopt this standard under a modified retrospective transition method and are currently evaluating the impact.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases," which will require lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet for operating leases. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The standard is effective for public entities for annual reporting periods, and interim periods within those annual reporting periods, beginning after December 15, 2018. For all other entities, including emerging growth companies, the standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within annual reporting periods beginning after December 15, 2020. We are evaluating the potential impact of adopting this new accounting guidance.

        In March 2016, the FASB issued ASU No. 2016-09, "Stock Compensation: Improvements to Employee Shared-Based Payment Accounting," which simplifies and improves several aspects of the accounting for employee share-based payment transactions for public entities. The guidance will require all tax effects related to share-based payments at settlement or expiration to be recorded through the income statement and be reported as operating activities on the statement of cash flows. Further, under the new guidance, entities are permitted to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards, whereby forfeitures can be estimated, as required today, or recognized when they occur. The standard is effective for public entities for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2016. For all other entities, including emerging growth companies, the standard is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. We are evaluating the potential impact of adopting this new accounting guidance.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of loss that may affect our financial position due to adverse changes in financial market prices and rates. We are exposed to market risks related to foreign currency exchange rates, inflation and interest rates.

Foreign Currency Risk

        Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where the local currency is the functional currency, are translated from foreign currencies into U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates for the period derived from month-end spot rates for revenues, costs and expenses. We record translation gains and losses in accumulated other comprehensive income as a component of stockholders' deficit. We reflect net foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to functional currency as a component of foreign currency exchange losses in other income (expense), net.

        Based on the size of our international operations and the amount of our expenses denominated in foreign currencies, we would not expect a 10% decline in the value of the U.S. dollar from rates on October 31, 2016 to have a material effect on our financial position or results of operations.

Inflation Risk

        We do not believe that inflation has had a material effect on our business, financial condition or results of operations, other than its impact on the general economy. Nonetheless, if our costs were to become subject to inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Interest Rate Risk

        We had cash and cash equivalents of $20.7 million as of October 31, 2016. We consider all cash investments available with original maturities of three months or less to be cash, and such investments consist of high-yield savings accounts. Cash includes investments in money market funds and is stated at cost. The carrying amount of our cash equivalents reasonably approximates fair value due to the short-term maturities of these instruments. The primary objective of our investments is the preservation of capital to fulfill liquidity needs. We do not enter into investments for trading or speculative purposes.

        We do not believe our cash equivalents have significant risk of default or illiquidity. While we believe our cash equivalents do not contain excessive risk, we cannot assure you that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits and are exposed to counterparty risk.

        We had total outstanding debt of $5.0 million as of December 31, 2016 under our revolving credit line with Silicon Valley Bank. The line of credit carries a variable interest rate equal to the prime rate plus 0.5% and is available through March 16, 2018.

        We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our financial statements.

BUSINESS

Overview

        Yext is a knowledge engine. Our platform lets businesses manage their digital knowledge in the cloud and sync it to over 100 services including Apple Maps, Bing, Cortana, Facebook, Google, Google Maps, Instagram, Siri and Yelp. Digital knowledge is the structured information that a business wants to make publicly accessible. For example, in food service, the address, phone number or menu details of a restaurant; in healthcare, the health insurances accepted by a physician or the precise drop-off point of the emergency room at a hospital campus; or in finance, the ATM locations, retail bank holiday hours or insurance agent biographies. We believe a business is the ultimate authority on its own digital knowledge, and it is our mission to put that business in control of it, everywhere.

        Intelligent search, which are searches of digital knowledge that combine context and intent, has grown significantly in recent years. In particular, searches that return maps in the results have grown significantly with the proliferation of mobile devices. According to Think with Google, an online source of marketing research published by Google, location-based searches now make up 30% of all mobile searches. Searches for categories, such as "restaurants", "wine", "insurance", "wealth advisor" or "doctor", or for specific brands, such as "Marriott", "McDonald's" or "Home Depot", return maps directly in the search results. The source of the results for each of these searches is not a web page—it is structured data. Businesses and service providers want their digital knowledge to be accurate, compelling and more prominent than that of their competitors when consumers look for them on search platforms, applications, social media, connected devices and other digital sources. Our solution drives commerce by providing real-time digital knowledge that allows consumers to find the businesses and service providers that are most relevant to them.

        The vast majority of digital knowledge provided by searches currently comes from third-party sources such as data aggregators, governmental agencies and consumers. The net result of this third-party sourcing has been to produce "best guess" data that can often miss or misstate the true digital knowledge for businesses worldwide. We pioneered a better way to source critical digital knowledge. We have built our business on the fundamental premise that the best source of accurate and timely digital knowledge about a business is the business itself. We have established direct data integrations between our software and the over 100 members of our PowerListings Network that end consumers around the globe use to discover new businesses, read reviews and find accurate answers to their queries. These integrations include Apple Maps, Bing, Facebook, Google, Google Maps, Instagram, Yelp and many others. Our platform uses our patented Match & Lock process to ensure that our customers' digital knowledge is in sync across our PowerListings Network. Businesses can directly control their own digital knowledge rather than leaving it in the hands of third parties, thereby making our platform the system of record for such vital knowledge.

        We also make search intelligent by helping to provide precise, accurate and current answers to location-based queries that are conducted across web and mobile applications and voice and artificial intelligence, or AI, engines. We are increasingly using the structured data on our platform to expand or add new integrations with vertically specialized applications, voice-based search and AI engines. Our provision of structured digital knowledge, directly produced and managed by businesses and professional service providers themselves, helps ensure the accuracy of search results whether they are presented in traditional search results, an information card or an answer from a digital assistant.

        The Yext Knowledge Engine is the core of our platform and enables businesses and professional service providers of all sizes—from one location to thousands—to:

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  modify, enhance and manage digital knowledge attributes for each of their locations;

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  modify, enhance and manage location and other digital knowledge attributes for service providers in the financial, healthcare, insurance, real estate and other agent-based industries;

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  update once and immediately disseminate changes to their listings across the most widely used third-party maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks that consumers rely upon today;

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  create and update search-optimized local pages;

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  encourage consumer reviews for inclusion on their local pages and third-party review providers; and

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  analyze how listings, pages and reviews are driving consumer engagement.

        We offer our cloud-based Knowledge Engine solution to customers on a subscription basis in several packages. Each package provides varying levels of access to our key Listings, Pages and Reviews features. Our Listings feature provides customers with control over the digital presence of their location and other related attributes published on the most widely used third-party applications. Our Pages feature gives our customers the ability to create individual pages for their business, enabling control over the image and efficacy of their digital appearance on their own sites. Our Reviews feature enables customers to encourage and facilitate reviews, thereby increasing the quantity and quality of the reviews available to potential consumers and improving the search relevance for their businesses on our PowerListings Network. Ultimately, these and our other features and solutions help ensure that the critical digital knowledge created by businesses and professional service providers and delivered to the consumer is accurate, consistent, up to date and compelling.

        Businesses and professional service providers of nearly all sizes can benefit from our platform and capabilities. Today, our customers use our platform to manage digital knowledge covering more than 17 million attributes and nearly one million locations. These include leading businesses in a diverse set of industries, such as healthcare and pharmaceuticals, retail, financial services, manufacturing and technology. Our customers include AutoZone, Ben & Jerry's, Best Buy, Citi, Denny's, Farmers Insurance Group, H&R Block, HCA, Infiniti, Marriott, Michael's, McDonald's, Rite Aid, Steward Health Care and many others.

        We have experienced rapid growth in recent periods. For our fiscal years ended January 31, 2015 and 2016, our revenues were $60.0 million and $89.7 million, respectively, our net loss was $17.3 million and $26.5 million, respectively, and our non-GAAP net loss was $14.4 million and $22.0 million, respectively. For the nine months ended October 31, 2015 and 2016, our revenues were $64.0 million and $88.6 million, respectively, our net loss was $18.2 million and $28.6 million, respectively, and our non-GAAP net loss was $15.2 million and $22.3 million, respectively.

Industry Background

Consumer Discovery Has Changed

        How individuals discover, learn about and ultimately visit businesses and purchase services and products continues to evolve. Intelligent search has grown significantly in recent years. From 2015 to 2016, mobile searches for "stores open now" or "food open now" increased by 210% according to March 2016 Google trends, and mobile searches for "where to buy/find/get" increased by 130% according to February 2016 Google search data. Services are now able to leverage intelligent search that combines context and intent to help individuals discover what they need without having to necessarily visit the business's own website and return digital knowledge, such as location and other related data, for nearly any search. Search applications now typically return direct answers based on context, and direct answers for a location query are often maps. For example, a search for "steak" returns a map and additional location information for nearby restaurants that offer steak on the menu, are currently open, are highly rated and have table availability. A search for "doctors" or "insurance" returns a map and additional location information for nearby insurance agents, their hours and their rating. According to Think with Google, mobile-centric "near me" searches grew 146% from 2014 to 2015.

Knowledge Is Fundamental.

        Consumers expect instant information. When a consumer looks up an Apple Store or McDonald's from their smartphone, that consumer expects that digital knowledge to be accurate. Businesses spend significant sums on developing their brands and creating product and market awareness through expensive and ongoing advertising campaigns conducted across various forms of media including television, web and social. When potential consumers reached through those campaigns want to make a purchase, businesses need to make sure that they can be found efficiently by ensuring that digital knowledge is widely available, up to date and correct. Inaccurate or incomplete information results in lost sales opportunities, negative brand experiences and organizational inefficiencies for businesses.

Intelligent Search Drives Commerce.

        According to the U.S. Census Bureau, approximately 92% of U.S. retail sales occurred at physical locations during 2016. When searching for a business, consumers need to know many relevant attributes such as the address, phone number, menu options of a restaurant or operating hours. As a result, businesses and professional service providers must ensure that their digital knowledge is available, accurate and consistent so that they can be found. Moreover, businesses and professional service providers want to make sure that they appear prominently online when nearby consumers search for them. According to Think with Google, 76% of location searches in the United States in May 2016 resulted in visits to a business within one day of the search and 28% of those searches resulted in a purchase.

Managing Digital Knowledge Is Challenging

        Many businesses lack the capabilities to effectively control, structure and manage their digital knowledge across the ecosystem of apps where consumers discover businesses. This lack of management capability is due to several factors:

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  Lack of Control of Digital Knowledge.  The vast majority of digital knowledge currently comes from third-party sources such as data aggregators, governmental agencies and consumers. For example, within every business profile it provides, Google offers a "Suggest an Edit" link that allows any consumer—regardless of business affiliation—to suggest location data changes to a given business, and those suggestions are often inconsistent with the data provided directly by the business. The net result of this third-party sourcing has been to produce "best guess" data that can often miss or misstate the true digital knowledge for businesses worldwide. For example, if digital knowledge is inaccurate, a consumer may arrive at a store and find it closed. The rise of smartphones, the mobile web and the app economy means that digital knowledge is being leveraged by consumers more than ever before. As a result, businesses and professional service providers face increasing challenges to control, manage and publish their digital knowledge.

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  Attributes that Comprise Digital Knowledge Are Expanding.  Businesses need to be able to define their digital knowledge using detailed, category specific attributes about their business. These may range from simple items such as name, address and phone number to more detailed attributes. For example, restaurants can note that they accept reservations or that they offer gluten-free options, hotels can specify if they welcome dogs, grocery stores can highlight the organic products they offer, doctors can specify what insurance plans they accept and auto dealers can highlight details about the cars they have in inventory.

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  Digital Knowledge Is Dynamic.  As businesses and professional service providers expand the number of attributes that define their digital knowledge, consumers are more easily able to find and transact with them. Digital knowledge includes dynamic attributes that change frequently, such as opening hours, holiday hours, menus and promotions, further increasing the challenges businesses and professional service providers face in managing their digital knowledge.

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  Digital Knowledge Exists in More Places.  The number of applications that leverage digital knowledge continues to increase. Consumers have moved beyond traditional web search to vertically specialized applications, intelligent search across web and mobile applications as well as voice and AI engines. With the increasing variety of applications visited by the consumer through mobile, social and other applications, businesses need an efficient way to manage their digital knowledge across a multitude of services, such as Google, Facebook and Yelp.

Businesses Need to Provide Customers with Relevant and Actionable Information

        With 30% of all mobile searches related to location, businesses need to have their locations appear at the top of search results conducted on mobile devices, where there is limited space for multiple search results. When consumers search for businesses, they expect to be able to quickly find all of the relevant digital knowledge they need about those organizations, such as a description, the nearest store if it is a chain, the actual location on a map, the ability to make an appointment if it is a business such as an insurance agent, or search for a menu item if it is a restaurant. Furthermore, the increase in the number of mobile users around the world has resulted in the need for business information to be available on the applications where consumers engage and to be presented in a way that is consistent with the language and customs of each geography in which consumers reside.

Existing Alternatives are Inadequate

        Traditionally, businesses and professional service providers have managed digital knowledge about location, if at all, with limited tools. Traditional methods for managing digital knowledge about location include paper or legacy software-based solutions, such as word processors or spreadsheets. Simply managing and updating the few core search engines, such as Google and Bing, through these traditional methods is already very challenging, and becomes even more so when implementing updates on newer applications such as Instagram, Snapchat and Uber. Data uploads are often left to individual location managers or to a single person at a central office, leading to inconsistencies and inaccuracies in data, long times to update or delays in remediating errors. These methods are generally driven by either:

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  Ineffective Legacy Tools.  Some businesses use legacy software provided by large technology companies to manage their digital knowledge about location. This software is not specifically designed for the management of such digital knowledge, is inefficient, expensive and complex, requires significant technical knowledge and training to install and maintain, and typically takes a long time to deploy. Furthermore, such legacy software does not provide efficient integrations with the platforms of major applications. Most businesses and professional service providers do not have these tools or are unable to use them effectively.

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  Inefficient Manual Processes.  Many other businesses use manual methods, whereby employees manually edit and update digital knowledge about location data. Location data is often stored in enterprise databases that are typically controlled by technical, non-marketing personnel, requiring significant resources and time to query access and manipulate data. Edits are error prone, lack audit trails and are difficult to publish to the vast number of large applications currently used today around the world.

Customer Reviews Are of Critical and Growing Importance

        Customer reviews continue to gain more prominence and have become a key factor in decision making. Many major applications, such as Apple Maps, Bing, Google and Facebook, now include customer review data in their search results. Businesses and professional service providers are now ranked in some major search engines based on the number, quality and recency of reviews. Reviewers who go to third-party review sites are inherently self-selecting, with the most opinionated and sometimes most dissatisfied consumers often providing many of the reviews. As a result, many businesses and professional service providers either have reviews that skew negatively or fewer reviews than might be desired, in either case providing potential consumers with limited or biased information. A limited number of reviews or a few poor reviews without offsetting positive reviews may result in businesses being placed further down in the search rankings provided by some applications.

Our Solution—the Yext Knowledge Engine

        We offer our Yext Knowledge Engine, a cloud-based global platform that enables businesses to control and manage their digital knowledge and make it available through our PowerListings Network of over 100 maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks in a complete, up to date and accurate manner. Our solution provides our customers full control over key digital knowledge attributes such as addresses, phone numbers, physician credentials, accepted insurance plans, holiday hours, appointment times and menu options. Our platform serves as the system of record for the vital digital knowledge used internally to execute operations and distributed externally across the PowerListings Network. The core of our platform is our global Knowledge Engine, which powers our Listings, Pages and Reviews features. We currently offer packages that include some or all of these and other features depending on the subscription level purchased. The key features of our platform are as follows:

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  Our Listings feature allows customers to manage their location-related data across our PowerListings Network on the most widely used maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks from a single source.

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  Our Pages feature allows customers to establish landing pages on their own websites, including for individual locations or for individual professional service providers that vary by location, and to manage rich and compelling digital content on those sites, including calls to action.

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  Our Reviews feature enables customers to encourage and facilitate reviews from their end consumers, thereby increasing the quantity and quality of the reviews available to potential consumers, the tools to manage their reviews from multiple sources from a single location, and the ability to help strengthen their reviews across our PowerListings Network.

        Our analytics engine is integrated into our Knowledge Engine platform and provides businesses with insight into their public presence across services. We give our customers end-to-end control over critical business information.

Key Benefits to Our Platform

        Our global Knowledge Engine provides the following benefits depending on a customer's subscription level and enabled features:

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  Control over Digital Knowledge.  Accurate digital knowledge and enhanced, engaging content drive consumers into stores and to purchase products and services. Our platform is the system of record that enables our customers to be the single source of truth for their information everywhere. Our customers quickly gain control of their digital knowledge, such as their location data, listings and related attributes, resulting in the elimination of inaccurate and duplicate data and the ability to seamlessly update data across all of the applications in our PowerListings Network, helping to ensure that consistent and up to date digital knowledge is available for consumers.

  •
  Flexibility for Optimized Management of Digital Knowledge Attributes.  Our technology enables businesses to develop structured digital knowledge using standardized schema.org-defined best practices that suit their business needs and is optimized for search and discovery. Schema.org is an open and collaborative initiative launched by some of the largest search engines that defines the vocabulary and format for structured data markup. Regardless of the permissions model deployed, whether managed centrally or at individual business sites, our platform ensures that changes made are pushed across all of the applications in our PowerListings Network in real-time or near real-time depending on the integration. Our solution gives businesses the ability to organize, edit and update digital knowledge based on numerous standard attribute fields, such as address and hours of operation, and increase the depth of their digital knowledge using our extensible custom fields, such as menu options and accepted insurance plans.

  •
  Direct Integrations with the Most Relevant Services.  Digital knowledge posted on large search platforms, such as Apple Maps, Bing and Google, is highly visible. Inaccuracies and inconsistencies regarding the location, services, places, products, hours, events and reviews associated with businesses can cause significant negative impact. Traditional methods for managing digital knowledge, including location and other related data, are highly manual, time-consuming and error-prone. Our platform, coupled with our PowerListings Network of over 100 maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks, provides our customers with the ability to update their digital knowledge and content across all of these applications with a single click. Consumers can use any application and receive the same accurate, complete and compelling information.

  •
  Ability to Create Compelling Local Pages for Consumers.  Our Pages feature enables businesses to create a compelling online consumer experience utilizing rich content that accurately represents their brands and establishes a consumer call to action. With Pages, our platform automatically creates and publishes individual pages that a business can manage, such as separate pages for each store, insurance agent or doctor's office. Our content customization technology allows customers to publish information in accordance with schema.org that is easily crawled by search engines, rich in content, and optimized for any device. Our customers' local pages can include calls to action, allowing consumers to book an appointment with a financial advisor or order a meal. Our software allows these calls to action to be integrated with other enterprise systems employed by our customers.

  •
  Ability to Drive More Reviews and Increase Consumer Engagement.  Reviews are now more critical than ever. Our Reviews feature helps our customers to gather additional genuine consumer reviews, which typically raises their published overall consumer satisfaction score by encouraging satisfied consumers who may not otherwise write reviews to do so. This increased review activity helps our customers in two ways. First, many major search engines now publish reviews alongside digital knowledge and rank search results based on the number, quality and recency of review data, all of which can be enhanced by our Reviews function. Second, incremental positive reviews can help drive increased sales.

  •
  Ability to Perform Advanced Analytics.  Our platform provides businesses with the ability to perform advanced analytics. This capability provides businesses and professional service providers with insight into how their public presence across the PowerListings Network drives their revenue. Using our analytics platform, businesses and professional service providers can monitor search impressions and click volume rates by URL, app, time, store, region and other attributes. As digital knowledge increasingly drives commerce, businesses and professional service providers can use this information to monitor the return on their marketing investments.

  •
  Global Reach and Local Expertise.  With our platform's functionality in over 160 countries and over 90 languages and dialects, our solutions enable global businesses to deliver a local experience regardless of where consumers are located. Our platform integrates with both global and country-specific search engines and applications, accepts international address and phone number data, and allows local employees to contribute individual expertise, providing a consumer experience that respects local languages, address formats and customs.

Our Competitive Strengths

        We believe our competitive strengths include:

  •
  Leading Technology Platform.  Our solution was built from the ground up as a cloud application. As a result, our total cost of ownership for a customer is low, our deployment times are short, and we can easily deploy the latest updates and upgrades to all of our customers through our cloud-based platform. We developed and patented a process called Match & Lock that enables our customers to sync digital knowledge about their managed attributes across our PowerListings Network. Our Dual-Sync technology, which is also patented, automatically populates updates that are made in our Knowledge Engine across these applications.

  •
  Extensive PowerListings Network.  We have deep technology integrations with major global maps, apps, search engines, intelligent GPS systems, digital assistants, vertical directories and social networks, such as Apple Maps, Bing, Facebook, Google, Google Maps, Instagram and Yelp. Our PowerListings Network includes over 100 applications. Recently, we have been adding vertical applications in sectors such as financial services and healthcare, as well as international applications. We have established strong, long-term relationships with the application providers in our PowerListings Network over the past five years since we began offering our Listings feature. Direct integrations and custom application program interfaces, or APIs, between our Knowledge Engine and PowerListings Network applications position us to deliver control and value both to our customers and those application providers. We collaborate with our PowerListings Network application providers on technology and location schema so that the solutions we deliver to our customers are optimized for each application, user device and geographic location. Our special relationships with our PowerListings Network application providers allow our customers to provide the most accurate and consistent digital knowledge to end consumers, whether it is a phone number, physical address, certification information for an insurance agent or detail regarding an upcoming event.

  •
  Authoritative and Growing Data Set.  As a key system of record for digital knowledge, our customers use our platform to provide information on over 17 million attributes and nearly one million locations. Many attributes change frequently, such as holiday hours or menus, and our platform allows our customers to ensure that their information is accurate, up to date and complete. This digital knowledge set is valuable to applications that want to provide their users with accurate and complete information.

  •
  Focus on Product Innovation.  We have a history of adding innovative new features to our platform:

  •
  We initially created our Listings feature in 2011, allowing businesses to be found virtually everywhere that consumers search. In 2014, we released our Pages feature, which enables our customers to create a page for each location or individual service provider location containing rich content that can be pushed to the top of local search results and include calls to action. In 2016, we launched our Reviews feature, which allows our customers to encourage and facilitate reviews, thereby increasing the quantity and quality of the reviews available to potential end consumers, and to push such reviews back out to all the applications in our PowerListings Network.

  •
  As new platforms such as Snapchat and Uber have emerged, we have created capabilities to allow our customers to manage their digital knowledge on those services, resulting in superior experiences for the end consumer. For example, companies can use the digital knowledge stored in our Knowledge Engine to set up Snapchat Geofilter campaigns, allowing consumers to tag their business locations in Snaps with engaging images. Our integration with Uber enables businesses to embed links that allow Uber to pick up passengers and also allows for precise pick-up or drop-off locations, which can sometimes be of critical importance, such as the exact location of a hospital's emergency room entrance.

    As the world evolves, we intend to continue to focus on keeping our customers in control of their digital knowledge.

  •
  Global Footprint.  We have partnered with global search engines and map providers such as TomTom, thereby allowing our customers to control their digital knowledge worldwide and make it available to consumers around the globe. Our software enables our customers to publish digital knowledge in over 160 countries and over 90 languages and dialects. For example, an individual searching for a restaurant in Quebec would be provided results in both French and English. Our software is able to distinguish between address formats, which differ across countries and regions, so that our customers can be found accurately wherever they are in the world.

  •
  Strong Brand and Thought Leadership.  We are a recognized brand and thought leader in the field of digital knowledge management. As an example of our thought leadership, we held our inaugural LocationWorld conference in November 2016 and brought together many of our customers, including resellers, PowerListings Network partners and potential customers.

Our Market Opportunity

        We believe there is a large market opportunity created by the fundamental transformation in mobile search, digital marketing and digital knowledge management. According to an October 2016 report by BIA/Kelsey, a market research firm, U.S. online and digital local advertising revenue is estimated to be over $50 billion annually. We believe that our existing solution addresses a significant and critical subset of this market.

        As a subset of digital knowledge, we estimate that there are currently over 100 million potential business locations and points of interest in the world that could benefit from our platform based on data from Google Maps. By multiplying those potential locations by an estimated annual revenue per location of $100, which is substantially less than our consolidated average revenue per location based on our total revenue in fiscal 2016 divided by worldwide locations managed as of January 31, 2016, we estimated a total addressable market of approximately $10 billion in 2016. This estimate does not include other opportunities such as professional service providers located in multiple locations, locations that have multiple service providers, product information, events and reviews.

Growth Strategy

        Key elements of our strategy include:

  •
  Grow our Customer Base.  We believe that there is a substantial opportunity to continue to increase the size of our customer base across a broad range of industries and companies, and to include more professional service providers, such as individual doctors, insurance agents and financial services professionals, in addition to businesses. We plan to continue to invest in our direct sales force to grow our customer base, both domestically and internationally.

  •
  Continue to Enter Attractive Industry Verticals.  We will continue our go-to-market strategy to further address specific industry verticals. We have deployed this strategy in the financial services and healthcare sectors, and we plan to continue to expand into new verticals. For example, in the healthcare sector, we believe that there is a significant need for a solution such as ours. Hospitals need to provide their patients with accurate digital knowledge regarding the details for their facilities, such as the exact location of the emergency room entrance. Individual doctors need to provide potential patients with their credentials and contact information. We already have several healthcare-specific participants in our PowerListings Network, such as Vitals and Wellness.com, that are increasingly using healthcare-specific digital knowledge such as location and location-

    related data. The flexibility of our platform allows us to develop data schemas and objects that are tailored to these needs.

  •
  Expand Existing Customer Relationships.  We plan to expand our relationships with existing customers. For example, some businesses may initially purchase our solution only for their business in a particular country. By increasing their adoption of our solutions, we are able to increase the number of locations and digital knowledge available on our Knowledge Engine platform. We also plan to up-sell additional features such as Pages and Reviews to existing customers, who generally start with our entry-level Listings feature.

  •
  Expand Internationally.  We believe that we have a significant opportunity to expand the use of our software outside the United States. Our platform supports over 90 languages and dialects and is integrated with applications available in over 160 countries. We derived more than 6% of our revenues from non-U.S. sales in the nine months ended October 31, 2016, and we believe that there are substantial opportunities to increase sales to customers outside of the United States as well as to help our existing U.S.-based customers manage data for more of their international business. We have an established presence in the United Kingdom and we intend to further expand our footprint in Europe and other regions.

  •
  Develop and Market New Products and Features.  We are committed to developing and marketing innovative product capabilities to meet our customers' digital knowledge management needs. We initially created and developed our platform around our Listings feature in 2011, allowing businesses to be found virtually everywhere that consumers search. In 2014, we added Pages as a new feature, which enables customers to create individual pages that can be pushed to the top of local search results. In 2016, we launched Reviews, which allows our customers to encourage and facilitate end consumer reviews, respond to reviews efficiently and integrate such reviews into the platforms of our PowerListings Network. We will continue to invest in further development of our platform and product features to help our customers better manage their digital knowledge.

  •
  Extend the PowerListings Network.  We plan to continue to expand our PowerListings Network. We are increasing our focus on adding more industry vertical and international services and applications to our network as well as including new services and applications that may become more commonly used in the future.

  •
  Expand Our Developer Platform.  We have recently opened up our Knowledge Engine to developers with the introduction of our Yext/Developer platform. Yext/Developer offers our customers the ability to integrate into other systems to give our customers programmatic control of their organization's digital knowledge. For example, with our pre-built APIs, our customers can ensure that their point-of-sale systems automatically learn of the address for a new store that is opened or that their customer support representatives are automatically notified of a new review posted on a member of our PowerListings Network. We believe that the introduction of our Yext/Developer platform will further expand the ways that our Knowledge Engine can be utilized and increase customer retention.

The Yext Knowledge Engine

        The Yext Knowledge Engine is our cloud-based software platform that powers our key capabilities allowing customers to manage their digital knowledge—such as store hours, a new address or an important status update—manage the content of their local landing pages and manage their consumer reviews, all from a single login.

        We offer a multi-tiered approach to our capabilities that starts with basic access to the Knowledge Engine and successively includes access to additional capabilities, with and without our Pages feature. The current features of our packages are as follows:

Packages Without Pages

Packages With Pages

        Many of our customers initially deploy a Starter or Professional subscription to control and manage their digital knowledge using the Listings feature. Some customers start with the Base subscription if they only need internal management of digital knowledge. As customers realize the benefits of our platform, many have increased or expanded their existing subscription levels to obtain greater access to our key features, such as Reviews and Pages, as they need them.

Features of the Yext Knowledge Engine

        Our scalable, cloud-based platform encompasses the following features:

Yext Knowledge Manager
Listings
Pages
Reviews
Core Location Data
Data Cleansing
Geocoding
Single Sign-On
Robust APIs
Custom Fields
HI!
Multi-Lingual Content Support
Local User Portal
User Roles & Approvals
Scheduled Updates
Digital Asset Management
Analytics Hub
YEXT KNOWLEDGE ENGINE PLATFORM

        The Yext Knowledge Manager is the user interface through which our customers access our features and the broad capabilities of our platform. It enables customers to centralize, control and manage more than 100 data fields, including name, address and phone number, map marker, holiday hours, location-specific promotions, photo and video content and social links.

Listings

        The following shows a typical dashboard for a Listings subscriber:

yext
Location Manager
Listings
Pages
Reviews
Analytics
Help
Overview
Listings
Suppressions
Summary
Reviews
Posts
User-Generated Content
Filters
All Locations
97%
Live Listings
5,320
Listings Updates
12,512
Search Impressions
623
Listings Engagement
Fix Your Data
18 locations with Address Issues
14 locations with Business Hours Issues
11 locations with Business Phone Issues
11 locations with Categories Issues
8 locations with Contact Email Issues
Get Live
18 locations unavailable
Link Facebook
13 locations unavailable
Link Foursquare
8 locations unavailable
Fix Google
2 locations unavailable
Fix Instagram
Review Publisher Suggestions
17 locations with Business Hours Suggestions
14 locations with Address Suggestions
11 locations with Category Suggestions
11 locations with Map Marker Suggestions
8 locations with Fifth Suggestions
Suppress Duplicate Listings
134
Total Suppressed Listings
5
Additional Possible Duplicates
Suppress Listings
Listings Status
Manage Listings
Live 97%
Opted-out 1%
Processing 2%
Unavailable 1%
24,730
All Listings
24,350
Live Listings
375
Processing
2
Unavailable
3
Opted-out
Google
Facebook
Yelp
Apple
Yahoo
Instagram
Bing
Mapquest
Foursquare
Live
Processing
Unavailable
Opted-out
View More

        Our Listings feature allows our customers to claim and lock digital knowledge specific to location data so that updates are controlled through our platform, and then sync and update the content across our PowerListings Network. Listings also enables the suppression of duplicate listings, as well as the implementation of real-time or near-real-time and scheduled updates of our customers' data.

        Our PowerListings Network is comprised of over 100 applications across the globe, including major search engines, such as Bing and Google; social apps, such as Facebook and Instagram; local service sites, such as Yelp; and mapping apps, such as Apple Maps and Google Maps. We have direct application program interface, or API, integrations with a number of these PowerListings Network applications. As a result, our customers are able to control and update their business listings across all of these applications through our integrated platform with a single click.

        Listings also provides analytics support to keep our customers informed of how their public presence across the PowerListings Network is impacting their business, including visibility into how often their listings are appearing in search results and how many people are clicking from those search results to learn more. Additionally, Listings enables our customers to manage their brand content across all of their business listings to ensure a consistent message regardless of city, country or language.

Pages

        The following shows a typical dashboard for a Pages subscriber:

        Our Pages feature allows customers to establish specialized landing pages for their business, such as separate pages for each store, insurance agent or doctor's office, on their own websites and to manage rich and compelling digital content on those sites, including calls to action. Pages are automatically updated when the customer makes changes to the content linked to our Knowledge Engine, creating a unique, dynamic web presence for every page.

        Pages are built with search engine optimization, or SEO, best practices, a fully configurable URL scheme and a consistent cross-device experience to assist our customers' stores, agents, offices or service centers to increase their websites' search engine visibility and traffic.

        Our Pages feature has the functionality to automatically display our customers' most convenient location to consumers who are searching, enabling the filtering and refinement of searches on websites by address, zip code, landmark, service and more. Additionally, Pages enhances the visibility of our customers' websites by categorizing their businesses based on the product lines or services that they offer and supports multi-lingual content storage, allowing our customers to provide targeted content to their prospective end consumers and to organize digital knowledge so that consumers and search engines are able to more easily locate the information they are searching for.

Reviews

        The following shows a typical dashboard for a Reviews subscriber:

        Our Reviews feature enables customers to encourage and facilitate reviews from their end consumer, thereby increasing the quantity and quality of the reviews available to potential consumers, the tools to manage their reviews from multiple sources from a single location and the ability to help strengthen their reviews across our PowerListings Network.

        Our Review Publishing platform utilizes SEO best practices, enhancing the visibility of the customer reviews. Additionally, our Review Quarantine feature allows our customers to hold their customer reviews for up to seven days before they go live, permitting our customers to address authentic but negative feedback before it becomes public and automatically flags inauthentic or inappropriate reviews for removal.

        Our Reviews feature also leverages our direct integrations with sites across the PowerListings Network to pull all of our customers' reviews, from every location managed on our platform, into a single dashboard so that our customers can stay informed in an efficient manner. It also has functionality to alert our customers with a notification once new reviews become available and provides a platform for our customer to respond to reviews and engage with their customers directly from the Yext Knowledge Engine. Reviews also allows our customers to view and generate reports that display metrics of their ratings and reviews, based upon location, website or service and other factors.

Key Additional Features of the Yext Knowledge Engine

        Although our Knowledge Engine is used most heavily to support our primary Listings, Pages and Reviews features, the platform also provides our customers with a number of additional key features and benefits including:

  •
  Core Location.  Our Knowledge Engine is our customers' centralized hub for all the data that defines their stores, offices, physicians, branches, ATMs, agents, dealerships, restaurants or service centers. Purpose-built for managing attributes related to locations, the Knowledge Engine supports more than 50 standard fields, from address and phone number to payment methods, search categories, holiday hours, product and menu lists and location-specific offers. Editing data, in bulk or for individual locations, is easy.

  •
  Geocoding and Data Cleansing.  Upon implementation, all of our customers benefit from our rigorous data cleansing process to help ensure their data is formatted consistently and completely, whether they have two or 20,000 business locations and any number of attributes. Our operations team reviews data to detect inconsistencies, discrepancies, and missing fields. We help our customers ensure that their data is correct and complete, and we work with them to find the best way to fill any gaps we find. As part of our rigorous data cleansing process, we verify all customers' coordinates with some of the largest mapping providers in the PowerListings Network—including Google Maps and Bing—so that customers' map pins appear correctly to both drivers and pedestrians.

  •
  Single Sign-On.  In our user-friendly Partner Portal, customers can take bulk actions as needed, including uploading, editing and exporting, as well as creating social posts for all managed locations and moving multiple managed locations to a folder.

  •
  APIs.  Our low-latency APIs make it easy for customers to ensure that all of their internal systems work consistently when connecting with the Knowledge Engine.

  •
  Custom Fields.  Custom fields make it easy for our customers to extend their existing data model to our Knowledge Engine. We work with our customers to define the custom fields that represent their data management strategy best, like brand, open status or square footage. Customers can add custom fields that support URLs, photos, yes/no answers or 12 additional data validation types to manage their location and other related data on their own terms.

  •
  Multilingual Content Support.  Our Multi-Language Data Storage allows our customers to present a tailored experience to diverse consumers locally and worldwide while maintaining data consistency, avoiding discrepancies and satisfying local customers. Additionally, our industry expertise and direct PowerListings Network relationships support our customers' global scale and expansion with smart, pre-formatted addresses, phone numbers and payment options for over 160 countries and over 90 languages and dialects.

  •
  Local User Portal.  Our customizable and extensible Local User Portal delivers a branded experience to franchisees, agents or advisors, giving local managers an active role in managing the digital knowledge that consumers seek while maintaining brand compliance.

  •
  User Roles and Approval Workflows.  Our flexible, scalable user roles, workflows and approvals give our customers the option to allow franchisees or local managers to manage data for their business locations while letting corporate management maintain total brand control. Management can empower franchisees or local managers to contribute key data about their individual properties that give their online presence a personal touch, including hours of operation, photos and local specials. Our flexible workflows support the processes and controls of business so managers can give individuals users, such as their employees, franchisees or local or regional managers, as much or as little responsibility as they would like. Those users can request edits to any data field, while approvers can review requested changes, accept, reject or reassign those changes, and explain their decisions to those who made the request. Our Smart Notifications make it easy to comply and collaborate.

  •
  Scheduled Content and Digital Asset Management.  Changes to digital knowledge, from holiday hours to featured promotions to social posts, can be scheduled to post automatically on the dates desired. Our customers are able to view all the locations that leverage a digital asset such as a photo, video or text, in order to keep track of where and when photos and offers appear to consumers.

  •
  Analytics Hub.  Analytics keep our customers informed of how their public presence across services drives business for their brands. For example, customers can view how often their listings appear in search, how many people click from those search results to learn more, the terms for which their individual business locations appear to consumers and favorite Instagram hashtags to post from those locations. Via our direct integrations with applications in the PowerListings Network, customers control the URL that their listings drive to, so they can tie their listings back to the conversion metric of their choice.

Our Technology

        Our cloud-based software platform is designed to scale as we continue to add customers and allows us to support digital knowledge for millions of attributes and locations. The platform is built primarily with industry-standard open source technology. We use a microservices-based architecture to maximize the manageability, flexibility and scalability of our software as it continues to grow more complex. We also employ a modern continuous delivery approach to building, testing and deploying our software.

Hosting

        The majority of our customer-facing software is run from two co-location data centers. To provide the highest level of up-time and lowest latency for our platform capabilities, key high-volume services are hosted by third-party hosting services, which allows easier and greater scalability and provides for redundancy.

Data Structure

        Our Yext Knowledge Engine allows customers to collect, store and manage structured data, consistent with standards published by schema.org. Schema.org is an open and collaborative initiative launched by certain large search engines that defines the vocabulary and format for structured markup. Search engines like Google and Bing consume local data through structured markup placed in the underlying code of web pages.

        We actively monitor and track the schema.org standards so that our Yext Knowledge Engine stores and publishes data in accordance with the most current schema.org specifications.

Interfaces with our PowerListings Network

        We rely on integrations with each of the applications in our PowerListings Network that enable us to accomplish some or all of the following key tasks with members of our PowerListings Network:

  •
  search for existing listings and retrieve details about them, in order to match our customers' digital knowledge to existing listing data;

  •
  claim listings and deliver updated digital knowledge content;

  •
  retrieve or get notified about reviews and allow review response; and

  •
  obtain statistics about traffic on listings to display to our customers in the platform.

        Over the years, we have developed special integrations with a number of the applications in our PowerListings Network. We have also worked with the major application providers in the PowerListings Network to develop trust and strong working relationships, resulting in specific operational workflows, processes for issue resolution, and specialized technology and processes tailored to the nuances of each.

For smaller PowerListings Network application providers, we have developed our own API specifications that each provider builds and implements for integration with our Yext Knowledge Engine.

Our Customers

        As of January 31, 2017, we served nearly 40,000 businesses with locations in over 100 countries. These include many leading businesses in a diverse set of industries, such as healthcare and pharmaceuticals, retail, financial services, manufacturing and technology. For this purpose, we define a customer as a separate and distinct buying entity, such as a company, a government institution, a franchisor, a service provider or agency or a distinct business unit of a large corporation that has an active contract directly with us.

        These include:

Financial Services	Healthcare	Hospitality, Food & Beverage		Retail
BMO Harris Bank	Steward Health Care	Arby's	Marriott	AutoZone	Michael's
Citi Farmers Insurance Group H&R Block	Hospital Corporation of America (HCA) Fresenius Medical Care North America (FMCNA)	Ben & Jerry's Denny's Huddle House	McDonald's Premier Inn Sonic Drive-In	Best Buy Cole Haan David's Bridal Home Depot Infiniti	NAPA Auto Parts Rite Aid rue21 T-Mobile

        One reseller customer, Dex Media, accounted for 12% and 10% of our revenues for the fiscal years ended January 31, 2015 and 2016, respectively. No single customer represented more than 10% of our revenues for the nine months ended October 31, 2016.

Customer Case Studies

Denny's, Inc.

        Denny's is a global restaurant chain with over 1,700 franchise locations worldwide and approximately 240 franchisees. Denny's wanted to enhance its digital presence to serve mobile-empowered consumers of all ages, to win and keep brand awareness and customer loyalty. Denny's initially used our Listings solution to gain full control of its presence on local listing sites and to update location data and enhanced content like menus, photos, events, attributes, videos, brands carried and amenities available at the franchise location level, all in both English and Spanish. With Listings, Denny's can immediately update listings for one location or all of its locations from a comprehensive dashboard display. Soon after implementing Listings, Denny's added our Pages solution to optimize its local mobile web pages and campaigns. Following implementation of Pages, Denny's reports that its store location pages experienced a 35% increase in search traffic in less than a year after launching Pages.

        Denny's also uses Reviews to manage its location reviews across sources including Google, Yelp, Facebook and other applications to make it easier to encourage customers to review restaurants, providing credibility and visibility in search. After using Reviews for two months, Denny's first-party reviews, which are the reviews submitted directly to location pages with the star rating integrated into our PowerListings Network, beat the rating of 3.5 (out of 5) directly submitted on third-party sites by over a full point.

Steward Health Care

        Steward Health Care is a community-based health care organization with 10 hospital campuses and 24 affiliated urgent care provider locations providing access to 3,000 primary care and specialist physicians for 3 million patients per year. Steward needed a tool to help manage its constantly changing physician and location information. Our Knowledge Engine enabled Steward to manage and update location and physician data for every local practice—including National Provider Identifier, specialties, headshots, qualifications and experiences, languages spoken, hospital affiliations, provider bios, procedures performed and other healthcare-specific data, all from a single comprehensive dashboard. Steward now has 150 of its practices, over 750 physicians and all 10 hospital campuses live on our Knowledge Engine, which create a total of 60,000 live listings across our PowerListings Network sourcing from our Knowledge Engine. Following its implementation of our platform, Steward reported that it experienced a 40% increase in search impressions for physicians and a 44% increase in doctor profile views in the five months subsequent. Steward improved the accuracy and consistency of listings, correcting over 58,000 addresses, over 49,000 phone numbers and over 123,000 website URLs across the PowerListings Network from previously published data.

Premier Inn

        With over 700 locations and more than 60,000 rooms, Premier Inn is the United Kingdom's largest hotel chain. Premier Inn realized that their digital presence was lacking beyond Google search, and that they needed a solution that would allow them to efficiently manage their location and other related data—including an email address for the on-site contact, associations and awards—across multiple applications.

        Premier Inn initially launched 350 of its U.K. locations with Listings. Premier Inn also uses Reviews to monitor reviews in real time across social sites like Facebook and Yelp to preserve its brand reputation and monitor customer satisfaction. With Reviews, Premier Inn's marketing team and local hotel managers can easily monitor their customers' social engagement and they can respond directly from the platform. This was important because overseas travelers rely heavily on reviews to influence their decisions to book hotels. In the first three months after implementing our platform, Premier Inn reports that it added 55% net new listings. Prior to using our platform, an estimated 73% of addresses for their locations included errors, and we updated 16,539 addresses across our PowerListings Network to correct those errors. Premier also added over 16,000 website URLs, 100,000 logos and photos and 26,000 business descriptions to its presence online with our solutions across our PowerListings Network.

Our PowerListings Network

        As of January 31, 2017, our PowerListings Network included more than 100 service and application providers. Our PowerListings network includes leading directories, mobile maps, search engines and social apps. These include:

Mobile Maps	Search Engines	Social	Directories
Apple Maps	Bing	Facebook	AllMenus
Google Maps	Google	Foursquare	Citysearch
HERE Maps	Yahoo!	Google	Local.com
MapQuest		Instagram	WhitePages
TomTom		Yelp	YellowPages

Sales and Marketing

        We sell our solution globally to customers of all sizes, from one location to thousands of locations, through direct sales efforts to our customers, including third-party resellers, and through a self-service purchase process. Most of our resellers serve small business customers or non-U.S. customers, while we serve the significant majority of enterprise and mid-size business customers through our direct sales force. In transactions with resellers, we are only party to the transaction with the reseller and are not a party to the reseller's transaction with its customer.

        Our sales organization varies by market within each country and will change over time as we build critical mass and address various vertical segments within a market. As of January 31, 2017, we had 106 members of our direct sales team and more than 3,500 resellers. We plan to continue to grow our sales and marketing organization as we expand globally.

Customer Support and Professional Services

        Our account services team provides customer support for each of our customers. Support begins in the customer acquisition phase and continues throughout the duration of the relationship. Customer support includes working with customers on launch and on-boarding, ongoing support, assessment of solution and feature mix, analytics and renewal. We also have a dedicated professional services team. This team provides support to customers that require custom development services, may have special operational needs or may require more custom analytics.

Research and Development

        As of January 31, 2017, our research and development organization had 83 employees. Our global research and development organization uses and shares the same technology, platform development tools and data across various sites. Our research and development expenses were $11.9 million and $16.2 million for the fiscal years ended January 31, 2015 and 2016, respectively, and $11.6 million and $14.2 million for the nine months ended October 31, 2015 and 2016, respectively.

Intellectual Property

        Our intellectual property is an essential element of our business. We rely on a combination of patent, trade secret, trademark, copyright and other intellectual property laws, confidentiality agreements and license agreements to protect our intellectual property rights. We also license certain third-party technology for use in conjunction with our platform.

        We believe that our continued success depends on hiring and retaining highly capable and innovative employees, especially as it relates to our engineering base. It is our policy that our employees and independent contractors involved in development are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property and assigning to us any ownership that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own or license. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

Patents and Patent Applications

        As of January 31, 2017, we had eight issued U.S. patents, five non-provisional and two provisional U.S. patent applications and four international Patent Cooperation Treaty patent applications pending. The issued patents have expiration dates ranging from 2032 to 2035. Although we actively attempt to utilize patents to protect our technologies, we believe that none of our patents, individually or in the aggregate, are material to our business. We will continue to file and prosecute patent applications when appropriate to attempt to protect our rights in our proprietary technologies. However, there can be no assurance that our patent applications will be approved, that any patents issued will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable.

Trademarks

        We rely on registered and unregistered trademarks to protect our brand. As of January 31, 2017, we had 38 trademarks registered globally. "Yext" and "PowerListings" are registered trademarks in the United States and in certain other countries.

Competition

        The market for digital knowledge management, particularly for location and location-related data, is new and rapidly evolving, and we face many competitors with a variety of product offerings. Our primary competition comes from businesses that choose to handle digital knowledge management of their location and related data in-house using manual, paper and spreadsheet-based systems that corporate personnel employ in a fragmented manner rather than pay for a third-party solution. In addition, some small companies may offer products and solutions at lower price points than us or that compete with some but not all of the features present in our platform and solutions. Larger companies with substantial resources may also decide to enter the digital knowledge management business and create or acquire products that are competitive to our platform. As we introduce new features and our existing platform evolves, or as other companies introduce new products and services, we may become subject to additional competition.

        We believe that we generally compete favorably with our competitors because of the size and breadth of our integration and relationships with the applications in our PowerListings Network, the features and performance of our platform and our various solutions, the ease of integration of our solutions with the technological infrastructures of our customers and the incremental marketing benefits and return on investment that our various solutions offer to our customers.

Employees

        As of January 31, 2017, we had over 630 full-time employees, the substantial majority of which were located in our New York offices. We consider our culture and employees to be vital to our success. None of our domestic employees are represented by a labor union or covered by a collective bargaining agreement, although works councils exist in various foreign jurisdictions where we have employees.

Facilities

        Our worldwide corporate headquarters and executive offices are located in New York, New York, where we occupy approximately 95,000 square feet of office space under a lease and a sublease that expire in December 2020. In addition to serving as our corporate headquarters, our New York offices also support our sales, marketing, research and development and other general and administrative functions. We also have domestic offices in Tysons Corner, Virginia, Dallas, Texas and Chicago, Illinois and an international office in London, United Kingdom. All of our facilities are leased. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available on commercially reasonable terms if and when it becomes needed.

Legal Proceedings

        We are a defendant in a putative class action pending in the United States District Court for the Southern District of New York, captioned Tropical Sails Corp. v. Yext, Inc., civil action no. 14-cv-7582. The plaintiffs allege various violations of New York law related to certain of our sales practices. On May 18, 2015, the Court dismissed two of the four counts alleged by plaintiffs. On March 11, 2016, the plaintiffs filed a Motion for Class Certification, and we filed a Motion for Summary Judgment as to the remaining counts. The motions have been fully briefed and discovery has been stayed pending a ruling from the Court. A hearing was held in February 2017. We believe the plaintiffs' claims are without merit and intend to vigorously defend ourselves.

        In addition, we are and may be involved in various legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, currently, in our opinion, the likelihood of any material adverse impact on our consolidated results of operations, cash flows or our financial position for any such litigation or claims is deemed to be remote. Regardless of the outcome, litigation can have an adverse impact on us because of defense costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information concerning our current executive officers and directors, including their ages as of February 28, 2017:

Name	Position(s)	Age
Executive Officers:
Howard Lerman	Chief Executive Officer, Class Director	37
Brian Distelburger	President, Class Director	38
Steven Cakebread	Chief Financial Officer	65
Tom Dixon	Chief Operating Officer	36
James Steele	President and Chief Revenue Officer	61
Non-Employee Directors:
Michael Walrath(1)(2)	Chairman and Class Director	41
Phillip Fernandez(1)(3)	Class Director	56
Jesse Lipson(1)	Class Director	39
Julie Richardson(3)	Class Director	53
Andrew Sheehan(2)(3)	Class Director	59

(1)
Member of the compensation committee.

(2)
Member of the nominating and governance committee.

(3)
Member of the audit committee.

Executive Officers

        Howard Lerman is our Co-Founder and Chief Executive Officer and has also served as a member of our Board of Directors since our inception in 2006. Prior to co-founding Yext, Mr. Lerman founded and served as a senior manager of several privately held software companies. Since 2014, Mr. Lerman has also served as Co-Founder and Chairman of Confide, a privately held electronic messaging service. Mr. Lerman is a graduate of Thomas Jefferson High School for Science and Technology and holds a B.A. in History from Duke University. Our Board of Directors believes that Mr. Lerman's knowledge of our company as a Co-Founder and as a thought leader in the digital knowledge industry allows him to make valuable contributions to the Board of Directors.

        Brian Distelburger is our Co-Founder and President and has also served as a member of our Board of Directors since our inception in 2006. Prior to co-founding Yext, Mr. Distelburger founded and served as a senior manager of a privately held software company. From September 2012 until its sale in April 2016, Mr. Distelburger also served as chairman of the board of directors of Food Genius, Inc., a privately held food service data provider. Mr. Distelburger also serves on the Cornell Entrepreneurship Advisory Council. Mr. Distelburger holds a Bachelor's degree from Cornell University. Our Board of Directors believes that Mr. Distelburger's knowledge of our company as a Co-Founder and as a thought leader in the digital knowledge industry allows him to make valuable contributions to the Board of Directors.

        Steven Cakebread has served as our Chief Financial Officer since October 2014. Prior to joining Yext, Mr. Cakebread served in various senior executive roles, including as Chief Financial Officer and Chief Accounting Officer of D-Wave Systems, a quantum computing company, from March 2013 to September 2014 and as Chief Financial Officer of Pandora Media Inc., a provider of personalized internet radio and music discovery service, from March 2010 to December 2012. From 2009 to March 2010, Mr. Cakebread was a Principal with J. Stevens & Co. LLC, a consulting company. From February 2009 to December 2009, Mr. Cakebread served as Senior Vice President, Chief Accounting Officer and Chief Financial Officer of

Xactly Corporation, a provider of on-demand sales performance management software. Mr. Cakebread also served as President and Chief Strategy Officer of Salesforce, a customer relationship management service provider, from March 2008 to February 2009, and as Chief Financial Officer of Salesforce from May 2002 to March 2008. Mr. Cakebread has served on the board of directors of ServiceSource International, Inc., a publicly held revenue lifecycle management software company, since 2010. He previously served as a member of the boards of directors of Solar Winds from January 2008 to February 2016, Care.com from December 2013 to November 2014 and eHealth from June 2006 to June 2012. Mr. Cakebread holds a B.S. in Business from the University of California, Berkeley, and a M.B.A. from Indiana University.

        Tom Dixon has served as our Chief Operating Officer since February 2010. Prior to joining Yext, Mr. Dixon co-founded several private software companies, including justatip.com and Intwine, and also served as the Chief Information Officer at Datran Media following its acquisition by Intwine. Mr. Dixon holds a B.A. in Philosophy from Princeton University.

        James Steele has served as our President and Chief Revenue Officer since January 2017. Mr. Steele joined our Board of Directors in November 2016 and subsequently resigned from our Board of Directors in connection with his hiring in January 2017. Mr. Steele previously served as the President of InsideSales.com, a privately held provider of sales acceleration platforms, from January 2015 until January 2017. Prior to that time, from 2002 to December 2014, Mr. Steele served in various positions at Salesforce, including as the Chief Customer Officer and the President of Worldwide Sales, and before that he served in various management positions for more than 20 years at IBM, a technology and consulting company. Mr. Steele has also served as a member of the board of directors of Instructure, a publicly held software company, since October 2016 and also served as a member of the board of directors of IntraLinks Holdings, a publicly held software company, from September 2016 until its acquisition by Synchronoss Technologies in January 2017. Mr. Steele holds a B.S. in Civil Engineering from Bucknell University.

Non-Employee Directors

        Michael Walrath has served as the Chairman of our Board of Directors since March 2011 and has served as a director since November 2009. Mr. Walrath was the Founder and Chief Executive Officer of Right Media, an online advertising company, from January 2003 until its acquisition by Yahoo! in 2007. Mr. Walrath sits on the boards of directors of a number of private software and media companies. Mr. Walrath holds a B.A. in English from the University of Richmond. Our Board of Directors has determined that Mr. Walrath's extensive experience as an entrepreneur in the technology and advertising industries, as well as his experience leading and advising high-growth companies, makes him a qualified member of our Board of Directors.

        Phillip Fernandez has served as a director since October 2016. Mr. Fernandez co-founded Marketo, an engagement marketing company, where he served as President, Chief Executive Officer and chairman of the board of directors from January 2006 until its acquisition by Vista Equity Partners in August 2016. In January 2017, Mr. Fernandez joined Shasta Ventures as a Venture Partner. Mr. Fernandez has served as a member of the board of directors of PTC, a computer software company, since February 2016 and was a member of the board of directors of TIBCO Software, a publicly held software company, from June 2014 to December 2014, when it was acquired by Vista Equity Partners. Mr. Fernandez holds a B.A. in History from Stanford University. Our Board of Directors has determined that Mr. Fernandez's extensive experience as a chief executive officer of a publicly traded marketing technology company makes him a qualified member of our Board of Directors.

        Jesse Lipson has served as a director since August 2012. Mr. Lipson has served as Corporate Vice President and General Manager of Cloud Services at Citrix, a network software company, since January 2016. Prior to that time, Mr. Lipson was Chief Executive Officer of ShareFile, a network software company, from 2005 to 2011, when it was acquired by Citrix. Mr. Lipson held various leadership positions with Citrix between October 2011 and his appointment as Corporate Vice President and General Manager of Cloud Services in January 2016. Mr. Lipson holds a B.A. in Philosophy from Duke University. Our Board of Directors has determined that Mr. Lipson's extensive experience as an entrepreneur in the technology industry makes him a qualified member of our Board of Directors.

        Julie Richardson has served as a director since May 2015. From November 2012 to October 2014, Ms. Richardson was a Senior Adviser to Providence Equity Partners LLC, a global asset management firm. From April 2003 to November 2012, Ms. Richardson was a Partner and managing director at Providence Equity, a private equity investment fund, and oversaw its New York office. Prior to Providence Equity, Ms. Richardson served as Global Head of JP Morgan's Telecom, Media and Technology Group, and was previously a managing director in Merrill Lynch & Co.'s investment banking group. Ms. Richardson has served on the board of directors of The Hartford Financial Group, a publicly held insurance and financial services company, since January 2014, VEREIT, a publicly held real estate investment operating property company, since April 2015, and Arconic, a publicly held materials manufacturing company, since November 2016. Ms. Richardson previously served on the board of directors of Stream Global Services, Inc. from 2009 to 2012. Ms. Richardson holds a B.B.A from the University of Wisconsin-Madison. Our Board of Directors has determined that Ms. Richardson's financial skills and investment management and financial services experience make her a qualified member of our Board of Directors.

        Andrew Sheehan has served as a director since May 2008. Mr. Sheehan has been a managing director at Sutter Hill Ventures, a venture capital firm, since 2007. Mr. Sheehan has also been a managing director of Tippet Venture Partners, L.P., a venture capital firm, since 2014. Mr. Sheehan has served on the board of directors of Quinstreet, a publicly held marketing technology company, since February 2017. Mr. Sheehan also serves on the boards of directors of a number of private companies in the technology industry. Mr. Sheehan holds a B.A. in English from Dartmouth College and a M.B.A. from the University of Pennsylvania Wharton School. Our Board of Directors has determined that Mr. Sheehan's leadership experience, expertise as a venture capital investor and knowledge regarding the technology industry make him a qualified member of our Board of Directors.

Board Composition

        Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2018, 2019 and 2020, respectively. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our Board of Directors.

        Our Board of Directors currently consists of seven members.                    ,                     , and                    are Class I directors and will serve until our annual meeting of stockholders in 2018.                    ,                     , and                    are Class II directors and will serve until our annual meeting of stockholders in 2019.                    and                     are Class III directors and will serve until our annual meeting of stockholders in 2020.

Director Independence

        Upon the completion of this offering, our common stock will be listed on the New York Stock Exchange, or NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company's board of directors within a specified period after completion of this offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the rules of the NYSE, a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our Board of Directors has determined that                     ,                    ,                     ,                     and                    do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is "independent" as that term is defined under the applicable rules and regulations of the SEC and the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

        Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

        Our audit committee consists of Messrs. Fernandez and Sheehan and Ms. Richardson, with Ms. Richardson serving as chairman. We believe that our audit committee members meet the requirements for financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and SEC rules and regulations. In addition, our Board of Directors has determined that Ms. Richardson is an audit committee financial expert within the meaning of SEC regulations. We have made this determination based on information received by our Board of Directors, including questionnaires provided by the members of our audit committee.

        In order to be considered to be independent for purposes of Rule 10A-3(b)(1) under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Each member of our audit committee satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act.

        Our audit committee's duties and responsibilities are to, among other things:

  •
  appoint and oversee an independent registered public accounting firm and approve audit and non-audit services;

  •
  evaluate the independence and qualifications of the independent registered public accounting firm at least annually;

  •
  review our annual audited consolidated financial statements and quarterly consolidated financial statements;

  •
  review the responsibilities, functions, qualifications and performance of our internal audit function, including our internal audit function's charter, plans, budget, objectivity and the scope and results of internal audits;

  •
  approve the hiring, promotion, demotion or termination of the person in charge of our internal audit function;

  •
  review the results of the internal audit program, including significant issues in internal audit reports and responses by management;

  •
  review the hiring of employees or former employees of our independent registered public accounting firm;

  •
  review, approve and monitor related party transactions involving directors or executive officers and review and monitor conflicts of interest situations involving such individuals where appropriate;

  •
  periodically, meet separately with management, the internal auditors and our independent registered public accounting firm, both with and without management present, in each case to discuss any matters that the audit committee or others believe should be discussed privately;

  •
  address complaints we receive regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  review and discuss with management and our independent registered public accounting firm, on at least an annual basis, the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, as well as reports regarding compliance with applicable laws, regulations and internal compliance programs;

  •
  discuss with management and our independent registered public accounting firm any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or policies and discuss with our chief financial officer or senior legal officer any legal matters that may have a material impact on the financial statements or our compliance procedures;

  •
  discuss with management and, as appropriate, our independent registered public accounting firm, the adequacy and effectiveness of our policies and practices regarding information technology risk management and the internal controls related to cybersecurity;

  •
  report regularly to the Board of Directors about issues including, but not limited to, any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and, when the internal audit function is established, the performance of the internal audit function;

  •
  review at least annually the adequacy of the committee's charter and recommend any proposed changes to the Board of Directors for approval; and

  •
  conduct and present to the Board of Directors an annual self-performance evaluation of the committee.

        Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Compensation Committee

        Our compensation committee consists of Messrs. Fernandez, Lipson and Walrath, with Mr. Fernandez serving as chairman. Each member of the compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act, the NYSE listing standards and SEC rules and regulations. Additionally, each member of the compensation committee is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as defined in Section 162(m)

of the Internal Revenue Code of 1986, or the Code. Our compensation committee's duties and responsibilities are to, among other things:

  •
  establish, and periodically review, a general compensation strategy for our company, and oversee the development and implementation of our compensation plans to ensure that these plans are consistent with this general compensation strategy;

  •
  administer all of our equity-based plans and such other plans as shall be designated from time to time by the Board of Directors;

  •
  review, approve and determine, or make recommendations to our Board of Directors regarding, the compensation of our executive officers;

  •
  review and recommend to the Board of Directors the form and amount of compensation, including perquisites and other benefits, and any additional compensation to be paid, for service on the Board and Board committees and for service as a chairperson of a Board committee;

  •
  oversee regulatory compliance with respect to compensation matters affecting us;

  •
  retain or obtain the advice of compensation consultants, independent legal counsel and other advisers;

  •
  review and discuss with management the compensation discussion and analysis that we may be required to include in SEC filings from time to time;

  •
  prepare the compensation committee report on executive compensation that may be required by the SEC from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC;

  •
  conduct and present to the Board of Directors an annual self-performance evaluation of the committee; and

  •
  review at least annually the adequacy of the committee's charter and recommend any proposed changes to the Board of Directors for approval.

        Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of Messrs. Sheehan and Walrath, with Mr. Sheehan serving as chairman. Each member of the nominating and corporate governance committee meets the requirements for independence under, and the functioning of our nominating and corporate governance committee complies with, any applicable requirements of the Sarbanes-Oxley Act, the NYSE listing standards and SEC rules and regulations. Our nominating and governance committee's duties and responsibilities are to, among other things:

  •
  make recommendations to the Board of Directors regarding the size and structure of the board, the composition of the board, the criteria for board membership and the process for filling vacancies on the board;

  •
  identify individuals qualified to become board members, after taking into consideration, if applicable, the criteria for board membership. and recommend to the Board of Directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors;

  •
  review the duties, composition and charters of the committees of the Board of Directors;

  •
  review and recommend to the Board of Directors our corporate governance principles and any proposed changes to such principles;

  •
  conduct and present to the Board of Directors an annual self-performance evaluation of the committee;

  •
  oversee the evaluation of the Board of Directors, its committees and management and report such evaluation to the Board of Directors;

  •
  review and approve our Code of Business Conduct and Ethics, consider questions of possible conflicts of interest of board members and other corporate officers, review actual and potential conflicts of interest of board members and corporate officers, other than related party transactions reviewed by the audit committee, and approve or prohibit any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity; and

  •
  review at least annually the adequacy of the committee's charter and recommend any proposed changes to the Board of Directors for approval.

        Our nominating and governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE.

Code of Business Conduct and Ethics

        Our Board of Directors has adopted a Code of Business Conduct and Ethics, which establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal controls over financial reporting, corporate opportunities and confidentiality requirements. Upon completion of this offering, our Code of Business Conduct and Ethics will be available on our website at www.yext.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by SEC applicable rules and regulations. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus the information on or accessible through our website.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is an executive officer or employee of our company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Director Compensation

        The following table sets forth information concerning compensation earned by the non-employee members of our Board of Directors in fiscal 2017. Howard Lerman, our Chief Executive Officer, and Brian Distelburger, our President, are also directors but do not receive any additional compensation for their services as a director. Information concerning the compensation earned by Mr. Lerman and Mr. Distelburger is set forth in the section titled "Executive Compensation." Mr. Steele joined our Board of Directors in November 2016 and subsequently resigned in January 2017 in connection with his employment with us. All compensation initially paid to him in connection with his prospective service as a director became a component of his employment compensation arrangement and is set forth in "Executive Compensation."

Name	Option Awards ($)(1)
Michael Walrath	$—
Phillip Fernandez	739,362
Jesse Lipson	114,732
Jules Maltz	—
Julie Richardson	455,226
Andrew Sheehan	—

(1)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. Assumptions used in the calculation of these award amounts are included in Note 8 to our consolidated financial statements included elsewhere in this prospectus. The grant date and number of shares subject to each option award included in the awards for which expense is shown in the table above is as follows:

Name	Grant Date	Number of Shares Subject to Option
Phillip Fernandez	December 7, 2016	200,000
Julie Richardson	December 7, 2016	123,000
Jesse Lipson	December 7, 2016	31,000

    Mr. Fernandez's options vest monthly as to 5,555 shares over a three-year period. Ms. Richardson's options vest monthly as to 20,500 shares over a six-month period. Mr. Lipson's options were fully vested upon grant.

        We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at Board of Directors and committee meetings.

        Prior to the completion of this offering, we intend to adopt a compensation policy for our non-employee directors.

        The following table lists all outstanding option awards held by our non-employee directors as of January 31, 2017:

Name	Option Awards
Michael Walrath	1,572,538
Phillip Fernandez	200,000
Jesse Lipson	303,845
Jules Maltz	—
Julie Richardson	245,000
Andrew Sheehan	—

Limitations on Director and Officer Liability and Indemnification

        Our certificate of incorporation and bylaws limit the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation and our bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us.

        We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses, including attorney's fees, judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person's services as one of our directors or executive officers, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain customary directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions contained in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving one of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE COMPENSATION

        Our named executive officers for fiscal 2017, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

  •
  Howard Lerman, our chief executive officer;

  •
  Brian Distelburger, our president; and

  •
  James Steele, our president and chief revenue officer.

Fiscal 2017 Summary Compensation Table

        The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers in fiscal 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Howard Lerman Chief Executive Officer	2017	395,742	3,608,988	125,000	24,078	(3)	4,153,808
Brian Distelburger President	2017	351,923	1,640,449	100,000	12,894	(3)	2,105,266
James Steele(4) President and Chief Revenue Officer	2017	20,513	6,485,676	16,438	7,247	(3)(5)	6,529,874

(1)
The amounts in this column represent the aggregate grant-date fair value of the award as computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included elsewhere in this prospectus.

(2)
The amounts reported represent the target amounts payable in fiscal 2017 under our executive bonus plan, as described in greater detail under "—Non-Equity Incentive Plan Compensation." The determination of actual amounts paid for fiscal 2017 is not yet complete, and the amounts reported reflect the current estimates only.

(3)
The amounts reported represent 100% of the premiums paid for participation in our employee welfare benefits plan. We do not fully pay premiums for all employees.

(4)
Mr. Steele joined us in January 2017 and therefore his salary and all other compensation amounts set forth in the table above were prorated for the portion of fiscal 2017 in which he was employed with us. All compensation initially paid to him in connection with his service as a director became a component of his employment compensation.

(5)
This amount includes a pro rated monthly housing allowance of $10,000.

Non-Equity Incentive Plan Compensation

        We sponsored a fiscal 2017 executive bonus plan in which our named executive officers were participants. Bonuses are payable based on our achievement of specified company financial targets determined by the compensation committee. For fiscal 2017, the performance metrics were revenue and adjusted EBITDA. We define adjusted EBITDA as net loss before interest, taxes, depreciation and amortization and the effects of stock-based compensation expense. For fiscal 2017, subject to final approval of our compensation committee, under our executive bonus plan, Mr. Lerman is expected to receive a payment of $125,000, Mr. Distelburger is expected to receive a payment of $100,000 and Mr. Steele is expected to receive a payment of $16,438.

Named Executive Officer Employment Arrangements

Howard Lerman

        Prior to the completion of this offering, we intend to enter into a confirmatory employment letter with Howard Lerman, our Chief Executive Officer and Co-Founder. The confirmatory employment letter has no specific term and provides that Mr. Lerman is an at-will employee. Mr. Lerman's current annual base salary is $400,000, and he is eligible for annual target incentive payments equal to $250,000.

        Mr. Lerman is eligible for severance and change of control-related benefits as described under "—Change of Control and Severance Policy."

Brian Distelburger

        Prior to the completion of this offering, we intend to enter into a confirmatory employment letter with Brian Distelburger, our President and Co-Founder. The confirmatory employment letter has no specific term and provides that Mr. Distelburger is an at-will employee. Mr. Distelburger's current annual base salary is $350,000, and he is eligible for annual target incentive payments equal to $200,000.

        Mr. Distelburger is eligible for severance and change of control-related benefits as described under "—Change of Control and Severance Policy."

James Steele

        Prior to the completion of this offering, we intend to enter into a confirmatory employment letter with Mr. Steele, our President and Chief Revenue Officer. The confirmatory employment letter has no specific term and provides that Mr. Steele is an at-will employee. Mr. Steele's current annual base salary is $400,000, and he is eligible for annual target incentive payments equal to $400,000, which includes a guaranteed incentive payment of $200,000 after his first 180 days of employment.

        Mr. Steele is eligible for severance and change of control-related benefits in the Policy as described under "—Change of Control and Severance Policy."

Change of Control and Severance Policy

        Our Board of Directors has adopted a Change of Control and Severance Policy, or the Policy, which applies to each of our named executive officers. The Policy has a term of three years generally and automatically renews for additional one-year terms, unless we provide notice of non-renewal at least 60 days prior to the date of the automatic renewal. Under the Policy, if we terminate a named executive officer's employment other than for cause, death or disability or the named executive officer resigns for good reason, as such terms are defined in the Policy, during the period from 60 days prior to until twelve months following a change of control, as defined in the Policy, with such period being referred to as the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings:

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  100% of the named executive officer's then-outstanding and unvested time-based equity awards will become vested and exercisable;

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  a lump sum cash amount equal to 18 months (six months for Mr. Steele) of the named executive officer's base salary;

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  a lump sum cash amount equal to (x) 150% (100% for Mr. Steele) of the named executive officer's target annual bonus plus (y) the named executive officer's target annual bonus as in effect for the fiscal year in which the named executive officer's termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and

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  payment or reimbursement of continued health coverage for the named executive officer and the named executive officer's dependents under COBRA for a period of up to 12 months (six months for Mr. Steele).

        Further, under the Policy, if we terminate a named executive officer's employment other than for cause, death or disability or such named executive officer resigns for good reason any time other than during the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings: 15% of the named executive officer's then-outstanding and unvested time-based equity awards will become vested and exercisable; continued payments of base salary for 12 months (six months for Mr. Steele); a lump sum cash amount equal to the named executive officer's target annual bonus as in effect for the fiscal year in which the named executive officer's termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and payment or reimbursement of continued health coverage for the named executive officer and the named executive officer's dependents under COBRA for a period of up to 12 months (six months for Mr. Steele). To receive the severance benefits upon a qualifying termination, either in connection with or not in connection with a change of control, a named executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy and must continue to adhere to the named executive officer's non-competition, non-disclosure, and invention assignment agreement.

        If any of the payments provided for under the Policy or otherwise payable to a named executive officer would constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.

Outstanding Equity Awards at Fiscal 2017 Year-End

        The following table sets forth estimated information regarding outstanding equity awards held by our named executive officers as of January 31, 2017.

Named Executive Officer	Grant Date		Option Awards— Number of Securities Underlying Unexercised Options Exercisable (#)	Option Awards— Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date
Howard Lerman	4/28/2016	(1)	—	1,100,000	6.11	4/28/2026
Brian Distelburger	4/28/2016	(1)	—	500,000	6.11	4/28/2026
James Steele	12/7/2016	(2)	11,111	188,889	7.18	12/7/2026
	12/30/2016	(3)	—	1,259,000	7.18	12/30/2026

(1)
One-fourth of the shares subject to the option vest on April 28, 2017, and one thirty-sixth of the remaining shares subject to the option vest monthly thereafter, in each case subject to continued service to us.

(2)
5,555 shares subject to the option vested on December 7, 2016, and an additional 5,555 shares vest monthly thereafter, in each case subject to continued service to us.

(3)
One-fifth of the shares subject to the option vest on January 17, 2018, and one forty-eighth of the remaining shares subject to the option vest monthly thereafter, in each case subject to continued service to us.

Benefit Plans

2016 Equity Incentive Plan

        In December 2016, our Board of Directors adopted, and our stockholders approved, our 2016 Equity Incentive Plan, or the 2016 Plan, which became effective upon the date of adoption by the Board of Directors. Our 2016 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any of our parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants.

        Authorized Shares.    A total of 10,000,000 shares of our common stock is reserved for issuance pursuant to the 2016 Plan. As of December 31, 2016, options to purchase 455,000 shares of our common stock were outstanding under our 2016 Plan. In addition, the shares reserved for issuance under our 2016 Plan also include shares returned to our 2008 Equity Incentive Plan, or the 2008 Plan, as the result of expiration or termination of options or other awards. The maximum number of shares that may be added to the 2016 Plan pursuant to the foregoing sentence is 24,400,000 shares.

        The number of shares available for issuance under the 2016 Plan will also include an annual increase on the first day of each fiscal year beginning on February 1, 2018, equal to the least of:

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  10,000,000 shares;

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  4% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year; or

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  such other amount as our Board of Directors may determine.

        If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased due to failure to vest, the unpurchased shares or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares, will become available for, future grant or sale under the 2016 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2016 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2016 Plan. Shares that have actually been issued under the 2016 Plan under any award will not be returned to the 2016 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares, or performance units are repurchased or forfeited, such shares will become available for future grant under the 2016 Plan. Shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2016 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2016 Plan.

        Plan Administration.    Our Board of Directors, or one or more committees appointed by our Board of Directors, administers our 2016 Plan. The compensation committee of our Board of Directors will administer our 2016 Plan after the completion of this offering. In the case of granting options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

        In addition, if we determine it is desirable to qualify transactions under our 2016 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2016 Plan, the administrator has the power to administer our 2016 Plan and make all determinations deemed necessary or advisable for administering the 2016 Plan, including but not limited to, the power to determine the fair market value of our common stock, select the services providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2016 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the times or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2016 Plan and awards granted under it, to prescribe, amend, and rescind rules relating to our 2016 Plan, including creating sub-plans, and to modify or amend each award, including but not limited to the discretionary authority to extent the post-termination exercisability period of awards, provided that no option or stock appreciation right will be extended past its original maximum term, and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator's decisions, interpretations, and other actions are final and binding on all participants.

        Stock Options.    The exercise price of options granted under our 2016 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed 10 years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. Subject to the provisions of our 2016 Plan, the administrator will determine the term of all other options.

        After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

        Stock Appreciation Rights.    Stock appreciation rights may be granted under our 2016 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not a have a term exceeding ten years. Subject to the provisions of our 2016 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

        After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the stock appreciation right will remain exercisable for 12 months. In all other cases, the stock appreciation right will generally remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term.

        Restricted Stock.    Restricted stock may be granted under our 2016 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2016 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

        Restricted Stock Units.    Restricted stock units may be granted under our 2016 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2016 Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals, including, but not limited to, continued employment or service, applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

        Performance Units and Performance Shares.    Performance units and performance shares may be granted under our 2016 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

        Outside Directors.    Our 2016 Plan provides that all outside directors will be eligible to receive all types of awards, except for incentive stock options, under the 2016 Plan. In order to provide a maximum limit on the awards that can be made to our outside directors, our 2016 Plan provides that in any given year, an outside director (i) will not be granted cash-settled awards having a grant-date fair value greater than $750,000, but that in the fiscal year that an outside director first joins our Board of Directors, he or she may be granted a cash-settled award with a grant-date fair value of up to $1,500,000; and (ii) will not be granted stock-settled awards having a grant-date fair value greater than $750,000, but that in the fiscal year that an outside director first joins our Board of Directors, he or she may be granted stock-settled awards having a grant-date fair value of up to $1,500,000. The grant-date fair values will be determined according to FASB ASC Topic 718. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under our 2016 Plan in the future. The actual amount of outside director equity compensation will be set forth in an outside director compensation policy that we expect to adopt prior to the completion of this offering. See "Management—Non-Employee Director Compensation."

        Non-Transferability of Awards.    Unless the administrator provides otherwise, our 2016 Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

        Certain Adjustments.    In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2016 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2016 Plan.

        Dissolution or Liquidation.    In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

        Merger or Change in Control.    Our 2016 Plan provides that in the event of a merger or change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator will not be required to treat all awards similarly.

        In the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

        If an outside director's awards are assumed or substituted for in a merger or change in control and the service of such outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

        Amendment; Termination.    The administrator has the authority to amend, suspend or terminate our 2016 Plan provided such action does not impair the existing rights of any participant. Our 2016 Plan automatically will terminate in 2026, unless we terminate it sooner.

2017 Employee Stock Purchase Plan

        Prior to the effectiveness of this offering, our Board of Directors intends to adopt, and we expect our stockholders will approve, our 2017 Employee Stock Purchase Plan, or the ESPP. Our ESPP will be effective on the effective date it is adopted by our Board of Directors. We believe that allowing our employees to participate in our ESPP provides them with a further incentive towards ensuring our success and accomplishing our corporate goals.

        Authorized Shares.    A total of            shares of our common stock will be available for sale under our ESPP. The number of shares of our common stock that will be available for sale under our ESPP also includes an annual increase on the first day of each fiscal year beginning on February 1, 2018, equal to the least of:

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                  shares;

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              % of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or such other amount as the administrator may determine.

        Plan Administration.    Our Board of Directors, or a committee appointed by our Board of Directors will administer our ESPP, and have full but non-exclusive authority to interpret the terms of our ESPP and determine eligibility to participate, subject to the conditions of our ESPP, as described below. We expect our compensation committee to administer our ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, to designate separate offerings under the ESPP, to designate our subsidiaries and affiliates as participating in the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish procedures that it deems necessary for the administration of the ESPP.

        Eligibility.    Generally, all of our employees will be eligible to participate if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(v) of the Code or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

        However, an employee may not be granted rights to purchase shares of our common stock under our ESPP if such employee:

  •
  immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  •
  hold rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.

        Offering Periods.    Our ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in our ESPP. Our ESPP provides for    -month offering periods. The offering periods are scheduled to start on the first trading day on or after            and            of each year, except for the first offering period, which will commence on the first trading day on or after completion of this offering and will end on the first trading day on or after            . Each offering period will include purchase periods, which will be the approximately    -month period commencing with one exercise date and ending with the next exercise date.

        Contributions.    Our ESPP permits participants to purchase shares of our common stock through payroll deductions of up to        % of their eligible compensation. A participant may purchase a maximum of                shares of our common stock during a purchase period.

        Exercise of Purchase Right.    Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each             -month purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Participation ends automatically upon termination of employment with us.

        Non-Transferability.    A participant may not transfer rights granted under our ESPP. If our compensation committee permits the transfer of rights, it may only be done by will, the laws of descent and distribution or as otherwise provided under our ESPP.

        Merger or Change in Control.    Our ESPP provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant's option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

        Amendment; Termination.    The administrator has the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in our ESPP, no such action may adversely affect any outstanding rights to purchase shares of our common stock under our ESPP. Our ESPP automatically will terminate in          , unless we terminate it sooner.

2008 Equity Incentive Plan

        In 2008, our Board of Directors adopted, and our stockholders approved, our 2008 Equity Incentive Plan, or the 2008 Plan. Our 2008 Plan permitted the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, and restricted stock units to our employees, directors and consultants and our subsidiary corporations' employees and consultants. The 2008 Plan was terminated in connection with the adoption of the 2016 Plan and we will not grant any additional awards under the 2008 Plan. However, the 2008 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder.

        Authorized Shares.    No further shares are authorized for issuance under our 2008 Plan. As of October 31, 2016, options to purchase 24,187,836 shares of our common stock were outstanding under our 2008 Plan, no shares of restricted stock were outstanding under our 2008 Plan, and 270,000 restricted stock units were outstanding under our 2008 Plan. In the event that an outstanding award for any reason expires or is canceled, the shares allocable to the unexercised portion of such awards shall be added to the number of shares then available for issuance under the 2016 Plan, subject to the limits set forth under the 2016 Plan.

        Plan Administration.    Our Board of Directors or a committee appointed by our Board of Directors administers our 2008 Plan. Subject to the provisions of our 2008 Plan, our administrator has the power to administer our 2008 Plan and make all determinations deemed necessary or advisable for administering the 2008 Plan, including the ability to grant awards under the 2008 Plan including selecting the persons to whom awards may be granted, determining the type of award to be granted to any person, determining the number and type of shares to be covered by each award, establishing the terms and conditions of each award agreement, determining whether and under what circumstances an option may be exercised without a payment of cash, and determining whether and to what extent and under what circumstances shares and other amounts payable with respect to an award may be deferred either automatically or at the election of the participant. In addition the administrator has the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the 2008 Plan as it deems advisable, to establish the terms of each award agreement, to interpret the terms and conditions of the 2008 Plan and any award issued thereunder, and to otherwise supervise the administration of the 2008 Plan. The administrator may correct any defect, supply any omission, or reconcile any inconsistency in the 2008 Plan or in any award in the manner and to the extent it deems necessary to carry out the intent of the 2008 Plan. The administrator's decisions, interpretations, and other actions are final and binding on all participants.

        Options.    Stock options were granted under our 2008 Plan. The exercise price of options granted under our 2008 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed 10 years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include a certified or bank check or previously acquired shares based on the fair market value of shares on the date the option is exercised.

        If an individual's service terminates other than due to cause, as defined in the 2008 Plan, or the participant's death or disability, the participant may exercise his or her option during the time specified by the administrator or, if not specified by the administrator, within 90 days of termination. If an individual's service is terminated for cause, any option not exercised will immediately and automatically forfeit as of the date of such termination and any shares for which we have not yet delivered share certificates will immediately and automatically forfeit and we will refund to such individual any option exercise price paid for such shares, if any. If an individual's service terminates due to the participant's death or disability, the option may be exercised during the time specified by the administrator, or, if not specified by the administrator, within 12 months of termination. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2008 Plan, the administrator determines the other terms of options.

        Restricted Stock.    Restricted stock awards were granted under our 2008 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator determined the number of shares of restricted stock granted to employees, directors or consultants and the terms and conditions of such awards. The administrator may impose whatever conditions for lapse of the restriction on the shares it determines to be appropriate (for example, the administrator may condition the lapse of restrictions on the continued employment or service of the individual or the attainment of specified individual or corporate performance goals). The administrator, in its sole discretion, as determined at the time of an award, may permit or require the payment of cash distributions or dividends to be deferred and, if the administrator so determines, reinvested in additional restricted stock. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

        Restricted Stock Units.    Restricted stock units were granted under our 2008 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock at the time of distribution. Subject to the provisions of our 2008 Plan, the administrator determined the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares or in some combination thereof. All other terms governing restricted stock units such as vesting, time and form of payment, and termination of restricted stock units, are set forth in the award agreement.

        Non-Transferability of Awards.    Unless the administrator provides otherwise, our 2008 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. Notwithstanding the foregoing, a nonqualified stock option may be assigned in whole or in part during the participant's lifetime to one or more members of his or her family or to a trust established exclusively for the participant and/or one or more such family members or to his or her spouse, to the extent such assignment is in connection with the participant's estate plan or pursuant to a domestic relations order.

        Certain Adjustments.    In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2008 Plan, the administrator will adjust the number of shares covered by each outstanding award, and the exercise or purchase price of outstanding awards under the 2008 Plan.

        Change in Control.    Our 2008 Plan provides that in the event of a change in control, as defined under the 2008 Plan, the administrator may, in its sole and absolute discretion and without the need for the consent of any participant, take one or more of the following actions: accelerate the vesting of all outstanding options, in whole or in part, cause any or all outstanding restricted stock or restricted stock units to become non-forfeitable, in whole or in part, provide for the substitution of awards, redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of a share on the date of the change in control, cancel any option in exchange for cash and/or other substitute consideration with a value equal to the number of shares subject to the option multiplied by the difference between the fair market value per share on the date of the change in control and the exercise price of that option (provided that if the fair market value is not greater than the exercise price, the option may be cancelled without any payment therefor), or cancel any restricted stock unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value per share on the date of the change in control.

        Amendment, Termination.    Our Board of Directors has the authority to amend the 2008 Plan, provided that such action will not impair the existing rights of any participant without such participant's consent. As noted above, our 2008 Plan was terminated in connection with our adoption of our 2016 Plan and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

Employee Incentive Plan

        In December 2015, our Board of Directors adopted our Employee Incentive Plan, or our Incentive Plan. Our Incentive Plan allows our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee.

        Under our Incentive Plan, our compensation committee determines the performance goals applicable to any award, which goals may include, without limitation, the attainment of research and development milestones, billings, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer-related measures, customer retention rates from an acquired company, business unit or division, earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes and net earnings), earnings per share, employee retention, employee mobility, expenses, geographic expansion, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, hiring targets, internal rate of return, inventory turns, inventory levels, market share, milestone achievements, net billings, net income, net profit, net revenue margin, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, origination volume, overhead or other expense reduction, portfolio conversion rate, product defect measures, product development, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, units sold (total and new), working capital, and individual objectives such as MBOs, peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

        Our compensation committee will administer our Incentive Plan. The administrator of our Incentive Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant's actual award, and/or increase, reduce or eliminate the amount allocated to the incentive pool for a particular performance period. The actual award may be below, at or above a participant's target award, in the discretion of the administrator. The administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers. In taking any of these actions, the administrator will not be obligated to treat all actual awards or participants similarly.

        An actual award is not considered earned until paid and will be paid in cash or its equivalent. Accordingly, to receive an actual award, continued employment through the last day of the performance period and the date the actual award is paid is required. The compensation committee reserves the right to settle an actual award with the grant of an equity award under our then-current equity compensation plan.

        Our compensation committee has the authority to amend or terminate our Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards without his or her consent.

401(k) Plan

        We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan on the date they meet the 401(k) plan's eligibility requirements. All participants' interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants, although to date we have not made any such contributions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

        Prior to the completion of this offering, our Board of Directors will adopt a written related party transaction policy setting forth the policies and procedures for the review, approval and ratification of related person transactions. A related person transaction refers to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, or any proposed transaction, arrangement or relationship, in which we (including any of our subsidiaries) are a participant and in which any related person has, had or will have a direct or indirect material interest and the aggregate amount involved exceeds $120,000, subject to the exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended. A related person refers to our directors, director nominees and executive officers, any person or entity known by us to be the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing.

        Related person transactions are reviewed, approved and ratified by the audit committee of our Board of Directors. The audit committee of our Board of Directors will be provided with the details of each related person transaction (or proposed related person transaction), including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related person. In the event our management determines that it is impractical or undesirable to wait until a meeting of the audit committee to consummate a related person transaction, the chairman of the audit committee may approve such transaction. Any such approval must be reported to the audit committee at its next regularly scheduled meeting.

        In determining whether to approve or ratify a related person transaction, the audit committee (or the chairman of the audit committee, if applicable) will consider, among other factors, the following factors to the extent relevant to the related person transaction: whether the terms of the related person transaction are fair to our company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person's interest in the transaction; whether there are business reasons for us to enter into the related person transaction; whether the related person transaction would impair the independence of an outside director; and whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director's, executive officer's or related person's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant. After considering all such facts, circumstances and factors, our audit committee determines whether approval or ratification of the related person transaction is in our best interests. Any member of the audit committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related person transaction. The audit committee shall update the Board of Directors with respect to any related person transactions as part of its regular updates to the Board of Directors regarding audit committee activities.

        If a related person transaction is of the type that will be ongoing, the audit committee may establish guidelines for us to follow in our ongoing dealings with the related person, and the audit committee shall review and assess such ongoing relationships. A related person transaction entered into without pre-approval of the audit committee shall not be deemed to violate our related person transaction policy, or be invalid or unenforceable, so long as the transaction is brought to the audit committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by the policy, and the transaction is ratified by the audit committee.

Transactions and Relationships with Directors, Officers and 5% Stockholders

        The following is a summary of related person transactions since February 1, 2014 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Management—Executive Compensation" and "Management—Director Compensation."

Sale of Series F Convertible Preferred Stock

        On May 28, 2014, we sold an aggregate of 8,642,486 shares of our Series F Convertible Preferred Stock at a price of $5.81 per share for an aggregate purchase price of approximately $50.3 million. The following table summarizes purchases of our Series F Convertible Preferred Stock by members of our Board of Directors, entities affiliated with members of our Board of Directors and holders of more than 5% of our outstanding capital stock:

Purchaser	Shares of Series F Convertible Preferred Stock	Total Purchase Price
Entities and individuals affiliated with Insight Venture Partners(1)	4,342,740	$25,249,993
Entities and individuals affiliated with Institutional Venture Partners(2)	1,891,888	11,000,004
Marker II LP(3)	1,891,888	11,000,004
Entities and individuals affiliated with Sutter Hill Ventures(4)	515,970	3,000,004

(1)
Affiliates of Insight Venture Partners whose shares are aggregated for purposes of reporting share ownership information are: Insight Venture Partners VIII, L.P.; Insight Venture Partners (Cayman) VIII, L.P.; Insight Venture Partners VIII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VIII, L.P. These affiliates are beneficial owners of more than 5% of our capital stock.

(2)
Affiliates of Institutional Venture Partners whose shares are aggregated for purposes of reporting share ownership information are: Institutional Venture Partners XII, L.P.; Institutional Venture Partners XII, L.P.; Institutional Venture Partners XI, L.P.; and Institutional Venture Partners XI, GmbH & Co. Beteiligungs KG. Entities and affiliates of Institutional Venture Partners are beneficial owners of more than 5% of our capital stock.

(3)
Marker II LP is an affiliate of Marker Financial Advisors LLC. Entities and affiliates of Marker Financial Advisors LLC are beneficial owners of more than 5% of our capital stock.

(4)
Shares held by individuals and entities associated with Sutter Hill Ventures are aggregated for purposes of reporting share ownership information. Andrew Sheehan, a member of our Board of Directors, is a managing director of Sutter Hill Ventures. The Sheehan 2003 Trust holds 2,147 shares of Series F Preferred Stock. Individuals and entities associated with Sutter Hill Ventures are beneficial owners of more than 5% of our capital stock.

Tender Offer and Related Sale of Common Stock

        On July 16, 2015, we entered into a Common Stock Purchase Agreement with certain holders of our capital stock pursuant to which we agreed to sell such holders an aggregate number of shares of our common stock equal to the total number of tendered shares of common stock sold by eligible holders to us in connection with a contemporaneous self-tender offer at a price equal to $5.00 per share. In July 2015, we commenced the self-tender offer to (i) purchase shares of common stock at $5.00 per share and (ii) cancel vested stock options to purchase shares of our common stock at a price per share equal to $5.00 less the applicable per share exercise price.

        Common stock and options to purchase shares of common stock representing an aggregate of 5,894,935 shares were tendered or cancelled pursuant to the tender offer in exchange for an aggregate purchase price of $29,474,675. The following table summarizes our purchases of shares of common stock and cancellations of options in the tender offer from related persons:

Seller	Shares of Common Stock Sold to the Company	Shares Subject to Options Cancelled for Cash Payment	Total Purchase Price
Howard Lerman	2,352,625	—	$11,763,125
Brian Distelburger	1,764,469	—	8,822,345
Tom Dixon	—	325,272	1,065,762

        Following completion of the tender offer, we then sold an aggregate of 5,894,935 shares of common stock, the same number as the shares that had been tendered, pursuant to the Common Stock Purchase Agreement for an aggregate purchase price of $29,474,675. The following table summarizes sales of shares of common stock by us to related persons:

Purchaser	Shares of Common Stock Purchased from the Company	Total Purchase Price
Entities and individuals affiliated with Insight Venture Partners(1)	3,065,366	$15,326,830
Marker Yext I-A, L.P.(2)	2,045,542	10,227,710
Entities and individuals affiliated with Institutional Venture Partners(3)	589,494	2,947,470
Tippet Venture Partners, L.P.(4)	194,533	972,665

(1)
Affiliates of Insight Venture Partners whose shares are aggregated for purposes of reporting share ownership information are: Insight Venture Partners VIII, L.P.; Insight Venture Partners (Cayman) VIII, L.P.; Insight Venture Partners VIII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VIII, L.P.

(2)
Marker Yext I-A, L.P. is an affiliate of Marker Financial Advisors LLC.

(3)
Affiliates of Institutional Venture Partners whose shares are aggregated for purposes of reporting share ownership information are: Institutional Venture Partners XII, L.P.; Institutional Venture Partners XII, L.P.; Institutional Venture Partners XI, L.P.; and Institutional Venture Partners XI, GmbH & Co. Beteiligungs KG.

(4)
Andrew Sheehan, a member of our Board of Directors, is a managing director of Tippet Venture Partners.

Investors' Rights Agreement

        We are party to an investors' rights agreement which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be included in a registration statement that we are otherwise filing. Messrs. Lerman and Distelburger, the Sheehan 2003 Trust, WGI Group, LLC, of which Michael Walrath, a member of our Board of Directors, is a partner, and entities and affiliates of each of Insight Venture Partners, Marker Financial Advisors LLC, Institutional Venture Partners and Sutter Hill Ventures are parties to the investors' rights agreement. See "Description of Capital Stock—Registration Rights" for additional information regarding these registration rights.

Right of First Refusal

        Pursuant to certain agreements with our stockholders, including a right of first refusal and co-sale agreement, we have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. Messrs. Lerman and Distelburger, the Sheehan 2003 Trust, WGI Group and entities and affiliates of each of Insight Venture Partners, Marker Financial Advisors LLC, Institutional Venture Partners and Sutter Hill Ventures are parties to the right of first refusal and co-sale agreement. This agreement will terminate upon completion of this offering. Since February 1, 2014, we have waived our right of first refusal in connection with the sale of certain shares of our capital stock, resulting in the purchase of such shares by certain holders of more than 5% of our capital stock. See "Principal Stockholders" for additional information regarding beneficial ownership of our capital stock.

Voting Agreement

        We are party to a voting agreement under which certain holders of our capital stock, including entities with which certain of our directors are affiliated, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Messrs. Lerman and Distelburger, the Sheehan 2003 Trust, WGI Group and entities and affiliates of each of Insight Venture Partners, Marker Financial Advisors LLC, Institutional Venture Partners and Sutter Hill Ventures are parties to the voting agreement. Upon completion of this offering, the voting agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our Board of Directors.

Indemnification Agreements

        We intend to enter into an indemnification agreement with each of our directors and executive officers prior to the completion of this offering. The indemnification agreements and our certificate of incorporation and bylaws will require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See "Management—Limitations on Director and Officer Liability and Indemnification."

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 31, 2016, referred to in the table below as the "Beneficial Ownership Date," by:

  •
  each beneficial owner of 5% or more of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 74,704,966 shares of common stock outstanding as of the Beneficial Ownership Date, which includes 43,594,753 shares of common stock resulting from the automatic conversion of all then outstanding shares of our convertible preferred stock upon the closing of this offering, as if such conversion had occurred as of the Beneficial Ownership Date. Percentage ownership of our common stock after this offering assumes our sale of                shares of common stock in this offering.

        To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is c/o Yext, Inc. 1 Madison Avenue, 5th Floor, New York, New York 10010.

		Percent of Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned	Prior to the Offering	After the Offering
Directors and Named Executive Officers:
Howard Lerman	7,353,585	9.8%
Brian Distelburger	7,353,585	9.8
James Steele	5,555	*
Michael Walrath(1)	5,047,211	6.6
Phillip Fernandez	11,111	*
Jesse Lipson(2)	272,845	*
Julie Richardson(3)	164,083	*
Andrew Sheehan(4)	710,719	*
All executive officers and directors (10 persons)(5)	22,640,346	28.9
Other Principal Stockholders:
Entities and individuals affiliated with Sutter Hill Ventures(6)	17,657,218	23.6
Entities and individuals affiliated with Institutional Venture Partners(7)	11,947,722	16.0
Entities and individuals affiliated with Marker Financial Advisors LLC(8)	10,190,148	13.6
Entities and individuals affiliated with Insight Venture Partners(9)	7,710,621	10.3
Brent Metz	6,470,806	8.7

*
Represents beneficial ownership of less than 1%.

(1)
Consists of (a) 3,474,673 shares held by WGI Group, LLC and (b) 1,572,538 shares subject to options and warrants held by Mr. Walrath and WGI Group, LLC that are immediately exercisable or exercisable within 60 days of the Beneficial Ownership Date. Mr. Walrath has sole voting and investment control over the shares held by WGI Group, LLC. The address of this entity and persons is c/o WGI Group, LLC, 222 S. Albany St., Ste. 2, Ithaca, NY 14850.

(2)
Includes 272,845 shares subject to options that are immediately exercisable or exercisable within 60 days of the Beneficial Ownership Date.

(3)
Includes (a) 96,583 shares subject to options that are immediately exercisable or exercisable within 60 days of the Beneficial Ownership Date, (b) 15,000 shares held by the Jack Douglas Richardson 2010 Trust, of which Ms. Richardson is a trustee, (c) 26,250 shares held by the Charles Matthew Richardson 2006 Trust, of which Ms. Richardson is a trustee, and (d) 26,250 shares held by the Lucas Matthew Richardson 2008 Trust, of which Ms. Richardson is a trustee.

(4)
Consists of (a) 263,671 shares held by the Sheehan 2003 Trust, of which Mr. Sheehan is a co-trustee, and (b) 447,048 shares held by Tippet Venture Partners, L.P., a limited partnership controlled by Mr. Sheehan as the managing director of its general partner.

(5)
Includes 3,674,729 shares subject to options that are immediately exercisable or exercisable within 60 days of the Beneficial Ownership Date.

(6)
Consists of (a) 10,181,717 shares held by Sutter Hill Ventures, a California limited partnership ("SHV") and (b) an aggregate of 7,475,501 shares that are held by individuals and entities associated with SHV, including the 710,719 shares beneficially owned by Mr. Sheehan and described in footnote 4. Voting and investment authority over the shares held by SHV are shared by members of the management committee of the general partner of SHV, which consists of Jeffrey W. Bird, Tench Coxe, Stefan A. Dyckerhoff, Samuel J. Pullara III, Michael L. Speiser and James N. White. The address for these entities and persons is 755 Page Mill Road, Suite A-200. Palo Alto, CA 94304.

(7)
Consists of (a) 11,328,558 shares held of record by Institutional Venture Partners XII, L.P, (b) 533,719 shares held of record by Institutional Venture Partners XI, L.P., and (c) 85,445 shares held of record by Institutional Venture Partners XI GmbH & Co Beteiligungs KG. Institutional Venture Management XII, LLC is the general partner of Institutional Venture Partners XII, L.P. Institutional Venture Management XI, LLC is the general partner of Institutional Venture Partners XI, L.P. and the managing limited partner of Institutional Venture Partners XI GmbH & Co Beteiligungs KG. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XII, LLC and share voting and dispositive power over the shares held by Institutional Venture Partners XII, L.P. Todd C. Chaffee, Reid W. Dennis, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are the managing directors of Institutional Venture Management XI, LLC and share voting and dispositive power over the shares held by Institutional Venture Partners XI, L.P. and Institutional Venture Partners XI GmbH & Co Beteiligungs KG. The address for these entities is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(8)
Consists of (i) 4,764,115 shares held of record by Marker Yext I-A, L.P.; (ii) 1,891,888 shares held of record by Marker II LP; and (iii) 3,534,145 shares held of record by Marker Yext I, L.P.; Marker Yext I Manager Ltd., as Sole Member of Marker Yext GP, LLC, and Marker II GP, Ltd., the funds' respective General Partners and the Member Manager of Marker Financial Advisors LLC, the Manager for the funds. The principal business address of the entities affiliated with Marker Financial Advisors LLC is 10 East 53rd St., 14th Floor, New York, New York 10022.

(9)
Consists of (i) 4,784,654 shares held of record by Insight Venture Partners VIII, L.P.; (ii) 1,237,656 shares held of record by Insight Venture Partners (Cayman) VIII, L.P.; (iii) 170,760 shares held of record by Insight Venture Partners VIII (Co-Investors), L.P.; and (iv) 1,517,551 shares held of record by Insight Venture Partners (Delaware) VIII, L.P. Insight Holdings Group, LLC ("Holdings") is the sole shareholder of Insight Venture Associates VIII, Ltd. ("IVA Ltd"). IVA Ltd is the general partner of Insight Venture Associates VIII, L.P. ("IVA LP"), which is the general partner of Insight Venture Partners VIII, L.P., Insight Venture Partners (Cayman) VIII, L.P. Insight Venture Partners VIII (Co-Investors), L.P. and Insight Venture Partners (Delaware) VIII, L.P. (collectively "Fund VIII"). Each of Jeffrey L. Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Holdings. Because Messrs. Horing, Parekh, Sobiloff, Lieberman, and Triplett are members of the board of managers of Holdings, Holdings is the sole shareholder of IVA Ltd and IVA LP is the general partner of Fund VIII, Messrs. Horing, Parekh, Sobiloff, Lieberman, and Triplett may be deemed to share voting and dispositive power over the shares noted above. The address for these entities is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, NY, 10036.

 DESCRIPTION OF CAPITAL STOCK

        The following information describes our common stock and preferred stock and provisions of our amended and restated certificate of incorporation and bylaws. This description is only a summary and reflects the expected terms of our amended and restated certificate of incorporation and bylaws, each to be effective upon completion of this offering. You should also refer to our amended and restated certificate of incorporation and bylaws, which will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

        As of October 31, 2016, there were 74,704,966 shares of common stock outstanding, after giving effect to the automatic conversion of all then outstanding shares of our convertible preferred stock into 43,594,753 shares of common stock upon the closing of this offering, held by 167 holders of record.

General

        Upon the closing of this offering, our authorized capital stock consists of                shares of common stock with a $0.001 par value per share, and                shares of preferred stock with a $            par value per share, all of which shares of preferred stock are undesignated. Our Board of Directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

        Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

        Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

        Under the terms of our amended and restated certificate of incorporation, our Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. We have no present plans to issue any shares of preferred stock. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the Board of Directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing changes in control or management of our company.

Effect of Certain Provisions of our Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Certificate of Incorporation and Bylaws

        Some provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

  •
  acquisition of us by means of a tender offer;

  •
  acquisition of us by means of a proxy contest or otherwise; or

  •
  removal of our incumbent officers and directors.

        These provisions, summarized below, are designed to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

  •
  Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

  •
  Calling of Special Meetings of Stockholders.  Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by our Board of Directors.

  •
  Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

  •
  Board Classification.  Our Board of Directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

  •
  Limits on Ability of Stockholders to Act by Written Consent.  We have provided in our certificate of incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

  •
  Amendment of Certificate of Incorporation and Bylaws.  The amendment of the above provisions of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

  •
  Directors Removed Only for Cause.  Our amended and restated certificate of incorporation will provide that stockholders may remove directors only for cause.

Delaware Anti-Takeover Statute

        Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became interested, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

  •
  at or after the time the stockholder becomes interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% of more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Registration Rights

        We and certain of our stockholders are party to an investors' rights agreement. The registration rights provisions of this agreement provide those stockholders with certain demand and piggyback registration rights with respect to the shares of common stock issuable to them upon conversion of our convertible preferred stock in connection with this offering and certain other common stock held by such stockholders. Messrs. Lerman, Distelburger and our other co-founder, Brent Metz, cannot initiate a request for registration, but they have limited rights to include their shares of common stock in a registration in which all holders of registrable securities pursuant to the investors' rights agreement are permitted to participate.

Demand Registration Rights

        At any time beginning 180 days after the effective date of the registration statement of which this prospectus is a part, certain holders of shares of our common stock have the right to demand that we file a registration statement on Form S-1. These registration rights are subject to specified conditions and limitations, including our right to defer such requests under certain circumstances, our right to deny such requests after we have effected two such registrations, and the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use our commercially reasonable efforts to effect the registration as soon as reasonably possible. Holders of an aggregate of 43,705,690 shares of common stock will be entitled to these demand registration rights following this offering.

Piggyback Registration Rights

        If we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, certain holders of shares of our common stock will each be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under specific circumstances. Holders of an aggregate of 43,705,690 shares of common stock will be entitled to these piggyback registration rights following this offering, including Messrs. Lerman, Distelburger and Metz.

Registration on Form S-3

        At any time after we become eligible to file a registration statement on Form S-3, certain holders of shares of our common stock will be entitled, upon their request, to have such shares registered by us on a Form S-3 registration statement. This registration on Form S-3 is subject to specific conditions and limitations, including that such requested registration has an anticipated aggregate offering size to the public of at least $3.0 million and we have not already effected two registrations on Form S-3 within the preceding twelve-month period. Upon such a request, we will be required to use our commercially reasonable efforts to effect the registration as soon as reasonably possible. Holders of an aggregate of 43,705,690 shares of common stock will be entitled to these Form S-3 registration rights following this offering, including Messrs. Lerman, Distelburger and Metz.

Expenses of Registration

        We will pay all expenses relating to any demand, piggyback or Form S-3 registrations, other than underwriting discounts, commissions and stock transfer taxes, subject to specified conditions and limitations.

Termination of Registration Rights

        The registration rights granted under the investors' rights agreement, including the limited rights granted to Messrs. Lerman, Distelburger and Metz, will terminate upon the earliest to occur of (i) such date on or after the closing of this offering when all of a holder's registrable securities could be sold without restriction under Rule 144 and (ii) the fifth anniversary of the closing of this offering.

Listing on the NYSE

        We have applied to list our common stock on the NYSE under the symbol "YEXT".

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Its address is 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for shares of our common stock. Future sales of substantial amounts of shares of common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

        We will have                shares of common stock outstanding after the completion of this offering based on the number of shares outstanding on                and assuming no exercise of outstanding options or warrants after such date (                shares if the underwriters exercise their over-allotment option in full). Of those shares, the                shares of common stock sold in the offering (                shares if the underwriters exercise their over-allotment option in full) will be freely transferable without restriction, unless purchased by persons deemed to be our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Securities Act. The remaining                shares of common stock outstanding immediately following the completion of this offering are "restricted," which means they were originally sold in offerings that were not registered under the Securities Act. Restricted shares may be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144 or Rule 701, which rules are summarized below. Taking into account the lock-up agreements described below as well as market-standoff provisions described in the respective purchase agreements for such shares, and assuming the underwriters do not release any stockholders from these agreements, the restricted shares of our common stock will be available for sale in the public market as follows:

  •
  no shares will be eligible for sale immediately upon completion of this offering;

  •
                  shares will become eligible for sale, subject to the provisions of Rule 144 or Rule 701, upon the expiration of agreements not to sell such shares entered into between the underwriters and such stockholders beginning 180 days after the date of this prospectus; and

  •
                  additional shares will be eligible for sale from time to time thereafter upon expiration of their respective required holding periods under Rule 144, but could be sold earlier if the holders exercise any available registration rights.

Rule 144

        In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted stock for at least six months, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding (approximately                shares immediately after this offering or                 shares if the underwriters' over-allotment option is exercised in full); or

  •
  the average weekly trading volume of our common stock on the NYSE during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC.

        Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to be an affiliate of ours for 90 days preceding a sale, and who has beneficially owned restricted stock for at least one year is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Rule 144 will not be available to any stockholders until we have been subject to the reporting requirements of the Exchange Act for 90 days.

Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resale of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" included elsewhere in this prospectus and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

        We, all of the directors and executive officers, as well as substantially all of our stockholders and holders of options and warrants, have agreed that, without the prior written consent of Morgan Stanley and Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. This agreement is subject to certain exceptions, as set forth in the section entitled "Underwriting."

Registration Rights

        The holders of an aggregate of 43,705,690 shares of our common stock, including shares issuable upon exercise of warrants to purchase convertible preferred stock or common stock, or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. If the offer and sale of these shares is registered, they will generally be freely tradable without restriction under the Securities Act. For a description of these registration rights, see "Description of Capital Stock—Registration Rights."

Registration Statement on Form S-8

        We intend to file a registration statement on Form S-8 under the Securities Act promptly after the completion of this offering to register shares of our common stock subject to options and other equity awards outstanding, as well as shares reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up agreements. See "Executive Compensation—Benefit Plans" for a description of our equity compensation plans.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal tax consequences different from those set forth below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions, regulated investment companies and real estate investment trusts;

  •
  persons subject to the alternative minimum tax or net investment income tax;

  •
  tax-exempt organizations or governmental organizations;

  •
  controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax;

  •
  brokers or dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the United States;

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  entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

  •
  persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code); or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        In addition, if a partnership or entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

        You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal income, estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. holder defined

        For purposes of this discussion, you are a non-U.S. holder (other than a partnership or entity or arrangement classified as a partnership for U.S. federal income tax purposes) if you are, for U.S. federal income tax purposes, any holder other than:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

        We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

        Subject to the discussion below on effectively connected income, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may be able to obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

        Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

        Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

  •
  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes (a "USRPHC") at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

        If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States, provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Federal estate tax

        Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

        Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

        Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign account tax compliance act

        The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a "foreign financial institution" (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a "non-financial foreign entity" (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

        The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Pacific Crest Securities, a division of KeyBanc Capital Markets Inc.
Piper Jaffray & Co.

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional          shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $      . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $      .

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

        We have applied to list our common stock on the New York Stock Exchange under the trading symbol "YEXT."

        We and all directors and officers and substantially all of our stockholders and holders of options and warrants have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, which we refer to as the restricted period:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The lock-up restrictions described in the immediately preceding paragraph to do not apply to our directors, officers and substantially all of our stockholders and holders of options and warrants with respect to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

  •
  transfers of shares of our common stock or any security convertible into our common stock to an immediate family member of the party subject to the lock-up agreement or as a bona fide gift;

  •
  distributions of shares of our common stock or any security convertible into our common stock to limited partners or stockholders of the party subject to the lock-up agreement;

  •
  transfers of shares of our common stock or any security convertible into our common stock pursuant to a domestic relations order, divorce decree or court order;

  •
  transfers of shares of our common stock or any security convertible into our common stock to us in connection with the repurchase of shares of our common stock issued pursuant to any employee benefit plans;

  •
  dispositions of shares of our common stock to us, or our withholding of shares of our common stock, in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due with respect to the vesting or expiration of options or the vesting of restricted stock units; or

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

        Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

Canada

        The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

 LEGAL MATTERS

        The validity of the shares of common stock offered hereby has been passed upon for Yext, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, NY. The underwriters have been represented in connection with this offering by Cooley LLP, Washington, D.C. As of the date of this prospectus, GC&H Investments, LLC and GC&H Investments, entities comprised of partners and associates of Cooley LLP, beneficially own shares of our convertible preferred stock that will automatically convert into an aggregate of 21,684 shares of our common stock upon the closing of this offering.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements for the fiscal years ended January 31, 2015 and 2016, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering pursuant to this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and website of the SEC referred to above. We also maintain a website at www.yext.com where, upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on or that can be accessed through our website is not a part of this prospectus or the registration statement of which this prospectus forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Yext, Inc.

        We have audited the accompanying consolidated balance sheets of Yext, Inc. as of January 31, 2015 and 2016, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders' deficit and cash flows for each of the two years in the period ended January 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yext, Inc. at January 31, 2015 and 2016, and the consolidated results of operations and its cash flows for each of the two years in the period ended January 31, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
January 24, 2017

YEXT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	January 31,
			October 31, 2016
	2015	2016
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,952	$30,028	$20,728
Accounts receivable, net of allowance of $99, $516, and $120, respectively	12,620	24,182	16,367
Deferred commissions	1,000	2,156	4,170
Prepaid expenses and other current assets	1,560	1,790	3,946

Total current assets	64,132	58,156	45,211
Property and equipment, net	3,907	11,958	11,944
Restricted cash	5,287	6,289	500
Intangible assets, net	5,151	4,090	3,309
Goodwill	4,614	4,479	4,514
Other long term assets	—	525	1,422

Total assets	$83,091	$85,497	$66,900

Liabilities, convertible preferred stock, and stockholders' deficit
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$8,486	$17,547	$17,812
Deferred revenue	23,471	35,954	39,725
Deferred rent	830	930	930

Total current liabilities	32,787	54,431	58,467
Deferred rent, non-current	2,898	4,944	4,506
Other long term liabilities	—	607	392
Deferred tax liability	1,226	136	126

Total liabilities	36,911	60,118	63,491
Commitments and contingencies (Note 10)
Convertible preferred stock, $0.001 par value per share; 43,705,690 shares authorized; 43,594,753 shares issued and outstanding; aggregate liquidation preference $121,310 at January 31, 2015, 2016 and October 31, 2016 (unaudited)	120,615	120,615	120,615
Stockholders' deficit
Common stock, $0.001 par value per share; 95,000,000, 100,294,750, and 200,000,000 shares authorized at January 31, 2015, 2016 and October 31, 2016 (unaudited), respectively; 35,748,390, 37,282,281, and 37,615,547 shares issued at January 31, 2015, 2016 and October 31, 2016 (unaudited), respectively; 29,243,056, 30,776,947, and 31,110,213 shares outstanding at January 31, 2015 and 2016 and October 31, 2016 (unaudited), respectively	36	37	38
Additional paid-in capital	11,959	41,634	48,796
Accumulated other comprehensive loss	(807)	(1,267)	(1,823)
Accumulated deficit	(73,718)	(123,735)	(152,312)
Treasury stock, at cost	(11,905)	(11,905)	(11,905)

Total stockholders' deficit	(74,435)	(95,236)	(117,206)

Total liabilities and stockholders' deficit	$83,091	$85,497	$66,900

The accompanying notes are an integral part of these consolidated financial statements.

YEXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Fiscal year ended January 31,			Nine months ended October 31,
	2015	2016		2015	2016
				(unaudited)
Revenues	$60,002		$89,724	$64,040		$88,590
Cost of revenues	24,832		31,033	22,172		27,226

Gross profit	35,170		58,691	41,868		61,364
Operating expenses:
Sales and marketing	31,588		49,822	35,375		55,368
Research and development	11,945		16,201	11,633		14,208
General and administrative	8,988		18,806	12,748		20,222

Total operating expenses	52,521		84,829	59,756		89,798

Loss from operations	(17,351)		(26,138)	(17,888)		(28,434)
Other income (expense), net	78		(412)	(390)		(139)

Loss from operations before income taxes	(17,273)		(26,550)	(18,278)		(28,573)
Benefit from (provision for) income taxes	—		55	46		(4)

Net loss	$(17,273)		$(26,495)	$(18,232)		$(28,577)

Net loss per share attributable to common stockholders, basic and diluted	$(0.61)		$(0.89)	$(0.62)		$(0.92)

Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	28,519,917		29,917,814	29,645,377		31,031,276

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)		$			$

Weighted-average number of shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)

Other comprehensive loss:
Foreign currency translation adjustment	$(807)		$(460)	$(84)		$(556)

Total comprehensive loss	$(18,080)		$(26,955)	$(18,316)		$(29,133)

The accompanying notes are an integral part of these consolidated financial statements.

YEXT, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS' DEFICIT

(In thousands)

	Convertible Preferred Stock
			Common Stock			Accumulated Other Comprehensive Income
					Additional Paid-In Capital		Accumulated Deficit	Treasury Stock	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance, January 31, 2014	34,952	$70,532	28,359	$35	$5,976	$—	$(56,445)	$(11,905)	$(62,339)
Issuance of common stock for acquisition	—	—	730	1	2,801	—	—	—	2,802
Exercise of stock options	—	—	154	—	279	—	—	—	279
Share-based compensation	—	—	—	—	2,903	—	—	—	2,903
Issuance of Series F preferred stock	8,642	50,083	—	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	—	(807)	—	—	(807)
Net loss	—	—	—	—	—	—	(17,273)	—	(17,273)

Balance, January 31, 2015	43,594	120,615	29,243	36	11,959	(807)	(73,718)	(11,905)	(74,435)
Issuance of common stock for acquisitions	—	—	81	—	—	—	—	—	—
Exercise of stock options	—	—	263	—	449	—	—	—	449
Share repurchase and stock option settlement	—	—	(4,705)	(5)	(4,756)	—	(23,522)	—	(28,283)
Proceeds from the sale of common stock	—	—	5,895	6	29,475	—	—	—	29,481
Share-based compensation	—	—	—	—	4,507	—	—	—	4,507
Other comprehensive loss	—	—	—	—	—	(460)	—	—	(460)
Other	—		—	—	—	—		—	—
Net loss	—	—	—	—	—	—	(26,495)	—	(26,495)

Balance, January 31, 2016	43,594	120,615	30,777	37	41,634	(1,267)	(123,735)	(11,905)	(95,236)
Exercise of stock options (unaudited)	—	—	333	1	846	—	—	—	847
Share-based compensation (unaudited)	—	—	—	—	6,316	—	—	—	6,316
Other comprehensive loss (unaudited)	—	—	—	—	—	(556)	—	—	(556)
Net loss (unaudited)							(28,577)		(28,577)

Balance, October 31, 2016 (unaudited)	43,594	$120,615	31,110	$38	$48,796	$(1,823)	$(152,312)	$(11,905)	$(117,206)

The accompanying notes are an integral part of these consolidated financial statements.

YEXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
			(unaudited)
Operating activities
Net loss	$(17,273)	$(26,495)	$(18,232)	$(28,577)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,193	3,106	2,139	2,949
Provision for bad debts	123	582	350	322
Share-based compensation	2,903	4,507	3,081	6,316
Change in fair value of warrant liabilities	(66)	387	359	106
Deferred income taxes	—	(1,057)	(1,159)	(5)
Changes in operating assets and liabilities:
Accounts receivable	(4,952)	(12,144)	315	7,492
Prepaid expenses and other current assets	(1,053)	(231)	(1,444)	(2,156)
Restricted cash	(3,469)	(1,002)	(1,001)	5,789
Deferred commissions	(242)	(1,531)	(363)	(2,507)
Other long term assets	—	(150)	(108)	(405)
Accounts payable, accrued expenses and other current liabilities	1,052	8,269	3,097	719
Other long term liabilities	—	233	233	14
Deferred revenue	6,946	12,856	1,360	3,542
Deferred rent	612	2,145	(380)	(437)

Net cash used in operating activities	(14,226)	(10,525)	(11,753)	(6,838)
Investing activities
Capital expenditures	(1,922)	(9,759)	(8,934)	(2,898)
Acquisitions, net of cash acquired	(5,914)	(150)	(150)	—
Purchase of intangible assets	—	(96)	(96)	(298)

Net cash (used in) provided by investing activities	(7,836)	(10,005)	(9,180)	(3,196)
Financing activities
Proceeds from exercise of stock options	279	449	370	847
Proceeds from issuance of Series F preferred stock, net of issuance costs(1)	50,083	—	—	—
Share repurchase and stock option settlement	—	(28,283)	(28,283)	—
Proceeds from the sale of common stock	—	29,481	29,481	—

Net cash provided by financing activities	50,362	1,647	1,568	847

Effect of exchange rate changes on cash and cash equivalents	(30)	(41)	(19)	(113)
Net increase (decrease) in cash and cash equivalents	28,270	(18,924)	(19,384)	(9,300)
Cash and cash equivalents at beginning of period	20,682	48,952	48,952	30,028

Cash and cash equivalents at end of period	$48,952	$30,028	$29,568	$20,728

Supplemental disclosures of non-cash investing and financing activities:
Purchase of capital expenditures in accounts payable, accrued expenses and other current liabilities	$110	$664	$1,392	$104
Common stock issued for the acquisition of Inner Balloons	730	81	—	—
Held back cash on other acquisition	150	—	—	—
Cash paid on interest	—	—	—	183
Cash paid on income taxes	—	—	—	4

(1)
Proceeds from the issuance of Series F preferred stock, net of issuance costs, related to existing shareholders was $25.0 million.

The accompanying notes are an integral part of these consolidated financial statements.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

Description of Business

        Yext, Inc. (the "Company") provides a knowledge engine platform that lets businesses manage their digital knowledge in the cloud and sync it to over 100 services including Apple Maps, Bing, Cortana, Facebook, Google, Google Maps, Instagram, Siri and Yelp. The Company has built direct data integrations between its software and the members of its PowerListings Network that end consumers around the globe use to discover new businesses, read reviews, and find accurate answers to their queries. The Company's cloud-based software platform, the Yext Knowledge Engine, powers all of the Company's key features, including the Company's Listings, Pages and Reviews features along with its other features and capabilities.

Fiscal Year

        The Company's fiscal year ends on January 31. References to fiscal 2016, for example, are to the fiscal year ended January 31, 2016.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Consolidated Financial Information

        The accompanying interim consolidated balance sheet as of October 31, 2016, the interim consolidated statements of operations and comprehensive loss and statements of cash flows for the nine months ended October 31, 2015 and 2016, and the interim consolidated statement of convertible preferred stock and stockholders' deficit for the nine months ended October 31, 2016 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management's opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of October 31, 2016 and its results of operations and cash flows for the nine months ended October 31, 2015 and 2016. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the nine-month periods are also unaudited. The results of operations for the nine months ended October 31, 2016 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that management

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

believes to be reasonable under the circumstances. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Segment Information

        The Company operates as one operating segment providing digital knowledge management services. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker ("CODM"). The Company defines its CODM as its executive officers. The role of the CODM is to make decisions about allocating resources and assessing performance. The Company's business operates in one operating segment as all of the Company's offerings operate on a single platform and are deployed in an identical way, with the CODM evaluating the Company's financial information, resources and performance of these resources on a consolidated basis. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.

Revenue Recognition

        The Company derives its revenues primarily from subscription services. The Company sells subscriptions to its platform through contracts that are typically one year in length, but may be up to three years or longer in length. The subscription contracts do not provide customers with the right to take possession of the software supporting the applications and, as a result, are accounted for as service contracts.

        The Company sells its products through its direct sales force to its customers, including third-party resellers. The Company recognizes revenue when four basic criteria are met: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which the services will be provided; (2) services have been provided or delivery has occurred; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Collectability is assessed based on a number of factors, including the creditworthiness of a customer and transaction history.

        The Company recognizes revenue based on the amount billed to its customers, including third-party resellers. The Company's revenue consists solely of contractual fees for subscription and support services charged to its customers on a per-location basis. In transactions with resellers, the Company contracts only with the reseller, in which pricing, length of subscription and support services are agreed upon. The reseller negotiates the price charged and length of subscription and support service directly with its customer. The Company does not pay separate fees to third-party resellers and does not have direct interactions with the reseller's customer.

        Subscription Revenue.    Subscription revenue recognition commences on the date that the Company's platform is made available to the customer, which is the subscription start date, provided all of the other criteria described above are met. Revenue is recognized based on the terms of the customer contracts, which include a fixed fee based upon the actual or contractual number of locations, and is recognized on a straight-line basis over the contractual term of the arrangement.

        Multiple Deliverable Arrangements.    Certain of the Company's arrangements include both a subscription to the Company's platform and support services. The Company evaluates each element in an arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

probable and within the Company's control. The Company's support services are not sold separately from the subscription and there is no alternative use for them. Further, no other vendor provides similar support services. Based on these factors, the support services do not have standalone value. Accordingly, subscription and support revenue is combined and recognized as a single unit of accounting.

        The Company recognizes the fixed portion of subscription fees and support services fees ratably over the contract term. Recognition begins when the customer has access to the Company's platform and the support services have commenced.

Deferred Revenue

        Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services described above and is reduced as the revenue recognition criteria are met. The deferred revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing and size.

        Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as current deferred revenue within current liabilities. Typically, invoices are issued for a period of 12 months or less. In those instances when invoicing is for a period greater than 12 months, the portion of the invoice that is for the period past 12 months is recorded as long-term deferred revenue within other long-term liabilities in the Company's consolidated balance sheets.

Cost of Revenues

        Cost of revenues consists of fees the Company paid for PowerListings Network application integrations, as well as expenses related to hosting the Company's service and providing support services. These expenses are primarily comprised of personnel and related costs directly associated with the Company's cloud infrastructure and customer support, including salaries, benefits, stock-based compensation, data center capacity costs and other allocated overhead costs, which the Company defines as rent, facilities and costs related to information technology. Included in cost of revenues is depreciation and amortization of $0.4 million, $0.7 million, $0.5 million, and $0.7 million for the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016, respectively.

Deferred Commissions

        The Company capitalizes commissions costs that are incremental and directly related to selling subscription contracts to customers and consist of sales commissions paid to the Company's direct sales force. The Company's subscription contracts are predominantly non-cancelable in nature. Commissions are earned by sales personnel upon the execution of the sales contracts, and commission payments are made shortly after they are earned.

        Commission costs that are direct and incremental to selling revenue-generating customer contracts are deferred and amortized to sales and marketing expense over the terms of the related subscription contracts, which are typically one year in length but may be up to three years or longer in length. The deferred commission amounts are recoverable through the future revenue streams under the customer contracts.

        The Company recorded capitalized commission costs of $1.8 million, $3.8 million and $5.5 million as of January 31, 2015 and 2016 and October 31, 2016, respectively. Capitalized commission costs are

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

included in deferred commissions and other long term assets on the Company's consolidated balance sheets.

        Amortization of deferred commissions of $1.6 million, $2.3 million, $1.6 million and $3.0 million was included in sales and marketing expense in the accompanying consolidated statements of operations and comprehensive loss for the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016, respectively.

Stock-Based Compensation

        Compensation cost for all stock-based awards, including options to purchase stock and restricted stock units ("RSUs"), is measured at fair value on the date of grant and recognized over the service period. The fair value of stock options is estimated on the date of grant using a Black-Scholes model. The fair value of restricted stock units is estimated on the date of grant based on the fair value of the Company's common stock. Compensation cost is recognized over the requisite service periods of awards, which is typically four years for options and one to three years for RSUs. The estimated forfeiture rate applied is based on historical forfeiture rates. The estimated number of stock awards that will ultimately vest requires judgment, and to the extent actual results, or updated estimates, differ from the Company's current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised.

Common Stock Valuations

        The Company has historically granted stock options at exercise prices equal to the fair value as determined by the Company's Board of Directors on the date of grant. In the absence of a public trading market, the Board of Directors, with input from management, exercised significant judgement and considered numerous objective and subjective factors to determine the fair value of the Company's common stock as of the date of each stock option and RSU grant, including:

  •
  the Company's financial performance;

  •
  the rights, preferences and privileges of the convertible preferred stock relative to those of the common stock; and

  •
  general economic and financial conditions, and the trends specific to the markets in which the Company operates.

        In addition, the Board of Directors considered the independent valuations completed by a third-party valuation consultant. Valuations were generally performed as of a date immediately preceding the regularly scheduled Board of Directors meeting. The valuations of the Company's common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In performing these valuations, a variety of relevant factors were considered including, but not limited to:

  •
  the nature and history of the Company;

  •
  the financial and economic conditions affecting the general economy, the Company and the industry;

  •
  the Company's past results, current operations and future prospects;

  •
  the Company's earnings capacity;

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  •
  the economic benefit to the Company of both the tangible and intangible assets;

  •
  the market prices of actively traded interests in public entities engaged in the same or similar lines of business, as well as sales of ownership interests in similar entities; and

  •
  the prices, terms and conditions of past sales of the Company's ownership interests.

        In valuing the common stock, the Company's enterprise value was estimated by utilizing the Probability-Weighted Expected Return Method ("PWERM") allocation method and the market approach. The market-based approach considers multiples of financial metrics based on trading multiples of a selected peer group of companies in similar lines of business. For each of the possible events, a range of future equity values is estimated, based on the market approach discussed above and over a range of possible liquidity event dates, all plus or minus a standard deviation for value and timing. The timing of these events is based on the Company's expectations. In each valuation approach, the firm value is allocated across the capital structure using an option pricing model, which recognizes the economic characteristics of each security and assigns value to each class based on those characteristics. A lack of marketability discount has been applied to the common stock in each valuation in order to recognize the inherent illiquidity in holding stock of a privately held company.

        Two possible events were considered for estimating the Company's firm value. The first possible event, which assumes that the Company will complete an initial public offering ("IPO"), utilizes a market-based approach. The second possible event, which assumes that the Company will remain a private company or experience a liquidation event other than an IPO, also utilizes the market approach. In estimating the common stock value, a probability was assigned to each of the possible events based on an analysis of prevailing IPO market conditions, recent acquisitions and input from management.

        Once the Company is operating as a public company, it will rely on the closing price of the Company's common stock as reported on the date of grant to determine the fair value of the Company's common stock.

Advertising and Other Promotional Costs

        Advertising and other promotional costs are expensed as incurred. Advertising expenses were $4.5 million and $5.1 million for the fiscal years ended January 31, 2015 and 2016, respectively, and $4.0 million and $3.6 million for the nine months ended October 31, 2015 and 2016, respectively.

Research and Development

        Research and development costs are expensed as incurred. Research and development costs consist primarily of compensation costs for the Company's development team which maintains and enhances the Company's platform, as well as planning, predevelopment and post-implementation costs associated with the development of enhancements to the Company's software platform. Additionally, research and development costs also include certain integration costs associated with integrating the Company's various PowerListings Network application providers within the Company's platform. Research and development costs were $11.9 million and $16.2 million for the fiscal years ended January 31, 2015 and 2016, respectively, and $11.6 million and $14.2 million for the nine months ended October 31, 2015 and 2016, respectively.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Capitalized Software Development Costs

        The Company capitalizes certain development costs incurred in connection with software development for its cloud-based digital knowledge management platform and certain projects for internal use during the application development stage. These software development costs are recorded as part of property and equipment.

        Capitalized software development costs are amortized on a straight-line basis to cost of revenues over the technology's estimated useful life, which is two to three years. The unamortized software development costs included in Property and Equipment, net, as of January 31, 2015 and 2016 and October 31, 2016, was less than $0.1 million, $0.7 million and $1.4 million, respectively. Amortization expense related to capitalized software was less than $0.1 million and $0.1 million for the fiscal years ended January 31, 2015 and 2016, and less than $0.1 million and $0.2 million for the nine months ended October 31, 2015 and 2016, respectively.

        Software development costs incurred in the maintenance and minor upgrade and enhancement of software without adding additional functionality are expensed as incurred.

Income Taxes

        The Company accounts for income taxes in accordance with ASC Topic 740, "Income Taxes". Under this method, the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        The Company reduces deferred tax assets, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax assets. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

        The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. Management evaluates the Company's uncertain tax positions, which are discussed within Note 9, "Income Taxes."

Convertible Preferred Stock Warrant Liability

        The Company's freestanding warrants to purchase the Company's convertible preferred stock are classified as liabilities on the consolidated balance sheets and recorded at fair value because these warrants may obligate the Company to transfer assets to the warrant holders at a future date under certain circumstances. The warrants are subject to remeasurement to fair value at each balance sheet date, and any change in fair value is recognized in the consolidated statements of operations and comprehensive loss as other income (expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. Upon an IPO, the outstanding warrants to

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

purchase the Company's convertible preferred stock will automatically convert into warrants to purchase the Company's common stock, and the related warrant liability will be reclassified to additional paid-in capital.

Net Loss Per Share

        Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares plus common equivalent shares for the period, including any dilutive effect from such shares. Common equivalent shares are convertible preferred stock, convertible preferred stock warrants, common stock warrants, shares issuable upon the exercise of stock options and unvested shares of restricted stock units. Anti-dilutive common equivalent shares totaled 62,045,076 shares and 63,670,359 shares for the years ended January 31, 2015 and 2016, respectively. While these common equivalent shares are currently anti-dilutive, they could be dilutive in the future.

Foreign Currency

        The functional currency of the Company's international subsidiaries is the local currency. The Company translates the financial statements of these subsidiaries to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates for the annual period are derived from month-end spot rates for revenues, costs and expenses. The Company records translation gains and losses in accumulated other comprehensive loss as a component of stockholders' deficit. Foreign currency transaction gains and losses are included in net loss for the period.

Concentration of Credit Risk

        The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and trade accounts receivable. Although the Company deposits its cash with multiple financial institutions, its deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable. The Company has not experienced any losses on its deposits of cash and cash equivalents to date. At January 31, 2015, one reseller customer accounted for approximately 12% of the Company's accounts receivable. At January 31, 2016 and October 31, 2016, no single customer accounted for more than 10% of accounts receivable.

        One reseller customer accounted for approximately 12% and 10% of the Company's revenue for the fiscal years ended January 31, 2015 and 2016. No single customer accounted for more than 10% of the Company's revenue for the nine months ended October 31, 2016.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Geographic Locations

        Revenues by geographic region are as follows (in thousands):

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
			(unaudited)
North America	$59,907	$87,979	$63,054	$84,797
Europe	95	1,745	986	3,793

Total	$60,002	$89,724	$64,040	$88,590

        North American revenue is predominantly attributable to the United States but also includes revenue from Canada.

Fair Value of Financial Instruments

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Subsequent changes in fair value of these financial assets and liabilities are recognized in earnings or other comprehensive income when they occur. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurement or assumptions that market participants would use in pricing the assets or liabilities, such as inherent risk, transfer restrictions, and credit risk.

        The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

  •
  Level 1 inputs are based on quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 inputs are based on observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3 inputs are based on unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities, and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability.

        The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. The fair value of the Company's investments in certain money market funds is their face value. Such instruments are classified as Level 1 and are included in cash and cash equivalents on the consolidated balance sheets.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The following summarizes assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	As of January 31, 2015
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market funds(1)	$45,519	$—	$—	$45,519

	$45,519	$—	$—	$45,519

Liabilities
Preferred stock warrant liabilities(2)	$—	$—	$304	$304

	$—	$—	$304	$304

	As of January 31, 2016
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market funds(1)	$17,519	$—	$—	$17,519

	$17,519	$—	$—	$17,519

Liabilities
Preferred stock warrant liabilities(2)	$—	$—	$691	$691

	$—	$—	$691	$691

	As of October 31, 2016
	Level 1	Level 2	Level 3	Total
	(unaudited)
Assets
Cash equivalents—money market funds(1)	$8,555	$—	$—	$8,555

	$8,555	$—	$—	$8,555

Liabilities
Preferred stock warrant liabilities(2)	$—	$—	$797	$797

	$—	$—	$797	$797

(1)
Included in cash and cash equivalents.

(2)
Included in accounts payable, accrued expenses and other current liabilities.

        As of January 31, 2015, January 31, 2016 and October 31, 2016, the Company had money market accounts of $45.5 million, $17.5 million and $8.6 million, respectively. The money market accounts are presented at fair market value based on quoted market prices and are classified within Level 1.

        At January 31, 2015, January 31, 2016 and October 31, 2016, the Company's valuation of outstanding warrants was measured using a Black-Scholes option pricing model and considered Level 3 inputs. See

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

Note 7, "Capital Stock" for further discussion of the Company's outstanding warrants and assumptions utilized.

        The following table represents the change in fair value of the convertible preferred stock warrant liability (in thousands):

Balance at January 31, 2014	$370
Change in fair value	(66)

Balance at January 31, 2015	304
Change in fair value	387

Balance at January 31, 2016	691
Change in fair value (unaudited)	106

Balance at October 31, 2016 (unaudited)	$797

Cash and Cash Equivalents

        The Company maintains cash with several high-credit quality financial institutions. The Company considers all cash investments available with original maturities of three months or less to be cash, and such investments consist of high-yield savings accounts. Cash equivalents include investments in money market funds, which are presented at fair value based on quoted market prices.

        These investments are not subject to significant market risk. For purposes of the statements of cash flows, cash includes all amounts in the balance sheet captioned "cash and cash equivalents".

Restricted Cash

        Restricted cash includes deposits in financial institutions used to secure lease agreements as well as to secure the Company's corporate credit card program. Restricted cash was $5.3 million, $6.3 million and $0.5 million in the Company's consolidated balance sheet as of January 31, 2015 and 2016 and October 31, 2016, respectively. At January 31, 2016, $5.3 million of the restricted cash balance related to funds held as security in favor of certain landlords for office space. As discussed further in Note 12, Subsequent Events, on March 16, 2016, the Company entered into a Loan and Security agreement with Silicon Valley Bank which included a $7.0 million Letter of Credit. The Company allocated $5.3 million of the $7.0 million Letter of Credit as the security in favor of certain landlords for office space, and accordingly the associated $5.3 million of cash was reclassified to cash and cash equivalents in the Company's consolidated balance sheet as of October 31, 2016.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are carried at the original invoiced amount less an allowance for doubtful accounts based on the probability of future collection. The Company estimates the allowance for doubtful accounts based on historical loss patterns and the number of days that billings are past due. Accounts receivable are written off when deemed uncollectible and collection of the receivable is no longer being

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

actively pursued. The allowance for doubtful accounts was $0.1 million and $0.5 million as of January 31, 2015 and 2016, respectively, and $0.1 million as of October 31, 2016.

Description	Balance at beginning of year	Additions	Deductions write offs	Balance at end of year
	(in thousands)
Nine months ended October 31, 2016
Allowance for doubtful accounts (unaudited)	$516	$322	$(718)	$120
Fiscal year ended January 31, 2016
Allowance for doubtful accounts	99	582	(165)	516
Fiscal year ended January 31, 2015
Allowance for doubtful accounts	113	123	(137)	99

Property and Equipment, Net

        Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives beginning in the year the asset was placed into service. Furniture and fixtures are amortized over an estimated useful life of five years. Leasehold improvements and assets held under operating leases are amortized over the shorter of the term of the lease or their useful life. Office and computer equipment and internal-use software are amortized over a useful life of two to three years. Upon retirement or sale of assets, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations and comprehensive loss. Maintenance and repair costs are expensed as incurred.

Business Combinations and Purchase Accounting

        The results of a business acquired in a business combination are included in the Company's consolidated financial statements from the date of acquisition. Purchase accounting results in assets and liabilities of an acquired business being recorded at their estimated fair values on the acquisition date. Any excess consideration over the fair value of assets acquired and liabilities assumed is recognized as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates and selection of comparable companies. The Company engages the assistance of valuation specialists, where appropriate, in concluding on fair value measurements in connection with determining fair values of assets acquired and liabilities assumed in a business combination. Transaction costs associated with business combinations are expensed as incurred.

Goodwill and Intangible Assets

        Goodwill represents the excess of cost over the fair value of the net tangible and identifiable intangible assets acquired in a business combination.

        The Company has no other intangible assets with indefinite useful lives. Goodwill is not amortized but is subject to periodic testing for impairment in accordance with ASC Topic 350, "Intangibles-Goodwill and Other." The Company's goodwill is evaluated at the entity level as it is determined there is one reporting unit. The Company performs its annual impairment test on November 1st of each year, or more frequently

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company considers the following potential indicators of impairment: significant underperformance relative to historical or projected future operating results, significant changes in the Company's use of acquired assets or the strategy of the Company's overall business, significant negative industry or economic trends and a significant decline in the value of the Company's enterprise value for a sustained period. No goodwill impairment was recorded for any of the periods presented.

        The Company's intangible assets with definite lives include customer relationships, website development, trade names and trademarks, acquired technology and domains. These intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from three to fifteen years. Long-lived assets, including intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable in accordance with ASC Topic 360, "Property, Plant, and Equipment." The Company assesses the impairment of long-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company has not recorded impairment charges on intangible assets for the periods presented in these consolidated financial statements.

Legal and Other Contingencies

        From time to time, the Company may be a party to litigation and subject to claims incident to the ordinary course of business, including intellectual property claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims. The Company investigates these claims as they arise and accrues estimates for resolution of legal and other contingencies when losses are probable and estimable.

Recent Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update, "ASU", No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. ASU 2014-09 is effective for public entities for annual reporting periods, and interim periods within those annual reporting periods, beginning after December 31, 2017. For all other entities, including emerging growth companies, the standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual reporting periods, beginning after December 15, 2019. Early adoption of this standard is permitted for all entities. The guidance allows for the amendment to be applied either retrospectively to each prior reporting period presented or retrospectively as a cumulative-effect adjustment as of the date of adoption. The Company plans to adopt the standard under a modified retrospective transition method and is currently evaluating the impact of adopting ASU 2014-09 on its consolidated financial statements.

        In August 2014, the FASB issued ASU No. 2014-15, "Disclosures of Uncertainties About an Entity's Ability to Continue as a Going Concern." This standard provides guidance on how and when reporting entities must disclose going-concern uncertainties in their financial statements. The Company adopted this standard in the fiscal year ending January 31, 2017. There was no impact from the application of the new guidance in the nine months ended October 31, 2016.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

        In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes: Balance Sheet Classification of Deferred Taxes," which requires all deferred income taxes to be classified as noncurrent on the balance sheet. The Company adopted this standard in the fiscal year ended January 31, 2016 on a retrospective basis and its statement of financial position reflects the revised classification of all deferred tax assets and liabilities as noncurrent for all periods presented.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases," which will require lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet for operating leases. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The standard is effective for public entities for annual reporting periods, and interim periods within those annual reporting periods, beginning after December 15, 2018. For all other entities, including emerging growth companies, the standard is effective for annual reporting periods beginning after December 15, 2019, and interim periods within annual reporting periods beginning after December 15, 2020. The Company is evaluating the potential impact of adopting this new accounting guidance.

        In March 2016, the FASB issued ASU No. 2016-09, "Stock Compensation: Improvements to Employee Shared-Based Payment Accounting," which simplifies and improves several aspects of the accounting for employee share-based payment transactions for public entities. The guidance will require all tax effects related to share-based payments at settlement or expiration to be recorded through the income statement and be reported as operating activities on the statement of cash flows. Further, under the new guidance, entities are permitted to make an accounting policy election for the impact of forfeitures on the recognition of expense for share-based payment awards, whereby forfeitures can be estimated, as required today, or recognized when they occur. The standard is effective for public entities for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2016. For all other entities, including emerging growth companies, the standard is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. The Company is evaluating the potential impact of adopting this new accounting guidance.

3. Acquisitions

        During the fiscal year ended January 31, 2015, the Company completed the following acquisitions:

  Acquisition of Inner Balloons

        In December 2014, the Company acquired 100% of the outstanding capital stock of Inner Balloons Consulting B.V. to facilitate the Company's international expansion. The purchase agreement was designated in euros and resulted in an aggregate purchase price of $7.9 million, consisting of $5.1 million in cash and 810,800 shares of the Company's common stock. The common stock had a fair value of $3.456 per share, or $2.8 million. There was no contingent consideration.

        Of the 810,800 shares of purchase consideration, 729,720 shares were issued at the acquisition date, and 81,080 shares were held back and were not issued until December 15, 2015, the one-year anniversary of the closing date of the acquisition. There was no employment or other contingent consideration associated with the issuance of the shares issued at the acquisition date or the hold back date. The obligation to issue shares in the future was not considered contingent consideration because it was not

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Acquisitions (Continued)

contingent on a future event or condition being met, i.e., the payment was based solely on the passage of time. Therefore, the shares held back were measured at fair value at the acquisition date and included in the consideration transferred. Further, as the held back shares could only be gross physically settled in unregistered shares of the Company and there were no provisions that required cash settlement, the value of these shares was recorded in equity on the acquisition date; however, as the held back shares were not issued on the acquisition date, they are presented as issued on the Company's statements of convertible preferred stock and stockholders' deficit when issued in December 2015, the one-year anniversary of the acquisition date.

        Goodwill is not deductible for tax purposes and is attributable to expected synergies resulting from integrating operations, and marketing with the existing business.

        The following table summarizes the recognized amounts of identifiable assets and liabilities assumed:

	Estimated Fair Value (In thousands)	Estimated Useful Life (In years)
Cash and cash equivalents	$500
Current assets	217
Noncurrent assets	29
Current liabilities	(474)
Deferred tax liabilities	(1,368)
Intangible assets:
Customer relationships	5,256	7
Software technology	102	5
Trademarks	112	5
Goodwill	3,492	Indefinite

Total identifiable net assets	$7,866

        For fiscal 2015, revenues and net loss included in the Company's consolidated statement of operations and comprehensive loss from the date of acquisition were $0.1 million and $0.2 million, respectively.

  Other Acquisition

        During the fiscal year ended January 31, 2015, the Company completed another acquisition which resulted in $1.5 million in goodwill. Goodwill is not deductible for tax purposes and is attributable to expected synergies resulting from integrating operations, and marketing with the existing business. The Company's consolidated financial statements include the operating results of the acquired entity since its acquisition date. The revenues and expenses specific to this business are not material to the Company's consolidated financial statements.

        For the fiscal year ended January 31, 2016 and the nine months ended October 31, 2016, the Company did not complete any acquisitions.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Goodwill and Other Intangible Assets

  Goodwill

        The following table summarizes the changes in goodwill (in thousands):

Balance as of February 1, 2014	$—
Inner Balloons acquisition	3,492
Other acquisition	1,490
Foreign currency translation	(368)

Balance as of January 31, 2015	4,614
Foreign currency translation	(135)

Balance as of January 31, 2016	4,479
Foreign currency translation (unaudited)	35

Balance as of October 31, 2016 (unaudited)	$4,514

        The Company, which has one reporting unit, performs its annual test for goodwill impairment on November 1 of each year. For the fiscal years ended January 31, 2015 and 2016, the Company performed its annual test for goodwill impairment and determined that goodwill was not impaired. In addition, there have been no significant events or circumstances affecting the valuation of goodwill subsequent to the Company's annual assessment.

  Intangible Assets

        The following table summarizes the other intangible asset balances (dollars in thousands):

	Gross Carrying Value	Accumulated Amortization	Foreign Exchange	Net Book Value	Weighted Average Remaining Useful Life (years)
Website development	$842	$(534)	$—	$308	2.4
Domains	33	(4)	—	29	14.5
Customer relationships	5,256	(85)	(544)	4,627	6.9
Software technology	102	(2)	(10)	90	4.9
Trademarks	112	(3)	(12)	97	4.9

Total at January 31, 2015	6,345	(628)	(566)	5,151

Website development	904	(680)	—	224	1.6
Domains	67	(7)	—	60	13.5
Customer relationships	5,256	(705)	(888)	3,663	5.9
Software technology	102	(19)	(15)	68	3.9
Trade names and trademarks	112	(21)	(16)	75	3.9

Total at January 31, 2016	6,441	(1,432)	(919)	4,090

Website development	904	(789)	—	115	0.9
Domains	365	(20)	—	345	14.2
Customer relationships	5,256	(1,000)	(1,523)	2,733	5.1
Software technology	102	(34)	(13)	55	3.1
Trade names and trademarks	112	(36)	(15)	61	3.1

Total at October 31, 2016 (unaudited)	$6,739	$(1,879)	$(1,551)	$3,309

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Goodwill and Other Intangible Assets (Continued)

        Amortization expense related to intangible assets totaled $0.3 million and $0.8 million for the fiscal years ended January 31, 2015 and 2016, respectively, and $0.6 million and $0.6 million for the nine months ended October 31, 2015 and 2016, respectively.

        As of January 31, 2016, the future amortization expense of other intangible assets was as follows (in thousands):

2017	$810
2018	742
2019	667
2020	657
2021	629
Thereafter	585

Total	$4,090

        As of October 31, 2016, the future amortization expense of other intangible assets was as follows (unaudited, in thousands):

2017 (for the remaining three months)	$185
2018	670
2019	598
2020	590
2021	558
Thereafter	708

Total	$3,309

        No events or changes in circumstances have occurred to suggest that the carrying amounts for any of the Company's long-lived assets or identifiable intangible assets may not be recoverable.

5. Property and Equipment, net

        Property and equipment, net consisted of the following (in thousands):

	January 31,
			October 31, 2016
	2015	2016
			(unaudited)
Furniture and fixtures	$226	$501	$621
Office equipment	1,688	2,420	3,074
Leasehold improvements	3,529	12,034	12,641
Computer software	17	813	1,740
Construction in progress	—	6	36

Total property and equipment	5,460	15,774	18,112
Less: accumulated depreciation and amortization	(1,553)	(3,816)	(6,168)

Total property and equipment, net	$3,907	$11,958	$11,944

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Property and Equipment, net (Continued)

        Depreciation expense was $0.9 million and $2.3 million for the fiscal years ended January 31, 2015 and 2016, respectively, and $1.5 million and $2.4 million for the nine months ended October 31, 2015 and 2016, respectively.

6. Accounts Payable, Accrued Expenses and Other Current Liabilities

        Accounts payable, accrued expenses and other current liabilities consisted of the following (in thousands):

	January 31,
			October 31, 2016
	2015	2016
			(unaudited)
Accounts payable	$4,246	$4,977	$4,332
Accrued employee compensation	1,151	5,274	5,932
Accrued sales tax	657	1,804	1,336
Accrued PowerListings Network application provider fees	1,466	1,299	1,676
Preferred stock warrant liabilities	304	691	797
Other	662	3,502	3,739

Total	$8,486	$17,547	$17,812

7. Capital Stock

Convertible Preferred Stock

Issuance of Series F Convertible Preferred Stock

        In May 2014, the Company issued 8,642,486 shares of Series F convertible preferred stock at an issuance price per share of $5.8143 for $50.1 million aggregate net consideration, after issuance costs of $0.2 million. The Series F convertible preferred stock has rights, preferences and privileges similar to the Series A through Series E classes of convertible preferred stock, as discussed below.

Overview

        The Company has issued six series of convertible preferred stock, Series A through Series F ("convertible preferred stock"). The following table summarizes the authorized, issued and outstanding convertible preferred stock of the Company as of January 31, 2015 and 2016 and October 31, 2016 (unaudited) (in thousands, except share and per share data):

Class	Issue Date	Issuance Price per share	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Liquidation Preference
Series A	May 2008	$0.3170	5,740,728	5,740,728	$1,766	$1,820
Series B	September 2008	0.4440	4,662,163	4,662,163	2,032	2,070
Series C Round I	October 2009	2.3058	10,905,170	10,905,170	24,803	25,145
Series C Round II	October 2010	2.3058	2,168,446	2,168,446	4,992	5,000
Series D	July 2011	2.4220	4,128,818	4,128,818	9,966	10,000
Series E	June 2012	3.6784	7,346,942	7,346,942	26,973	27,025
Series F	May 2014	5.8143	8,642,486	8,642,486	50,083	50,250

			43,594,753	43,594,753	$120,615	$121,310

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Capital Stock (Continued)

        The significant rights, preferences, and privileges of convertible preferred stock are as follows:

        Conversion Rights:    Each share of the convertible preferred stock is convertible, at the option of the holder, into fully paid shares of common stock, as is determined by dividing the original purchase price of convertible preferred stock by the conversion price in effect at the time of conversion for such series of convertible preferred stock, subject to adjustments for stock dividends, splits, combinations and similar events. As of January 31, 2015 and 2016 and October 31, 2016, each share of convertible preferred stock is convertible into common stock on a one-to-one basis.

        Each share of convertible preferred stock will automatically be converted into common stock at the then-applicable conversion rate: (i) in the event of the closing of a best efforts or firm commitment underwritten public offering with a price of at least $10.18 per share (subject to adjustments for stock dividends, splits, combinations and similar events) and gross proceeds to the Company of not less than $50,000,000; or (ii) upon the written consent of (a) holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis and (b) the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, voting together as a separate class.

        Redemption:    The convertible preferred stock is not mandatorily redeemable in connection with the offering. However, a merger or sale of substantially all of the Company's assets would constitute a redemption event.

        Voting:    Each share of convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as follows: (i) the holders of a majority of Series A, B and D are entitled to elect one member of the Company's Board of Directors; (ii) the holders of a majority of the Series C convertible preferred stock, voting exclusively and as a separate class, are entitled to elect one director; (iii) holders of the common stock, voting exclusively and as a separate class, are entitled to elect three directors; and (iv) holders of the common stock and the preferred stock, voting together as a single class, are entitled to elect four members to the Company's Board of Directors, including one individual who is mutually acceptable to the active founders of the Company and three individuals who have been designated by the Company's Board of Directors as being mutually and reasonably acceptable to each of the other members of the Company's Board of Directors and are not otherwise affiliates of the Company or any stockholder of the Company.

        Dividends:    The convertible preferred stock has similar dividend rights as common stock. Any dividend or distribution would be distributed to all holders of convertible preferred stock or common stock in proportion to the number of shares of common stock that would be held by each holder as if all convertible preferred stock were converted at the conversion ratio in effect at the time of the dividend in preference and priority to the holders of convertible preferred stock, if and when declared by the board of directors. No dividends have been declared for any of the periods presented.

        Liquidation Preference:    The convertible preferred stock is non-participating. In the event of any liquidation, dissolution or winding up of the Company, each share of convertible preferred stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of: (i) the original issue price plus accrued but unpaid dividends if

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Capital Stock (Continued)

any, on each such share; or (ii) the amount to which such share of convertible preferred stock would be entitled to on an as-converted basis.

        The Company classifies the convertible preferred stock as temporary equity in the mezzanine section on the consolidated balance sheet, in accordance with ASC Topic 480-10-S99-3A, since the shares possess liquidation features which may trigger a distribution of cash or assets that is not solely within the Company's control. Upon the occurrence of certain deemed liquidation events, convertible preferred stockholders can require the Company to redeem their shares of convertible preferred stock.

        The convertible preferred stock was initially measured at its fair value at the issuance date and the carrying amount of convertible preferred stock is not remeasured as long as it is not probable of becoming redeemable. Costs directly associated with the issuance of the convertible preferred stock, such as legal costs, were recorded at issuance as a reduction to the convertible preferred stock amount. At the time when a deemed liquidation event is considered probable, the convertible preferred stock will be remeasured to its redemption value (i.e., liquidation preference), and the Company then will adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. As of January 31, 2015 and 2016 and October 31, 2016, the Company concluded that a deemed liquidation event was not probable and therefore convertible preferred stock is presented net of issuance costs.

Common Stock

Overview

        As of January 31, 2015 and 2016 and October 31, 2016, the Company had authorized 95,000,000, 100,294,750 and 200,000,000 shares, respectively, of voting $0.001 par value common stock. Each holder of the Company's common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of the Company's common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. If there is a liquidation, dissolution or winding up of the Company, holders of the Company's common stock would be entitled to share in the Company's assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

        Holders of the Company's common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of the Company's common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of the Company's common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

Tender Offer

        On July 16, 2015, the Company commenced a tender offer pursuant to which the Company offered to purchase securities from certain holders of its capital stock and options to purchase common stock at a price equal to $5.00 per share. Eligible participants included current employees who owned common stock as of July 17, 2015 and current and former employees who owned vested stock options as of July 31, 2015. Eligible holders had the opportunity to either sell common stock to the Company for $5.00 per share or

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Capital Stock (Continued)

cancel vested common stock options in exchange for cash equal to $5.00 per share less the per share exercise price.

        On August 17, 2015, the Company completed the tender offer. A total of 4.7 million shares of outstanding common stock were repurchased by the Company and 1.2 million stock options were tendered, for total cash consideration of $28.3 million. All common stock repurchased was retired and all stock options were cancelled. Of the consideration paid in the tender offer the value associated with common stock was recorded through accumulated deficit and the value associated with the stock options was recorded through paid-in-capital.

        On July 16, 2015, in contemplation of the tender offer, the Company entered into a Common Stock Purchase agreement with certain of its investors, all of whom were considered related parties of the Company, for the purchase of newly issued common stock equal to the aggregate number of shares repurchased by the Company and shares underlying cancelled options in the tender offer. The newly issued shares were to be sold at a price per share of $5.00, which represented the fair value of the common stock on that date. Concurrent with the close of the tender offer on August 17, 2015, the Company sold 5.9 million shares of common stock at $5.00 per share, for total proceeds of $29.5 million.

Treasury Stock

        The Company has 6,505,334 shares of treasury stock which are carried at its cost basis of $11.9 million on the Company's consolidated balance sheets. The treasury stock is the result of share repurchases in October 2009.

Convertible Preferred Stock Warrants

        In 2009, in conjunction with a revolving line of credit agreement with a financial institution, the Company issued warrants to purchase 67,568 shares of Series B Preferred Stock for $0.444 per share (the "Series B warrants"). As of January 31, 2015 and 2016 and October 31, 2016, the Series B warrants were still outstanding and are presented on the balance sheets as a liability at their fair value.

        In 2011, in conjunction with a line of credit agreement, the Company issued additional warrants to purchase 43,369 shares of Series C Preferred Stock for $2.3058 per share (the "Series C warrants" and together with the Series B warrants, the "convertible preferred stock warrants"). As of January 31, 2015 and 2016 and October 31, 2016, the Series C warrants were still outstanding and are presented on the balance sheets as a liability at their fair value.

        The fair values of the convertible preferred stock warrants were estimated using a Black-Scholes model. The estimated value includes assumptions related to the fair value of the underlying convertible preferred stock price per share, the exercise price, expected volatility, expected term, risk-free interest rate, and the expected dividend yield. Expected volatility is based on historical volatility of a group of comparable companies. The estimated expected term represents the remaining contractual term of the warrants. Dividend yields are based upon historical dividend yields. The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the estimated expected term. The convertible preferred stock warrants are classified as Level 3 financial instruments.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Capital Stock (Continued)

        The following assumptions were used in estimating the fair value of the warrants using the Black-Scholes model:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
			(unaudited)
Expected term (years)	4.00 to 6.29	3.00 to 5.29	3.25 to 5.54	2.25 to 4.54
Expected volatility	55.38%	50.32%	53.24%	50.00%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk-free rate	0.87% to 2.00%	0.92%	1.05% to 1.59%	0.90% to 1.24%

        The Company recorded a liability representing the fair value of the convertible preferred stock warrants of $0.3 million, $0.7 million and $0.8 million as of January 31, 2015 and 2016 and October 31, 2016, respectively, within accounts payable, accrued expenses and other liabilities on the accompanying balance sheets. The Company classifies the convertible preferred stock warrants as liabilities on the consolidated balance sheets, in accordance with ASC Topic 480, as the underlying convertible preferred stock instruments possess liquidation features which may trigger a distribution of cash or assets that is not solely within the Company's control. For the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016, the Company recognized income of $0.1 million, and expense of $0.4 million, $0.4 million and $0.1 million, respectively, to adjust the convertible preferred stock warrants to fair value. These amounts have been recorded within Other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

Common Stock Warrants

        In 2012, the Company issued 50,000 warrants to purchase common stock at a strike price of $2.27 per share. These warrants have a 5-year life and are included in permanent equity on the balance sheets. In 2012, the Company issued 35,000 warrants to purchase common stock at a strike price of $2.27 per share. These warrants have a 10-year life and are included in permanent equity at their grant-date fair value, as determined using the Black-Scholes model. As of January 31, 2015 and 2016 and October 31, 2016, these warrants were still outstanding.

8. Stock-Based Compensation

2008 Equity Incentive Plan

        The Company's 2008 Equity Incentive Plan (the "2008 Plan"), as amended on March 10, 2016, allows for the issuance of up to 25,912,531 shares of common stock. Awards granted under the 2008 Plan may be incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), restricted stock or restricted stock units ("RSUs"). The 2008 Plan is administered by the Board of Directors, which determines the terms of the options granted, the exercise price, the number of shares subject to option and the option vesting period. No ISO or NQSO is exercisable after 10 years from the date of grant, and option awards will typically vest over a four-year period.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Stock-Based Compensation (Continued)

Determination of Fair Value

        The Company estimated the fair value of each ISO and NQSO option award on the date of grant using the Black-Scholes option pricing model. The Company's assumptions about stock price volatility were based on the average of the historical volatility for a sample of comparable companies with a look back period equal to the expected term of options granted to the Company's employees. Due to the limitations on the sale of the Company's common stock, there have not been a significant number of options exercised to date, thus the Company estimated the expected term based upon the simplified method, which is the mid-point between the vesting date and the end of the contractual term for each option. The risk-free interest rate for periods within the contractual life of the award was based on the U.S. Treasury yield curve in effect at the time of grant. The Company's Board of Directors utilizes independent valuations and other available information when estimating the value of the stock underlying the granted options. The weighted-average estimated fair value of options granted during the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016 was $1.74, $2.87, $2.74 and $3.27, respectively.

        The fair values of stock options granted during the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016 were estimated using the Black-Scholes option-pricing model with the following assumptions:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
			(unaudited)
Expected life (years)	6.25	6.25	6.25	6.25
Expected volatility	54.55%	52.54%	53.65%	52.00%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk-free rate	1.02%	1.79%	1.73%	1.41%

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Stock-Based Compensation (Continued)

Stock Options

        Option activity is as follows:

	Outstanding Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balance as of January 31, 2015	18,254,386	$2.44
Granted	3,599,000	5.18
Exercised	(263,126)	1.71
Forfeited or cancelled	(1,750,591)	2.56

Balance as of January 31, 2016	19,839,669	3.03	6.64	$66,530,370

Granted (unaudited)	5,594,300	6.29
Exercised (unaudited)	(333,266)	2.54
Forfeited or cancelled (unaudited)	(912,867)	4.25

Balance as of October 31, 2016 (unaudited)	24,187,836	$3.75	6.60	$83,264,945

Vested and expected to vest at January 31, 2016	19,608,292	$3.01	6.51	$66,109,092
Exercisable at January 31, 2016	12,282,578	2.54	5.33	49,294,689
Vested and expected to vest at October 31, 2016 (unaudited)	23,870,340	3.71	6.62	82,849,384
Exercisable at October 31, 2016 (unaudited)	14,002,410	2.67	5.02	65,299,656

        Nonvested option activity is as follows:

	Options	Weighted-Average Grant Date Fair Value
Nonvested as of January 31, 2015	7,423,325	$1.46
Options granted	3,599,000	2.87
Vested	(2,852,903)	1.44
Forfeited	(552,656)	1.67

Balance as of January 31, 2016	7,616,766	2.14

Options granted (unaudited)	5,594,300	3.27
Vested (unaudited)	(2,271,049)	1.91
Forfeited (unaudited)	(718,651)	2.59

Balance as of October 31, 2016 (unaudited)	10,221,366	$1.30

        The total intrinsic value of the options exercised during the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016 was less than $0.2 million, $0.9 million, $0.5 million and $1.2 million, respectively. The intrinsic value is the difference between the current market value of the stock and the exercise price of the stock options.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Stock-Based Compensation (Continued)

        The total fair value of shares vested during the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016 was $3.1 million, $4.2 million, $3.2 million and $4.3 million, respectively.

        At January 31, 2015 and 2016 and October 31, 2015 and 2016, the Company had reserved shares of common stock, on an as-converted basis, for future issuance as follows:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
			(unaudited)
Conversion of convertible preferred stock	43,594,753	43,594,753	43,594,753	43,594,753
Warrants to purchase series B convertible preferred stock	67,568	67,568	67,568	67,568
Warrants to purchase series C convertible preferred stock	43,369	43,369	43,369	43,369
Warrants to purchase common stock	85,000	85,000	85,000	85,000
Stock options outstanding	18,254,386	19,839,669	18,721,121	24,187,836
RSUs outstanding	—	40,000	—	270,000
Shares available for future grants of equity awards	1,779,344	2,951,250	931,974	1,289,817

Total	63,824,420	66,621,609	63,443,785	69,538,343

Stock-Based Compensation

        Stock-based compensation represents the cost related to stock-based awards granted to employees and non-employees in lieu of monetary payment. The Company measures stock-based compensation cost at the grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the requisite service period. The expense is recorded in the consolidated statements of operations and comprehensive loss. The Company's share-based compensation for the fiscal years ended January 31, 2015 and 2016 and for the nine months ended October 31, 2015 and 2016 were as follows (in thousands):

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
			(unaudited)
Cost of revenues	$399	$533	$388	$454
Sales and marketing	920	1,559	1,013	2,710
Research and development	1,104	1,300	920	1,397
General and administrative	480	1,115	760	1,755

Total stock-based compensation	$2,903	$4,507	$3,081	$6,316

        Total unrecognized compensation cost related to unvested stock options for the fiscal year ended January 31, 2016 and the nine months ended October 31, 2016 was $15.3 million and $25.9 million, respectively. This cost is expected to be recognized over the remaining weighted-average vesting period, which was 3.02 years as of January 31, 2016 and 3.11 years as of October 31, 2016.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Stock-Based Compensation (Continued)

Restricted Stock Units

        The Company granted 40,000 RSUs during the fiscal year ended January 31, 2016 and 230,000 during the nine months ended October 31, 2016. Each RSU generally vests over a one to three year period.

        RSUs are valued at the fair value of the Company's common stock as of the date of grant. The Company's Board of Directors utilizes independent valuations and other available information when estimating the value of the stock underlying the granted restricted stock units. The weighted-average estimated fair value per share of RSUs granted during the fiscal year ended January 31, 2016 and the nine months ended October 31, 2016 was $6.08 and $6.46, respectively.

        The Company recognized less than $0.1 million of compensation cost related to RSUs during the fiscal year ended January 31, 2016 and $0.4 million of compensation cost during the nine months ended October 31, 2016. Total unrecognized compensation cost related to unvested stock options for the year ended January 31, 2016 and the nine months ended October 31, 2016 was $0.2 million and $1.3 million, respectively. This cost is expected to be recognized over the remaining weighted-average vesting period, which was 1.13 years as of January 31, 2016 and 2.24 years as of October 31, 2016.

9. Income Taxes

        The benefit from income taxes is comprised of domestic and international income taxes. The following table presents the domestic and international components of the loss from operations before income taxes of $17.3 million and $26.6 million for the fiscal years ended January 31, 2015 and 2016, respectively (in thousands):

	Fiscal year ended January 31,
	2015	2016
Domestic	$(17,032)	$(24,546)
International	(241)	(2,004)

Loss from operations before income taxes	$(17,273)	$(26,550)

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income Taxes (Continued)

        The benefit from income taxes is composed of the following (in thousands):

	Fiscal year ended January 31,
	2015	2016
Current:
Federal	$—	$—
State	—	—
International	—	(1,002)

Total	—	(1,002)
Deferred:
Federal	—	—
State	—	—
International	—	1,057

Total	—	1,057

Total benefit from income taxes	$—	$55

        A reconciliation of the Company's income taxes at the U.S. federal statutory rate to the benefit from income taxes is as follows (dollars in thousands):

	Fiscal year ended January 31,
	2015	2016
U.S. federal tax benefit at statutory rate	$6,046	$9,027
State taxes, net of federal benefit	525	493
Foreign tax rate differential	(24)	(249)
Non-deductible expenses	(600)	(2,004)
Changes in valuation allowance	(5,947)	(6,317)
Rate change	—	(694)
Other, net	—	(201)

Total benefit from income taxes	$—	$55

Effective tax rate	—%	(0.2)%

        The Company used an annualized effective tax rate approach for calculating its tax expense for the nine months ended October 31, 2015 and 2016. The Company recorded an income tax benefit of $46,000 and a provision of $4,000, representing effective tax rates of (0.25)% and 0.01% for the nine months ended October 31, 2015 and 2016, respectively. The difference between the U.S. federal statutory tax rate of 34% and the effective tax rate for the nine months ended October 31, 2015 and 2016 is primarily due to a full valuation allowance related to the Company's U.S. and U.K. deferred tax assets offset by foreign tax expense on the Company's foreign operations.

        Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income Taxes (Continued)

purposes, and (b) operating losses carryforwards. Components of the Company's deferred tax assets and liabilities were as follows (in thousands):

	Fiscal year ended January 31,
	2015	2016
Deferred tax assets:
Net operating loss carryforwards	$23,069	$29,660
Stock-based compensation	429	515
Allowance for doubtful accounts	38	196
Deferred rent	1,454	2,233
Accrued expenses	273	727
Intangible assets	—	147
Deferred revenue	—	142
Other	3	13

Total deferred tax assets	25,266	33,633
Less valuation allowance	(24,427)	(30,744)
Deferred tax assets, net of valuation allowance	839	2,889
Deferred tax liabilities:
Prepaid expenses	(8)	(138)
Fixed assets	(441)	(1,906)
Deferred commissions	(390)	(945)
Intangible assets	(1,226)	(36)

Total deferred tax liabilities	(2,065)	(3,025)

Net deferred tax liability	$(1,226)	$(136)

        As of January 31, 2016, the Company had $84.0 million of gross U.S. federal net operating loss, ("NOL") carryforwards available to offset future taxable income, which expire in fiscal 2028 through fiscal 2036. For state income tax purposes, the Company had $3.8 million of post-apportioned, tax-effected NOL carryforwards, which expire in fiscal 2025 through fiscal 2036. The Company had $0.9 million of foreign NOL carryforwards, which do not expire. Utilization of the Company's NOL carryforwards in the future will be dependent upon the Company's ability to generate taxable income and could be limited due to ownership changes, as defined under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended and similar state provisions. Utilization of the Company's foreign NOL carryforwards in the future will be dependent upon the local tax law and regulation.

        Excess tax benefits associated with stock option exercises are recorded directly to additional paid-in-capital only when such benefits are realized. As a result, the excess tax benefits included in the gross NOL carryforwards at January 31, 2016 but not reflected in deferred tax assets for fiscal 2016 were approximately $4.8 million.

        The Company regularly evaluates the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income,

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income Taxes (Continued)

tax-planning strategies and results of recent operations. Generally, more weight is given to objectively verifiable evidence, such as the cumulative loss in recent years as a significant piece of negative evidence to overcome. During fiscal 2016, the valuation allowance increased by $6.3 million, primarily due to NOL carryforwards and other U.S. deferred tax assets. The Company will continue to assess the realizability of the deferred tax assets in each applicable jurisdictions going forward.

        The following table summarizes the valuation allowance activity for the periods indicated (in thousands):

	Fiscal year ended January 31,
	2015	2016
Balance as of the beginning of the period	$18,480	$24,427
Additions charged to expense	5,947	6,337
Deletions credited to expense	—	—
Currency translation	—	(20)

Balance as of the end of the period	$24,427	$30,744

        The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries as such earnings are determined to be reinvested indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to U.S. federal and state income taxes, the determination of which is not practical as it is dependent on the amount of U.S. tax losses or other tax attributes available at the time of repatriation. As of January 31, 2016, undistributed earnings of the Company's foreign subsidiaries amounted to less than $0.1 million.

        During fiscal 2016, the Company recorded a liability for unrecognized tax benefits equal to $0.2 million in connection with an uncertain tax position related to an intercompany transfer of certain intangible assets. Prior to fiscal 2016, the Company had not taken any uncertain tax positions. As of January 31, 2016, the total amount of unrecognized tax benefits that, if recognized, would favorably affect the Company's income statement was $0.2 million. As of January 31, 2016, the Company has not accrued for interest and penalties related to unrecognized tax benefits.

        The Company is subject to taxation in the United States and various state and foreign jurisdictions. The Company's most significant operations are in the United States and the earliest open tax year subject to potential examination in the United States is 2008.

10. Commitments and Contingencies

Leases and PowerListings Network Application Providers Agreements

        The Company is obligated under certain non-cancelable operating leases for office space, the agreements for which expire at various dates between fiscal years 2017 and 2022, including a long-term operating lease for the Company's primary facility in New York which expires in December 2020. The Company is a party to various agreements with PowerListings Network application providers, the agreements for which expire at various dates between fiscal years 2017 and 2020.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Commitments and Contingencies (Continued)

        Future minimum annual payments for non-cancelable leases and PowerListings Network application providers agreements are as follows (in thousands):

	As of January 31, 2015		As of January 31, 2016		As of October 31, 2016
Fiscal year ending January 31:	Application Providers	Operating Leases	Application Providers	Operating Leases	Application Providers	Operating Leases
					(unaudited)
2017	$2,167	$5,764	$11,265	$5,994	$3,720	$1,599
2018	1,410	5,929	1,627	6,166	1,953	6,493
2019	1.200	5,964	1,271	6,207	1,280	6,844
2020	1,100	6,189	1,100	6,439	1,100	7,027
2021	—	5,804	—	6,060	—	6,714
Thereafter	—	—	—	22	—	375

	$5,877	$29,650	$15,263	$30,888	$8,053	$29,052

        Rent expense was $3.7 million and $5.5 million for the fiscal years ended January 31, 2015 and 2016, respectively, and $3.9 million and $4.4 million for the nine months ended October 31, 2015 and 2016, respectively.

Legal Proceedings

        The Company is a defendant in a putative class action pending in the United States District Court for the Southern District of New York, captioned Tropical Sails Corp. v. Yext, Inc., civil action no. 14-cv-7582. The plaintiffs allege various violations of New York law related to certain of the Company's sales practices. On May 18, 2015, the Court dismissed two of the four counts alleged by plaintiffs. On March 11, 2016, the plaintiffs filed a Motion for Class Certification, and the Company filed a Motion for Summary Judgment as to the remaining counts. The motions have been fully briefed and discovery has been stayed pending a ruling from the Court. A hearing was held in February 2017. The Company believes the plaintiffs' claims are without merit and intends to vigorously defend itself. At this time an outcome cannot be predicted. No loss has been provided for this matter.

        In addition, the Company is and may be involved in various legal proceedings arising from the normal course of business activities. Although the results of litigation and claims cannot be predicted with certainty, currently, in the opinion of the Company, the likelihood of any material adverse impact on the Company's consolidated results of operations, cash flows or the Company's financial position for any such litigation or claims is deemed to be remote. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources and other factors.

Warranties and Indemnification

        The Company's platform is in some cases warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company's product specifications.

        The Company's arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third party's intellectual property rights and/or if the Company breaches its contractual agreements with a customer or in instances of negligence, fraud or

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Commitments and Contingencies (Continued)

willful misconduct by the Company. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

        The Company has also agreed to indemnify certain of its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person's service as a director or officer, including any action by the Company, arising out of that person's services as the Company's director or officer or that person's services provided to any other company or enterprise at the Company's request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

11. Net Loss Per Share Attributable to Common Stockholders

        The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders as discussed in Note 2, "Summary of Significant Accounting Policies—Net Loss Per Share" (in thousands, except share and per share amounts):

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
			(unaudited)
Numerator:
Net loss attributable to common stockholders	$(17,273)	$(26,495)	$(18,232)	$(28,577)

Denominator:
Weighted-average common shares outstanding	28,519,917	29,917,814	29,645,377	31,031,276

Net loss per share attributable to common stockholders, basic and diluted	$(0.61)	$(0.89)	$(0.62)	$(0.92)

        Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares plus common equivalent shares for the period, including any dilutive effect from such shares. Common equivalent shares are convertible preferred stock, convertible preferred stock warrants, shares issuable upon the exercise of stock options and unvested shares of restricted stock units.

        Since the Company was in a loss position for all periods presented, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Net Loss Per Share Attributable to Common Stockholders (Continued)

stockholders for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive. Anti-dilutive common equivalent shares were as follows:

	Fiscal year ended January 31,		Nine months ended October 31,
	2015	2016	2015	2016
			(unaudited)
Convertible preferred stock as converted	43,594,753	43,594,753	43,594,753	43,594,753
Series B warrants	67,568	67,568	67,568	67,568
Series C warrants	43,369	43,369	43,369	43,369
Common stock warrants	85,000	85,000	85,000	85,000
Options to purchase common stock	18,254,386	19,839,669	18,721,121	24,187,836
RSUs outstanding	—	40,000	—	270,000

Total	62,045,076	63,670,359	62,511,811	68,248,526

12. Subsequent Events

        The Company has assessed subsequent events through January 24, 2017, which was the date the consolidated financial statements were available to be issued, and has concluded the following events required disclosure in the consolidated financial statements.

Loan and Security Agreement

        On March 16, 2016, the Company entered into a Loan and Security agreement with Silicon Valley Bank that provides for a $15 million revolving credit line ("Revolving Line") and a $7 million Letter of Credit ("Letter of Credit" and, together with the Revolving Line, the "Credit Agreement"). The Credit Agreement matures on March 16, 2018. The Company is obligated to pay ongoing commitment fees at a rate between 0.25% and 1.75%.

        Subject to certain terms of the loan agreement, the Company may borrow, prepay and reborrow amounts under the Revolving Line at any time during the agreement, and amounts repaid or prepaid may be reborrowed. Interest rates on borrowings under the Revolving Line will be based on one-half of one percent (0.50%) above the prime rate. The prime rate is defined as the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal.

        The Credit Agreement contains certain customary affirmative and negative covenants, including an adjusted quick ratio covenant, minimum revenue, a limit on the Company's ability to incur additional indebtedness, dispose of assets, make certain acquisition transactions, pay dividends or make distributions, and certain other restrictions on the Company's activities each defined specifically in the agreement. As of October 31, 2016, the Company had not drawn down against the Revolving Line, and as such, there were no outstanding borrowings held under the Revolving Line.

        On November 18, 2016, the Company drew $5.0 million on its Revolving Line for strategic operating purposes.

YEXT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Subsequent Events (Continued)

2016 Equity Incentive Plan

        In December 2016, the Company's Board of Directors adopted and its stockholders approved a 2016 Equity Incentive Plan (the "2016 Plan") which became effective upon adoption. Following the effectiveness of the 2016 Plan, no further shares may be issued under the 2008 Plan.

        On December 7, 2016, the Company granted to employees, directors and other services providers to the Company options to purchase an aggregate of 1,283,500 shares of common stock and 60,000 restricted stock units, respectively, with vesting in each case based on continued service. On December 15, 2016, the Company granted to employees, directors and other services providers to the Company options to purchase an aggregate of 455,000 shares of common stock, with vesting in each case based on continued service. On December 30, 2016, the Company granted employees options to purchase an aggregate of 1,259,000 shares of common stock, with vesting in each case based on continued service. On January 9, 2017, the Company granted employees options to purchase an aggregate of 1,111,000 shares of common stock, with vesting in each case based on continued service. The fair value of these stock options and these restricted stock units will be recognized as stock-based compensation expense over the service period.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution

        The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the exchange listing fee:

Amount to be Paid
Securities and Exchange Commission registration fee		$11,590.00
FINRA filing fee		15,500.00
Exchange listing fee			*
Blue Sky fees and expenses			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous			*

Total	$		*

*
To be filed by amendment.

ITEM 14.    Indemnification of Directors and Officers

        Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        In addition, the proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters against certain liabilities.

        Article            of our certificate of incorporation (to be in effect upon the consummation of this offering) authorizes us to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article            of our bylaws (to be in effect upon the consummation of this offering) provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

        We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

        We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

        See also the undertakings set out in response to Item 17 herein.

ITEM 15.    Recent Sales of Unregistered Securities

        Since January 1, 2014, we have issued and sold the following securities:

        1.     We granted options under our 2008 Equity Incentive Plan to purchase an aggregate of 14,814,400 shares of our common stock to employees having exercise prices ranging from $2.41 to $7.18 per share, which included (i) options to purchase an aggregate of 1,645,582 shares that were subsequently forfeited or cancelled without being exercised, (ii) 206,274 shares that were issued upon the exercise of stock options, at exercise prices between $2.41 and $5.00 per share, for aggregate proceeds of $639,805 and (iii) 3,856,000 shares that were issued to our executive officers, directors and other accredited investors.

        2.     From its effective date on December 15, 2016 through the date of this registration statement, we granted options under our 2016 Equity Incentive Plan to purchase an aggregate of 2,825,000 shares of our common stock to employees, having an exercise price of $7.18 per share, of which no options were subsequently forfeited without being exercised and none have been exercised.

        3.     In May 2014, we issued and sold an aggregate of 8,642,486 shares of our Series F convertible preferred stock to 32 accredited investors at a per share price of $5.8143, for aggregate consideration of $50.3 million.

        4.     In December 2014, we sold an aggregate of 810,800 shares of our common stock with a fair value of $3.456 per share for an aggregate of $2.8 million as partial consideration for our acquisition of 100% of the outstanding capital stock of Inner Balloons Consulting B.V. Of such shares, 729,720 were issued in December 2014, and the remaining 81,080 were issued in December 2015.

        5.     In January 2016, we granted to two service providers an aggregate of 40,000 restricted stock units to be settled in shares of our common stock under our equity compensation plans.

        6.     In March 2016, we granted to a service provider 20,000 restricted stock units to be settled in shares of our common stock under our equity compensation plans.

        7.     In June 2016, we granted to a service provider 200,000 restricted stock units to be settled in shares of our common stock under our equity compensation plans.

        8.     In September 2016, we granted to a service provider 10,000 restricted stock units to be settled in shares of our common stock under our equity incentive plans.

        9.     In August 2015, we issued and sold an aggregate of 5,894,935 shares of our common stock to four accredited investors at a per share purchase price of $5.00 for an aggregate purchase price of $29.5 million.

        The sales and issuances of securities in the transactions described in paragraphs 1, 2, 5, 6, 7 and 8 above were exempt from registration under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

        The sales and issuances of securities in the transactions described in paragraphs 3, 4 and 9 above were exempt from registration under the Securities Act by virtue of Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

ITEM 16.    Exhibits and Financial Statement Schedules

        (a)    Exhibits.    A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

        (b)    Financial Statement Schedules.    All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes, which is incorporated herein by reference.

ITEM 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on the 13th day of March, 2017.

Yext, Inc.
By:	/s/ HOWARD LERMAN Howard Lerman Chief Executive Officer

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Lerman, Steve Cakebread and Ho Shin, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ HOWARD LERMAN Howard Lerman	Chief Executive Officer (Principal Executive Officer) and Director	March 13, 2017
/s/ BRIAN DISTELBURGER Brian Distelburger	President and Director	March 13, 2017
/s/ STEVEN CAKEBREAD Steven Cakebread	Chief Financial Officer (Principal Financial and Accounting Officer)	March 13, 2017
/s/ MICHAEL WALRATH Michael Walrath	Chairman of the Board of Directors	March 13, 2017

Signature	Title	Date

/s/ PHILLIP FERNANDEZ Phillip Fernandez	Director	March 13, 2017
/s/ JESSE LIPSON Jesse Lipson	Director	March 13, 2017
/s/ JULIE RICHARDSON Julie Richardson	Director	March 13, 2017
/s/ ANDREW SHEEHAN Andrew Sheehan	Director	March 13, 2017

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1	*	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2	*	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the consummation of this offering.

3.3	*	Amended and Restated Bylaws, as currently in effect.

3.4	*	Form of Amended and Restated Bylaws, to be in effect upon the consummation of this offering.

4.1	*	Form of Common Stock Certificate.

4.2		Fifth Amended and Restated Investors' Rights Agreement, dated May 28, 2014, as subsequently amended, by and among the Registrant and certain security holders of the Registrant.

4.3		Fifth Amended and Restated Voting Agreement, dated May 28, 2014, as subsequently amended, by and among the Registrant and certain security holders of the Registrant.

4.4		Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated May 28, 2014, as subsequently amended, by and among the Registrant and certain security holders of the Registrant.

4.5		Warrant to Purchase Stock dated April 15, 2011 issued by the Registrant to Silicon Valley Bank.

4.6		Warrant to Purchase Stock dated January 16, 2009 issued by the Registrant to Silicon Valley Bank.

4.7		Warrant to Purchase Common Stock dated September 2012 issued by the Registrant to Crunch Fund I GP, L.L.C.

4.8		Warrant to Purchase Common Stock dated November 2012 issued by the Registrant to One Degree Partners.

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati P.C.

9.1		Voting Trust Agreement, dated December 22, 2009, by and among the Registrant, Brian Distelburger and Lindsey Distelburger.

10.1	*	Form of Indemnification Agreement entered into between the Registrant and its directors and executive officers.

10.2	†	2016 Equity Incentive Plan.

10.3	*†	Form of Stock Option Grant Notice and Stock Option Agreement under 2016 Equity Incentive Plan.

10.4	*†	Form of Restricted Stock Unit Agreement under 2016 Equity Incentive Plan.

10.5	*†	Form of Restricted Stock Agreement under 2016 Equity Incentive Plan.

10.6	*†	2017 Employee Stock Purchase Plan.

10.7	†	2008 Equity Incentive Plan.

10.8	†	Form of Stock Option Grant Notice and Stock Option Agreement under 2008 Equity Incentive Plan.

10.9	†	Form of Restricted Stock Unit Agreement under 2008 Equity Incentive Plan.

10.10	†	Employee Incentive Plan.

Exhibit Number		Description
10.11		Agreement of Lease, dated May 24, 2012, by and between the Registrant and 1 Madison Office Fee LLC.

10.12		Lease dated May 15, 2014 by and between the Registrant and Credit Suisse (USA) Inc.

10.13	*	Outside Director Compensation Policy.

10.14		Change of Control and Severance Policy.

10.15	*	Form of Employment Agreement with the executive officers of the Registrant.

21.1		List of subsidiaries of Yext, Inc.

23.1		Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	*	Consent of Wilson Sonsini Goodrich & Rosati P.C. (included in Exhibit 5.1).

24.1		Power of Attorney (see page II-5 hereto).

*
To be filed by amendment.

†
Indicates a management contract or compensatory plan or arrangement.